EXHIBIT 10.1
CUSIP Number
REVOLVING CREDIT AGREEMENT
for $2,500,000,000 Revolving Credit Facility
dated as of September 22, 2006
among
EOP OPERATING LIMITED PARTNERSHIP,
THE BANKS LISTED HEREIN,
BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arranger and Joint Bookrunner,
J.P. MORGAN SECURITIES INC.,
as Joint Lead Arranger and Joint Bookrunner,
BANK OF AMERICA, N.A.,
as Administrative Agent,
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,
THE BANK OF NOVA SCOTIA,
LASALLE BANK NATIONAL ASSOCIATION,
THE ROYAL BANK OF SCOTLAND PLC,
U.S. BANK NATIONAL ASSOCIATION,
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Documentation Agents,
CITICORP NORTH AMERICA INC.,
DEUTSCHE BANK AG, NEW YORK BRANCH,
WILLIAM STREET CREDIT CORPORATION,
LEHMAN COMMERCIAL PAPER INC.,
MERRILL LYNCH BANK USA,
MIZUHO CORPORATE BANK, LTD.,
MORGAN STANLEY BANK,
UBS LOAN FINANCE LLC,
as Senior Managing Agents
and
EUROHYPO AG, NEW YORK BRANCH,
PNC BANK, NATIONAL ASSOCIATION,
as Managing Agents.

 i

SCHEDULE 1.1
SCHEDULE 4.4 (b)
SCHEDULE 5.11(c)(1)
SCHEDULE 5.11(c)(2=)
SCHEDULE 5.11(c)(3)

EXHIBIT A	Note
EXHIBIT A-1	Designated Lender Note
EXHIBIT A-3	Qualified Borrower Note
EXHIBIT B	Form of Money Market Quote Request
EXHIBIT C	Form of Invitation for Money Market Quote
EXHIBIT D	Form of Money Market Quote
EXHIBIT E	Transfer Supplement
EXHIBIT F	Notice Addresses
EXHIBIT G	Form of Designation Agreement
EXHIBIT H	Qualified Borrower Guaranty of Payment

REVOLVING CREDIT AGREEMENT
     THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) dated as of September 22, 2006 among EOP OPERATING LIMITED PARTNERSHIP (the “Borrower”), the BANKS listed on the signature pages hereof, BANC OF AMERICA SECURITIES LLC, as Joint Lead Arranger and Joint Bookrunner, J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner, BANK OF AMERICA, N.A., as Administrative Agent, JPMORGAN CHASE BANK, N.A., as Syndication Agent, THE BANK OF NOVA SCOTIA, LASALLE BANK NATIONAL ASSOCIATION, THE ROYAL BANK OF SCOTLAND PLC, U.S. BANK NATIONAL ASSOCIATION, and WACHOVIA BANK, NATIONAL ASSOCIATION, as Documentation Agents, CITICORP NORTH AMERICA INC., DEUTSCHE BANK AG, NEW YORK BRANCH, WILLIAM STREET CREDIT CORPORATION, LEHMAN COMMERCIAL PAPER INC., MERRILL LYNCH BANK USA, MIZUHO CORPORATE BANK, LTD., MORGAN STANLEY BANK, and UBS LOAN FINANCE LLC, as Senior Managing Agents, and EUROHYPO AG, NEW YORK BRANCH and PNC BANK, NATIONAL ASSOCIATION, as Managing Agents.
W I T N E S S E T H
          The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:
          “Absolute Rate Auction” means a solicitation of Money Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.4.
          “Acquisition Property” means any Property owned by Borrower, EOPT, any Consolidated Subsidiary or any Investment Affiliate for less than six (6) complete Fiscal Quarters.
          “Administrative Agent” means Bank of America, N.A. in its capacity as Administrative Agent hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.

          “Administrative Questionnaire” means with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.
          “Affiliate Qualified Institution” means one or more banks, finance companies, insurance or other financial institutions which (A) has (or, a guarantor of such bank or other financial institution has, or, in the case of a bank or other financial institution which is a subsidiary, such bank’s or financial institution’s parent has) a rating of its senior unsecured debt obligations of not less than Baa-1 by Moody’s or a comparable rating by a rating agency acceptable to Administrative Agent and (B) has (or, a guarantor of such bank or other financial institution has, or, in the case of a bank or other financial institution which is a subsidiary, such bank’s or financial institution’s parent has) total assets in excess of Five Hundred Million Dollars ($500,000,000).
          “Agent-Related Persons” means the Administrative Agent, together with its affiliates (including, in the case of Bank of America, N.A. in its capacity as Administrative Agent, Banc of America Securities LLC), and the officers, directors, employess, agents and attorneys-in-fact of such Persons and Affiliates.
          “Agents” shall mean the Administrative Agent and the Syndication Agent, collectively.
          “Agreement” shall mean this Revolving Credit Agreement as the same may from time to time hereafter be modified, supplemented or amended.
          “Alternate Currency” means the lawful currency of any of (i) the United Kingdom (British Pounds Sterling) or (ii) the European Economic Union (Euros) or (iii) Japan (Yen) or (iv) Australia (Australian Dollars). For all purposes of this Agreement, including without limitation the calculation of the Dollar Equivalent Amount at any time and from time to time, each Alternate Currency will be marked-to-market on the first Business Day of each month.
          “Alternate Currency Commitment” means with respect to each Bank, the amount set forth under the name of such Bank on the signature pages hereof as its commitment for Loans in Alternate Currencies (and, for each Bank which is an Assignee, the amount set forth in the Transfer Supplement entered into pursuant to Section 9.6(c) as the Assignee’s Commitment) and Dollars, as such amount may be reduced from time to time pursuant to Section 2.11(e) or in connection with an assignment to an Assignee, and as such amount may be increased in connection with an assignment from an Assignor. The initial aggregate Dollar Equivalent Amount of the Banks’ Alternate Currency Commitments is $400,000,000.
          “Alternate Currency Letter of Credit” means a Letter of Credit denominated in Alternate Currency.

          “Alternate Currency Sublimit” means, a Dollar Equivalent Amount of Loans denominated in Alternate Currency and Alternate Currency Letter(s) of Credit (and, to the extent expressly provided herein, Loans and Letters of Credit denominated in Dollars), equal to Four Hundred Million Dollars ($400,000,000).
          “Applicable Fee Percentage” means the respective percentages per annum determined, at any time, based on the range into which Borrower’s Credit Rating then falls, in accordance with the table set forth below. Any change in Borrower’s Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Fee Percentage. In the event that Borrower receives Credit Ratings that are not equivalent, the Applicable Fee Percentage shall be determined by the higher of the ratings from S&P and Moody’s. In the event that only one of the Rating Agencies shall have set Borrower’s Credit Rating, then the Applicable Fee Percentage shall be based on such rating only.

Range of
Borrower’s
Credit Rating	Applicable
(S&P/Moody’s	Fee Percentage
Ratings)	(% per annum)
<BBB-/Baa3 or unrated	0.25

BBB-/Baa3	0.20

BBB/Baa2	0.15

BBB+/Baa1	0.15

A-/A3 or better	0.125
          “Applicable Interest Rate” means (i) with respect to any Fixed Rate Indebtedness, the fixed interest rate applicable to such Fixed Rate Indebtedness at the time in question, and (ii) with respect to any Floating Rate Indebtedness, either (x) the rate at which the interest rate applicable to such Floating Rate Indebtedness is actually capped (or fixed pursuant to an interest rate hedging device), at the time of calculation, if Borrower has entered into an interest rate cap agreement or other interest rate hedging device with respect thereto or (y) if Borrower has not entered into an interest rate cap agreement or other interest rate hedging device with respect to such Floating Rate Indebtedness, the greater of (A) the rate at which the interest rate applicable to such Floating Rate Indebtedness could be fixed for the remaining term of such Floating Rate Indebtedness, at the time of calculation, by Borrower’s entering into any unsecured interest rate hedging device either not requiring an upfront payment or if requiring an upfront payment, such upfront payment shall be amortized over the term of such device and included in the calculation of the interest rate (or, if such rate is incapable of being fixed by entering into an unsecured interest rate hedging device at the time of calculation, a fixed rate equivalent reasonably determined by Administrative Agent) or (B) the floating rate applicable to such Floating Rate Indebtedness at the time in question.
          “Applicable Lending Office” means with respect to any Bank, (i) in the case of its Base Rate Loans and Swingline Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office, and (iii) in the case of its Money Market Loans, its Money Market Lending Office.
          “Applicable Margin” means with respect to each Loan, the respective percentages per annum determined, at any time, based on the range into which Borrower’s Credit Rating then falls, in accordance with the table set forth below. Any change in Borrower’s Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Margin. In the event that Borrower receives Credit Ratings that are not equivalent, the Applicable Margin shall be determined by the higher of the ratings from S&P and Moody’s. In the event that only one of the Rating Agencies shall have set Borrower’s Credit Rating, then the Applicable Margin shall be based on such rating only.

Range of	Applicable
Borrower’s	Margin for	Applicable
Credit Rating	Base Rate	Margin for Euro
(S&P/Moody's	Loans	Dollar Loans
Ratings)	(% per annum)	(% per annum)
<BBB-/Baa3 or unrated	0.0	0.95

BBB-/Baa3	0.0	0.75

BBB/Baa2	0.0	0.55

BBB+/Baa1	0.0	0.425

A-/A3 or better	0.0	0.40
          “Assignee” has the meaning set forth in Section 9.6(c).
          “Auto-Renewal Letter of Credit” has the meaning set forth in Section 2.16(c).
          “Authorized Officer” means any of Maureen Fear, Sarah Byrnes, Sheri Zinkovich, Erin Schumacher, Patty Noftz, Genevieve Patzka, Elizabeth Rim, or any other officer of Borrower who Borrower shall notify the Administrative Agent is an Authorized Officer.

          “Balance Sheet Indebtedness” means with respect to any Person and assuming such Person is required to prepare financial statements in accordance with GAAP, without duplication, the Indebtedness of such Person which would be required to be included on the liabilities side of the balance sheet of such Person in accordance with GAAP. Notwithstanding the foregoing, Balance Sheet Indebtedness shall include current liabilities and all guarantees of Indebtedness of any Person, but shall exclude all accounts payable, accrued interest and expenses, prepaid rents, security deposits, and other miscellaneous liabilities included under “other liabilities” as shown on Borrower’s consolidated balance sheet, and dividend and distributions declared but not yet paid.
          “Balloon Payments” shall mean with respect to any loan constituting Balance Sheet Indebtedness, any required principal payment of such loan which is either (i) payable at the maturity of such Indebtedness or (ii) in an amount which exceeds fifteen percent (15%) of the original principal amount of such loan; provided, however, that the final payment of a fully amortizing loan shall not constitute a Balloon Payment.
          “Bank” means each entity (other than Borrower) listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.6(c), and their respective successors and each Designated Lender; provided, however, that the term “Bank” shall exclude each Designated Lender when used in reference to a Committed Loan, the Commitments or terms relating to the Committed Loans and the Commitments and shall further exclude each Designated Lender for all other purposes hereunder except that any Designated Lender which funds a Money Market Loan shall, subject to Section 9.6(d), have the rights (including the rights given to a Bank contained in Section 9.3 and otherwise in Article 9) and obligations of a Bank associated with holding such Money Market Loan.
          “Bankruptcy Code” shall mean Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.
          “Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Bank serving as the Administrative Agent as its Prime Rate.
          “Base Rate Loan” means a Committed Loan in Dollars made by a Bank as a Base Rate Loan in accordance with the provisions of this Agreement.
          “Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
          “Borrower” means EOP Operating Limited Partnership, a Delaware limited partnership.

          “Borrower’s Share” means Borrower’s and EOPT’s share of the liabilities or assets, as the case may be, of an Investment Affiliate as reasonably determined by Borrower based upon Borrower’s or EOPT’s economic interest in such Investment Affiliate, as of the date of such determination.
          “Borrowing” has the meaning set forth in Section 1.3.
          “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks are authorized by law to close (i) in Dallas, Texas, and (ii) in the case of Euro-Dollar Loans, in London, England and/or Dallas, Texas, and (iii) in the case of Letters of Credit transactions for a particular Fronting Bank, in the place where its office for issuance or administration of the pertinent Letter of Credit is located and/or Dallas, Texas, and (iv) if such reference relates to the date on which any amount is to be paid or made available in an Alternate Currency, the principal financial center in the country of such Alternate Currency, as well as the city in the country from which any Bank shall be funding such Alternate Currency Loan.
          “Capital Leases” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
          “Cash or Cash Equivalents” shall mean: (a) cash; (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to Administrative Agent ); (d) domestic corporate bonds, other than domestic corporate bonds issued by Borrower or any of its Affiliates, maturing no more than two (2) years after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A or the equivalent from any two (2) of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to Administrative Agent); (e) variable-rate domestic corporate notes or medium term corporate notes, other than notes issued by Borrower or any of its Affiliates, maturing or resetting no more than one (1) year after the date of acquisition thereof and having a rating of at least AA or the equivalent from two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to Administrative Agent); (f) commercial paper (foreign and domestic) or master notes, other than commercial paper or master notes issued by Borrower or any of its Affiliates, and, at the time of acquisition, having a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch and having a short-term rating of at least A-1 and P-1 from S&P and Moody’s, respectively (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to Administrative Agent); (g) domestic and foreign certificates of deposit or domestic time deposits or foreign deposits or bankers’ acceptances (foreign or domestic) in Dollars, Hong Kong Dollars, Singapore Dollars or an Alternate Currency that are issued by a bank (I) which has, at the time of acquisition, a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch and (II) if a domestic bank, which is a member of the Federal Deposit Insurance Corporation; and (h) overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments, provided that the collateral supporting such repurchase agreements shall have a value not less than 101% of the principal amount of the repurchase agreement plus accrued interest; and money market funds invested in investments substantially all of which consist of the items described in the foregoing clauses (a) through (h).
          “Cash Flow” means, for any period, EBITDA for such period, as adjusted for a normalized recurring level of capital expenditures by Borrower for such period, which adjustment shall be at the rate of Twenty cents ($0.20) per square foot per annum of office space occupied as of the applicable date of determination for (i) all Office Properties of Borrower and Consolidated Subsidiaries, and (ii) Borrower’s Share of each Office Property of an Investment Affiliate (provided that, as to any Office Property acquired during such period such $0.20 per square foot adjustment shall be pro-rated for the period of ownership).
          “CBD Properties” means real properties located in a “Central Business District”, as disclosed in Borrower’s most recent supplemental securities disclosures.
          “Closing Date” means the date on which the conditions set forth in Section 3.1 shall have been satisfied to the satisfaction of the Administrative Agent.
          “Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
          “Committed Borrowing” has the meaning set forth in Section 1.3.
          “Committed Loan” means a loan made by a Bank pursuant to Section 2.1 as well as Loans required to be made by a Bank pursuant to Section 2.16 to reimburse a Fronting Bank for a Letter of Credit that has been drawn down; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Committed Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.
          “Commitment” means with respect to each Bank, the sum of its Dollar Commitment and its Alternate Currency Commitment.

          “Confidential Information Memorandum” means that certain Equity Office Properties Trust — Confidential Information Memorandum, dated August 2006, from Banc of America Securities LLC, J.P. Morgan, Securities, Inc., Bank of America, N.A., and JPMorgan Chase Bank, N.A..
          “Consolidated Subsidiary” means at any date any Subsidiary or other entity which is consolidated with Borrower or EOPT in accordance with GAAP
          “Contingent Obligation” as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the Net Present Value of the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the Applicable Interest Rate, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of Borrower required to be delivered pursuant to Section 5.1 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to Borrower), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person’s guaranteed obligations and (ii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person. Notwithstanding anything contained herein to the contrary, “Contingent Obligations” shall be deemed not to include guarantees of Unused Commitments or of construction loans to the extent the same have not been drawn. All matters constituting “Contingent Obligations” shall be calculated without duplication.

          “Convertible Securities” means evidences of shares of stock, limited or general partnership interests or other ownership interests, warrants, options, or other rights or securities which are convertible into or exchangeable for, with or without payment of additional consideration, common shares of beneficial interest of EOPT or partnership interests of Borrower, as the case may be, either immediately or upon the arrival of a specified date or the happening of a specified event.
          “Credit Rating” means the rating assigned by the Rating Agencies to Borrower’s senior unsecured long term indebtedness.
          “Debt Restructuring” means a restatement of, or material change in, the amortization or other financial terms of any Indebtedness of EOPT, the Borrower or any Subsidiary or Investment Affiliate.
          “Debt Service” means, for any period and without duplication, Interest Expense for such period plus scheduled principal amortization (excluding Balloon Payments) for such period on all Balance Sheet Indebtedness of Borrower on a consolidated basis, plus Borrower’s Share of scheduled principal amortization (excluding Balloon Payments) for such period on all Balance Sheet Indebtedness of Investment Affiliates.
          “Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
          “Default Rate” has the meaning set forth in Section 2.8(d).
          “Designated Lender” means a special purpose corporation that (i) shall have become a party to this Agreement pursuant to Section 9.6(d), and (ii) is not otherwise a Bank.
          “Designated Lender Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A-1 hereto, evidencing the obligation of the Borrower to repay Money Market Loans made by Designated Lenders, and “Designated Lender Note” means any one of such promissory notes issued under Section 9.6(d) hereof.
          “Designating Lender” shall have the meaning set forth in Section 9.6(d) hereof.
          “Designation Agreement” means a designation agreement in substantially the form of Exhibit G attached hereto, entered into by a Bank and a Designated Lender and accepted by the Administrative Agent.
          “Development Activity” means (a) the development and construction of office buildings and parking facilities by the Borrower or any of its Financing Partnerships or Joint Venture Subsidiaries excluding Unimproved Assets, (b) the financing by the Borrower or any of its Financing Partnerships or Joint Venture Subsidiaries of any such development or construction and (c) the incurrence by the Borrower or any of its Financing Partnerships or Joint Venture

Subsidiaries of any Contingent Obligations in connection with such development or construction (other than purchase contracts for Real Property Assets which are not payable until after completion of development or construction). For purposes of Section 5.8(j) hereof, the “value” of Development Activity shall mean (i) in the case of the development and construction by the Borrower or any of its Financing Partnerships described in clause (a) of this definition, the full cost budget to complete such development and construction, (ii) in the case of the development and construction by a Joint Venture Subsidiary of the Borrower described in clause (a) of this definition, an amount equal to the product of (AA) the full cost budget to complete such development and construction, multiplied by (BB) Borrower’s Share of such Joint Venture Subsidiary, (iii) in the case of the financing of any development and construction by the Borrower or any of its Financing Partnerships described in clause (b) of this definition, the amount the Borrower or any Financing Partnership has committed to fund to pay the cost to complete such development and construction, (iv) in the case of the financing of any development and construction by a Joint Venture Subsidiary of the Borrower described in clause (b) of this definition, an amount equal to the product of (AA) the amount such Joint Venture Subsidiary has committed to fund to pay the cost to complete such development and construction, multiplied by (B) Borrower’s Share of such Joint Venture Subsidiary, (v) in the case of the incurrence of any Contingent Obligations in connection with any development and construction by the Borrower or any of its Financing Partnerships described in clause (c) of this definition, the amount of such Contingent Obligation of the Borrower or such Financing Partnership, (vi) in the case of the incurrence of any Contingent Obligations in connection with any development and construction by a Joint Venture Subsidiary of the Borrower described in clause (c) of this definition, an amount equal to the product of (AA) the amount of such Contingent Obligation of such Joint Venture Subsidiary, multiplied by (BB) Borrower’s Share of such Joint Venture Subsidiary.
          “Development Property(ies)” means any Real Property Asset (or, in the case of any Real Property Asset being developed or redeveloped in phases, any phase thereof) under construction or redevelopment (which shall be deemed to include the property commonly known as the Verizon Building in New York City) owned by Borrower, EOPT, any Consolidated Subsidiary or any Investment Affiliate for less than six (6) complete Fiscal Quarters after the earlier to occur of (a) the twelve (12) month anniversary of substantial completion (which shall be deemed to be the date of the issuance of a certificate of occupancy for the applicable Property) occurs, and (b) the last day of the Fiscal Quarter in which the applicable Property achieves an occupancy rate of not less than 93%.
          “Development Property Value” means an amount equal to the greater of (x) the aggregate amount of the most recent quarter’s EBITDA with respect to such Development Property (or Borrower’s Share thereof with respect to any Development Property owned by an Investment Affiliate) multiplied by four, less $0.20 (or, in the case of Development Properties owned by an Investment Affiliate, Borrower’s Share of $0.20) per square foot for occupied space for replacement reserves, divided by a 7.00% capitalization rate for CBD Properties and an 8.25% capitalization rate for non-CBD Properties, and (y) the undepreciated book value, determined in accordance with GAAP of such Development Property (or Borrower’s Share thereof with respect to any Development Property owned by an Investment Affiliate).

          “Documentation Agents” means each of The Bank of Nova Scotia, LaSalle Bank National Association, The Royal Bank of Scotland plc, U.S. Bank National Association, and Wachovia Bank, National Association, in their capacity as Documentation Agents hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.
          “Dollar Commitment” means with respect to each Bank, the amount set forth under the name of such Bank on the signature pages hereof as its commitment for Loans in Dollars (and, for each Bank which is an Assignee, the amount set forth in the Transfer Supplement entered into pursuant to Section 9.6(c) as the Assignee’s Commitment), as such amount may be reduced from time to time pursuant to Section 2.11(e) or in connection with an assignment to an Assignee, and as such amount may be increased in connection with an assignment from an Assignor. The initial aggregate amount of the Banks’ Dollar Commitments is $2,100,000,000.
          “Dollar Equivalent Amount” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternate Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Fronting Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent revaluation date pursuant to Section 2.19) for the purchase of Dollars with such Alternate Currency.
          “Dollar Sublimit” means, an amount of Loans and Letters of Credit denominated in Dollars equal to Two Billion One Hundred Million Dollars ($2,100,000,000), as the same may be decreased in accordance with the provisions of this Agreement.
          “Dollars” and “$” mean the lawful money of the United States.
          “Domestic Lending Office” means, as to each Bank, its office located at its address in the United States set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.
          “EBITDA” means, for any period (i) Net Income for such period, plus (ii) depreciation and amortization expense and other non-cash items deducted in the calculation of Net Income for such period, plus (iii) Interest Expense deducted in the calculation of Net Income for such period, plus (iv) Taxes (net of any Taxes actually paid to, or withheld by, any foreign jurisdiction with respect to any Real Property Asset located outside of the United States) deducted in the calculation of Net Income for such period, plus (v) Borrower’s Share of the Investment Affiliate EBITDA for each Investment Affiliate, minus (vi) the gains (and plus the losses) from extraordinary items or asset sales or write-ups or forgiveness of indebtedness included (or deducted) in the calculation of Net Income for such period, all of the foregoing without duplication.

          “Environmental Affiliate” means any partnership, joint venture, trust or corporation in which an equity interest is owned directly or indirectly by the Borrower and, as a result of the ownership of such equity interest, Borrower may have recourse liability for Environmental Claims against such partnership, joint venture, trust or corporation (or the property thereof).
          “Environmental Claim” means, with respect to any Person, any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability of such Person for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, in each case (with respect to both (i) and (ii) above) as to which there is a reasonable possibility of an adverse determination with respect thereto and which, if adversely determined, would have a Material Adverse Effect.
          “Environmental Laws” means any and all federal, state, and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of Materials of Environmental Concern into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern or the clean up or other remediation thereof.
          “EOPT” means Equity Office Properties Trust, a Maryland real estate investment trust, the sole managing general partner of the Borrower.
          “EOPT Guaranty” means the Guaranty of Payment, dated as of even date herewith, executed by and between EOPT and Administrative Agent for the benefit of the Banks.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.
          “ERISA Group” means the Borrower, any Subsidiary, EOPT and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all members of an “affiliated service group” which, together with the Borrower, any Subsidiary or EOPT, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.
          “Euro-Dollar Borrowing” has the meaning set forth in Section 1.3.
          “Euro-Dollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its

Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.
          “Euro-Dollar Loan” means a Committed Loan made by a Bank as a Euro-Dollar Loan in accordance with the applicable Notice of Borrowing.
          “Euro-Dollar Rate” means, for any applicable Interest Period for any Euro-Dollar Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar or the applicable Alternate Currency, as the case may be, deposits (for delivery on the first day of such Interest Period) with a term equivalent such Interest Period. If such rate is not available at such time for any reason, the “Euro-Dollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Euro-Dollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
          “Euro-Dollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Euro-Dollar Rate for each outstanding Euro-Dollar Loan shall be adjusted automatically as of the effective date of any change in the Euro-Dollar Reserve Percentage.
          “Event of Default” has the meaning set forth in Section 6.1.
          “Existing Revolving Credit Facility” shall mean the revolving credit facility evidenced by that certain Revolving Credit Agreement, dated as of August 4, 2005, by and among the Borrower and the banks and agents listed therein, providing for a revolving loan facility in the amount of $1,250,000,000.
          “Extension Date” has the meaning set forth in Subsection 2.10(b) hereof.
          “Extension Fee” shall mean a fee in an amount equal to ten basis points (0.10%) due and payable on the aggregate amount of the Commitments on the date the Maturity Date is extended pursuant to the terms of Subsection 2.10(b) hereof.

          “Extension Notice” has the meaning set forth in Subsection 2.10(b) hereof.
          “Extension Option” has the meaning set forth in Subsection 2.10(b) hereof.
          “Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.
          “Financing Partnerships” means any Subsidiary which is wholly-owned, directly or indirectly, by Borrower or by Borrower and EOPT.
          “Fiscal Quarter” means a fiscal quarter of a Fiscal Year.
          “Fiscal Year” means the fiscal year of Borrower and EOPT.
          “Fitch” means Fitch, Inc., or any successor thereto.
          “Fixed Charges” for any Fiscal Quarter period means the sum of (i) Debt Service for such period, (ii) dividends on preferred units payable by Borrower for such period, and (iii) distributions made by Borrower in such period to EOPT for the purpose of paying dividends on preferred shares in EOPT.
          “Fixed Rate Borrowing” has the meaning set forth in Section 1.3.
          “Fixed Rate Indebtedness” means all Indebtedness which accrues interest at a fixed rate.
          “Floating Rate Indebtedness” means all Indebtedness which is not Fixed Rate Indebtedness and which is not a Contingent Obligation or an Unused Commitment.
          “Fronting Bank” shall mean Bank of America, N.A., JPMorgan Chase Bank, N.A. or such other Bank which has notified the Administrative Agent that it is willing to be a Fronting Bank and which is designated by Borrower in its Notice of Borrowing as the Bank which shall issue a Letter of Credit with respect to such Notice of Borrowing.

          “GAAP” means generally accepted accounting principles in the United States recognized as such in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
          “Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Group of Loans” means, at any time, a group of Loans consisting of (i) all Committed Loans which are Base Rate Loans at such time, or (ii) all Euro-Dollar Loans in the same currency having the same Interest Period at such time; provided that, if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Section 8.2 or 8.5, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.
          “IBOR Auction” means a solicitation of Money Market Quotes setting forth Money Market Margins based on the Euro-Dollar Rate pursuant to Section 2.4.
          “Indebtedness” as applied to any Person (and without duplication), means (a) all indebtedness, obligations or other liabilities of such Person for borrowed money, (b) all indebtedness, obligations or other liabilities of such Person evidenced by Securities or other similar instruments, (c) all Contingent Obligations of such Person, (d) all reimbursement obligations and other liabilities of such Person with respect to letters of credit or banker’s acceptances issued for such Person’s account or other similar instruments for which a contingent liability exists, (e) all obligations of such Person to pay the deferred purchase price of Property or services, (f) all obligations in respect of Capital Leases (including, without limitation, ground leases to the extent such ground leases constitute Capital Leases) of such Person, (g) all indebtedness obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of such Person, (h) all indebtedness, obligations or other liabilities (other than interest expense liability) in respect of Interest Rate Contracts and foreign currency exchange agreements (other than Interest Rate Contracts purchased to hedge Indebtedness), to the extent such liabilities are material and are reported or are required under GAAP to be reported by such Person in its financial statements, (i) ERISA obligations currently due and payable and (j) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person; exclusive, however, of all dividends and distributions declared but not yet paid.
          “Indemnitee” has the meaning set forth in Section 9.3(b).

          “Initial Funding Date” means the date initial Loans are made in accordance with the provisions of Section 3.1 hereof.
          “Interest Expense” means, for any period and without duplication, total interest expense, whether paid, accrued or capitalized of Borrower, on a consolidated basis determined in accordance with GAAP, plus Borrower’s Share of accrued, paid or capitalized interest with respect to any Balance Sheet Indebtedness of Investment Affiliates (in each case, including, without limitation, the interest component of Capital Leases but excluding interest expense covered by an interest reserve established under a loan facility such as capitalized construction interest provided for in a construction loan and excluding yield maintenance or prepayment premiums or fees).
          “Interest Period” means: (1) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing specified in the Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 7, 14, 30, 60, 90, or 180 days thereafter (or any other period less than 180 days with the reasonable approval of the Administrative Agent, unless any Bank has previously advised Administrative Agent and Borrower that it is unable to enter into Euro-Dollar Rate contracts for an Interest Period of the same duration), as the Borrower may elect in the applicable Notice of Borrowing or Notice of Interest Rate Election; provided that:
     (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
     (c) no Interest Period may end later than the Maturity Date.
(2) Intentionally omitted.
(3) with respect to each Money Market IBOR Loan, the period commencing on the date of borrowing specified in the applicable Money Market Quote Request and ending such number of months thereafter as the Borrower may elect in accordance with Section 2.4; provided that:
     (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

     (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month; and
     (c) no Interest Period may end later than the Maturity Date.
(4) with respect to each Money Market Absolute Rate Loan, the period commencing on the date of borrowing specified in the applicable Money Market Quote Request and ending such number of days thereafter (but not less than 14 days or more than 180 days) as the Borrower may elect in accordance with Section 2.4; provided that:
     (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and
     (b) no Interest Period may end later than the Maturity Date.
          “Interest Rate Contracts” means, collectively, interest rate swap, collar, cap or similar agreements providing interest rate protection.
          “Intracompany Indebtedness” means Indebtedness whose obligor and obligee are each the Borrower, EOPT or a Consolidated Subsidiary.
          “Investment Affiliate” means any Person in whom EOPT or Borrower holds an equity interest, directly or indirectly, whose financial results are not consolidated under GAAP with the financial results of EOPT or Borrower on the consolidated financial statements of EOPT and Borrower.
          “Investment Affiliate EBITDA” means, for any period (i) the net earnings (or loss) of an Investment Affiliate for such period calculated in conformity with GAAP, plus (ii) depreciation and amortization expense and other non-cash items of such Investment Affiliate deducted in the calculation of such net earnings (or loss) for such period, plus (iii) total interest expense, whether paid, accrued or capitalized, of such Investment Affiliate deducted in the calculation of such net earnings (or loss) for such period, plus (iv) Taxes of such Investment Affiliate deducted in the calculation of such net earnings (or loss) for such period, minus (v) the gains (and plus the losses) from extraordinary items or asset sales or write-ups or forgiveness of indebtedness included (or deducted) in the calculation of Investment Affiliate Net Income for such period, all of the foregoing without duplication.
          “Investment Mortgages” means mortgages securing indebtedness with respect to Office Properties and Parking Properties directly or indirectly owed to Borrower or any of its Subsidiaries, including, without limitation, certificates of interest in real estate mortgage investment conduits.

          “Invitation for Money Market Quotes” has the meaning set forth in Section 2.4(c).
          “Joint Venture Interests” means partnership, joint venture interests, membership or other equity issued by any Person which is an Investment Affiliate that is not a Subsidiary.
          “Joint Venture Parent” means Borrower or one or more Financing Partnerships of Borrower which directly owns any interest in a Joint Venture Subsidiary.
          “Joint Venture Subsidiary” means any entity (other than a Financing Partnership) in which (i) a Joint Venture Parent owns at least 20% of the economic interests and (ii) the sale or financing of any Property owned by such Joint Venture Subsidiary is substantially controlled by a Joint Venture Parent, subject to customary provisions set forth in the organizational documents of such Joint Venture Subsidiary with respect to refinancings or rights of first refusal granted to other members of such Joint Venture Subsidiary. For purposes of the preceding sentence, the sale or financing of a Property owned by a Joint Venture Subsidiary shall be deemed to be substantially controlled by a Joint Venture Parent if such Joint Venture Parent has the ability to exercise a buy-sell right in the event of a disagreement regarding the sale or financing of such Property. In addition, the relationship of a Joint Venture Parent as a tenant in common in any asset with other tenants in common in the same asset shall be treated as if such relationship were a general partnership for purposes of this definition. In addition, for purposes of the definitions of “Unencumbered Asset Value”, a Joint Venture Subsidiary shall be deemed to include any entity (other than a Financing Partnership) in which a Qualified Joint Venture Partner owns the balance of the interests.
          “Letter of Credit” has the meaning provided in Section 2.2(b).
          “Letter of Credit Collateral” has the meaning provided in Section 6.4.
          “Letter of Credit Collateral Account” has the meaning provided in Section 6.4.
          “Letter of Credit Documents” has the meaning provided in Section 2.16.
          “Letter of Credit Usage” means at any time the sum of (i) the aggregate maximum amount available to be drawn under the Letters of Credit then outstanding, assuming compliance with all requirements for drawing referred to therein, and (ii) the aggregate amount of the Borrower’s unpaid obligations under this Agreement in respect of the Letters of Credit.
          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement, in each case that has the effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Consolidated Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          “Loan” means a Base Rate Loan, a Euro-Dollar Loan, a Money Market Loan or a Swingline Loan and “Loans” means Base Rate Loans, Euro-Dollar Loans, Money Market Loans or Swingline Loans or any combination of the foregoing.
          “Loan Documents” means this Agreement, the Notes, the EOPT Guaranty, each Qualified Borrower Guaranty, and the Letter of Credit Documents.
          “Loan Effective Date” has the meaning set forth in Section 8.3 hereof.
          “Majority Banks” means at any time Banks having at least 51% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Notes evidencing at least 51% of the aggregate unpaid principal amount of the Loans (provided, that in the case of Swingline Loans, the amount of each Bank’s funded participation interest in such Swingline Loans shall be considered for purposes hereof as if it were a direct loan and not a participation interest, and the aggregate amount of Swingline Loans owing to the Swingline Lender shall be considered for purposes hereof as reduced by the amount of such funded participation interests).
          “Management/Development Fee Value” means an amount equal to the quotient of all third party management and development fee income for any period, divided by a 20% capitalization rate.
          “Managing Agents” means Eurohypo AG, New York Branch and PNC Bank, National Association in their capacity as Managing Agents hereunder.
          “Mandatory Borrowing” has the meaning set forth in Section 2.3(b)(iii).
          “Material Adverse Effect” means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature (but excluding general economic conditions), which does or could reasonably be expected to, materially and adversely (i) impair the ability of EOPT, the Borrower and their Consolidated Subsidiaries, taken as a whole, to perform their respective obligations under the Loan Documents, or (ii) the ability of Administrative Agent or the Banks to enforce the Loan Documents.
          “Material Plan” means at any time a Plan or Plans having aggregate unfunded liabilities in excess of $5,000,000.
          “Materials of Environmental Concern” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, or defined as such by, or regulated as such under, any Environmental Law.

          “Maturity Date” shall mean the date when all of the Obligations hereunder shall be due and payable which shall be September 22, 2010, unless accelerated pursuant to the terms hereof or extended pursuant to Section 2.10(b) hereof.
          “Money Market Absolute Rate” has the meaning set forth in Section 2.4(d)(2).
          “Money Market Absolute Rate Loan” means a loan in Dollars made by a Bank pursuant to an Absolute Rate Auction.
          “Money Market Borrowing” has the meaning set forth in Section 1.3.
          “Money Market Lending Office” means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Money Market Lending Office by notice to the Borrower and the Agent; provided that any Bank may from time to time by notice to the Borrower and the Administrative Agent designate separate Money Market Lending Offices for its Money Market IBOR Loans, on the one hand, and its Money Market Absolute Rate Loans, on the other hand, in which case all references herein to the Money Market Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.
          “Money Market IBOR Loan” means a loan in Dollars made by a Bank pursuant to a IBOR Auction (including, without limitation, such a loan bearing interest at the Base Rate pursuant to Article VIII).
          “Money Market Loan” means a Money Market IBOR Loan or a Money Market Absolute Rate Loan.
          “Money Market Margin” has the meaning set forth in Section 2.4(d)(2).
          “Money Market Quote” means an offer by a Bank to make a Money Market Loan in accordance with Section 2.4.
          “Money Market Quote Request” has the meaning set forth in Section 2.4(b).
          “Moody’s” means Moody’s Investors Services, Inc. or any successor thereto.
          “Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has at any time after September 25, 1980 made contributions or has been required to make contributions (for these purposes any Person which ceased to be a member of the ERISA Group after September 25, 1980 will be treated as a member of the ERISA Group).

          “Negative Pledge” means, with respect to any Property, any covenant, condition, or other restriction entered into by the owner of such Property or directly binding on such Property which prohibits or limits the creation or assumption of any Lien upon such Property to secure any or all of the Obligations; provided, however, that such term shall not include (a) any covenant, condition or restriction contained in any ground lease from a Governmental Authority, and (b) any financial covenant (such as a limitation on secured indebtedness) given for the benefit of any Person that may be violated by the granting of any Lien on any Property to secure any or all of the Obligations.
          “Net Income” means, for any period, the net earnings (or loss) after Taxes of any Person, on a consolidated basis, before the deduction of minority interests and before the deduction of payment of any preferred dividends, for such period calculated in conformity with GAAP.
          “Net Price” means, with respect to any Acquisition Property, without duplication, the undepreciated and unamortized book value, determined in accordance with GAAP, of such Acquisition Property (or Borrower’s Share thereof with respect to any Acquisition Property owned by an Investment Affiliate).
          “Net Present Value” shall mean, as to a specified or ascertainable dollar amount, the present value, as of the date of calculation of any such amount using a discount rate equal to the Base Rate in effect as of the date of such calculation.
          “Non-Recourse Indebtedness” means Indebtedness with respect to which recourse for payment is limited to (i) a specific Property or Properties encumbered by a Lien securing such Indebtedness and/or another Person so long as there is no recourse to Borrower or EOPT or (ii) any Subsidiary (provided that if a Subsidiary is a partnership, there is no recourse to Borrower or EOPT as a general partner of such partnership); provided, however, that personal recourse of Borrower or EOPT for any such Indebtedness for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financing of real estate shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Indebtedness. For purposes of the foregoing and for the avoidance of doubt, (a) if the Indebtedness is partially guaranteed by Borrower or EOPT, the portion of such Indebtedness that is not so guaranteed shall still be Non-Recourse Indebtedness if it otherwise satisfies the requirements of this definition, and (b) if the liability of Borrower or EOPT under any such guaranty is itself limited to a specific Property or Properties, then such Indebtedness shall still be Non-Recourse Indebtedness if such Indebtedness otherwise satisfies the requirements of this definition.
          “Nonrenewal Notice Date” has the meaning set forth in Section 2.16(c).
          “Notes” means the promissory notes of the Borrower or any Qualified Borrower, substantially in the form of Exhibit A, Exhibit A-1 and Exhibit A-2 hereto, evidencing the obligation of the Borrower or any Qualified Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.
          “Notice of Borrowing” means a notice from Borrower, signed by an Authorized Officer in accordance with Section 2.2 or Section 2.3(b)(i).
          “Notice of Interest Rate Election” has the meaning set forth in Section 2.7.
          “Obligations” means all obligations, liabilities, indemnity obligations and Indebtedness of every nature of the Borrower, from time to time owing to Administrative Agent or any Bank under or in connection with this Agreement or any other Loan Document.
          “Office Property” means any Property which constitutes primarily commercial office space other than a Parking Property.
          “Parking Property” means any Property which is primarily used for parking.
          “Parent” means, with respect to any Bank, any Person controlling such Bank.
          “Participant” has the meaning set forth in Section 9.6(b).
          “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
          “Permitted Holdings” means Unimproved Assets, Development Activity, Joint Venture Interests, Investment Mortgages, Securities and Properties which constitute primarily warehouse distribution facilities, but only to the extent permitted in Section 5.8.
          “Permitted Liens” means:
     a. Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with the terms hereof;
     b. statutory liens of carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than sixty (60) days delinquent or which are being contested in good faith in accordance with the terms hereof;
     c. deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation or to secure liabilities to insurance carriers;

     d. utility deposits and other deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, purchase contracts, construction contracts, governmental contracts, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     e. Liens for purchase money obligations for equipment (or Liens to secure Indebtedness incurred within 90 days after the purchase of any equipment to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment, or extensions, renewals, or replacements of any of the foregoing for the same or lesser amount); provided that (i) the Indebtedness secured by any such Lien does not exceed the purchase price of such equipment, (ii) any such Lien encumbers only the asset so purchased and the proceeds upon sale, disposition, loss or destruction thereof, and (iii) such Lien, after giving effect to the Indebtedness secured thereby, does not give rise to an Event of Default;
     f. easements, rights-of-way, zoning restrictions, other similar charges or encumbrances and all other items listed on Schedule B to Borrower’s owner’s title insurance policies, except in connection with any Indebtedness, for any of Borrower’s Real Property Assets, so long as the foregoing do not interfere in any material respect with the use or ordinary conduct of the business of Borrower and do not diminish in any material respect the value of the Property to which it is attached or for which it is listed;
     g. Liens and judgments (i) which have been or will be bonded (and the Lien on any cash or securities serving as security for such bond) or released of record within thirty (30) days after the date such Lien or judgment is entered or filed against EOPT, Borrower, or any Subsidiary, or (ii) which are being contested in good faith by appropriate proceedings for review and in which respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings and with respect to which reasonable reserves have been established by EOPT, Borrower or such Subsidiary, as the case may be;
     h. Liens on Property of the Borrower or its Subsidiaries (other than Qualifying Unencumbered Property) securing Indebtedness which may be incurred or remain outstanding without resulting in an Event of Default hereunder; and
     i. Liens in favor of Borrower against any asset of any Financing Partnership or Joint Venture Subsidiaries.
          “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or an agency or instrumentality thereof.
          “Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
          “Prime Rate” means a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Bank serving as the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
          “principal financial center” means, when used in reference to an Alternate Currency, (a) in the case of British Pounds Sterling, London, England, (b) in the case of Euros, Frankfurt am Main, Germany, (c) in the case of Yen, Tokyo, Japan, and (d) in the case of Australian Dollars, Sydney, Australia.
          “Pro Rata Share” means, with respect to any Bank, as applicable, (a) a fraction (expressed as a percentage), the numerator of which shall be the amount of such Bank’s Dollar Commitment and the denominator of which shall be the aggregate amount of all of the Banks’ Dollar Commitments, (b) a fraction (expressed as a percentage), the numerator of which shall be the amount of such Bank’s Alternate Currency Commitment and the denominator of which shall be the aggregate amount of all of the applicable Banks’ Alternate Currency Commitments, or (c) a fraction (expressed as a percentage), the numerator of which shall be the sum of the amount of such Bank’s Alternate Currency Commitment and its Dollar Commitment and the denominator of which shall be the aggregate amount of all of the Banks’ Commitments, in each case as adjusted from time to time in accordance with the provisions of this Agreement.
          “Property” means, with respect to any Person, any real or personal property, building, facility, structure, equipment or unit, or other asset owned by such Person.
          “Qualified Borrower” means a foreign or domestic limited partnership, limited liability company or other business entity duly organized under the laws of its jurisdiction of formation of which the Borrower (or a Person that is owned and controlled by the Borrower) is the sole general partner or managing member, the Indebtedness of which, in all cases, can be guaranteed by the Borrower pursuant to the provisions of the Borrower’s organizational documents pursuant to the Qualified Borrower Guaranty, and with respect to which a Qualified Borrower Guaranty has been delivered.
          “Qualified Borrower Guaranty” means a full and unconditional guaranty of payment in the form of Exhibit H attached hereto, enforceable against Borrower for the payment of a Qualified Borrower’s debt or obligation to the Banks.

          “Qualified Institution” means a Bank, or one or more banks, finance companies, insurance or other financial institutions which (A) has (or, in the case of a bank or other financial institution which is a subsidiary, such bank’s or financial institution’s parent has) a rating of its senior unsecured debt obligations of not less than Baa-1 by Moody’s or a comparable rating by a rating agency acceptable to Administrative Agent and (B) has total assets in excess of Ten Billion Dollars ($10,000,000,000).
          “Qualified Joint Venture Partner” means (a) pension funds, insurance companies, banks, investment banks or similar institutional entities, each with significant experience in making investments in commercial real estate, and (b) commercial real estate companies of similar quality and experience.
          “Qualifying Unencumbered Property” means any Property (excluding Unimproved Assets) from time to time which (i) is an operating Office Property or Parking Property or constitutes primarily a warehouse distribution facility wholly-owned (directly or beneficially) by Borrower, a Financing Partnership or a Joint Venture Subsidiary, (ii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by Borrower, EOPT or any Joint Venture Parent subject) to a Lien which secures Indebtedness of any Person other than Permitted Liens, and (iii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by Borrower, EOPT or any Joint Venture Parent subject) to any Negative Pledge. In addition, in the case of any Property that is owned by a Subsidiary of Borrower and/or EOPT, no such Property shall constitute Qualifying Unencumbered Property during any period of time that such Subsidiary is in default beyond the expiration of any applicable grace or cure period in the payment of any Indebtedness of such Subsidiary for borrowed money (other than Indebtedness with respect to which recourse for payment is limited to (i) specific assets related to a particular Property or group of Properties encumbered by a Lien securing such Indebtedness, which Properties, in any event, do not constitute Qualifying Unencumbered Properties, or (ii) any subsidiary of such Subsidiary (provided that if such subsidiary of such Subsidiary is a partnership, there is no recourse to such Subsidiary as a general partner of such partnership); provided, however, that personal recourse of such Subsidiary for any such Indebtedness for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financing of real estate (each, a “Recourse Carveout Event”) shall not, by itself, cause such Indebtedness to be characterized as Indebtedness with respect to which recourse for payment is not limited as described in clauses (i) or (ii) above; unless, as a result of the occurrence of a Recourse Carveout Event, such Indebtedness becomes a recourse obligation of such Subsidiary).
          “Rating Agencies” means, collectively, S&P and Moody’s.
          “Real Property Assets” means as to any Person as of any time, the real property assets (including, without limitation, interests in participating mortgages in which such Person’s interest therein is characterized as equity according to GAAP) owned directly or indirectly by such Person at such time.

          “Recourse Debt” shall mean Indebtedness that is not Non-Recourse Indebtedness.
          “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
          “REIT” means a real estate investment trust, as defined under Section 856 of the Code.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.
          “Secured Debt” means Indebtedness (but excluding Intracompany Indebtedness), the payment of which is secured by a Lien (other than a Permitted Lien, except for those Permitted Liens described in clauses (d) and (g) of the definition thereof) on any Property owned or leased by EOPT, Borrower, or any Consolidated Subsidiary plus Borrower’s Share of Indebtedness (but excluding Intracompany Indebtedness), the payment of which is secured by a Lien (other than a Permitted Lien, except for those Permitted Liens described in clauses (d) and (g) of the definition thereof) on any Property owned or leased by any Investment Affiliate.
          “Securities” means any stock, partnership interests, shares, shares of beneficial interest, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities,” or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include Joint Venture Interests, Investment Mortgages, any interest in any Subsidiary of EOPT or Borrower, any interest in a Taxable REIT Subsidiary, any Indebtedness which would not be required to be included on the liabilities side of the balance sheet of EOPT or Borrower in accordance with GAAP, any Cash or Cash Equivalents or any evidence of the Obligations.
          “Senior Managing Agents” means Citicorp North America Inc., Deutsche Bank AG, New York Branch, William Street Credit Corporation, Lehman Commercial Paper Inc., Merrill Lynch Bank USA, Mizuho Corporate Bank, Ltd., Morgan Stanley Bank, and UBS Loan Finance LLC in their capacity as Senior Managing Agents hereunder.
          “Sharing Event” means (i) the occurrence of an Event of Default with respect to the Borrower or EOPT under clauses (f) or (g) of Section 6.1,or (ii) the acceleration of the Loans pursuant to Article VI.
          “Solvent” means, with respect to any Person, that the fair saleable value of such Person’s assets exceeds the Indebtedness of such Person.
          “Spot Rate” means the rate determined by the Administrative Agent or the Fronting Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Fronting Bank shall obtain such spot rate from Reuters (or other commercially available source providing quotations of the spot rate as selected by Administrative Agent from time to time); and provided further that the Fronting Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternate Currency.
          “Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower or EOPT.
          “Swingline Borrowing” has the meaning set forth in Section 1.3.
          “Swingline Commitment” has the meaning set forth in Section 2.3(a).
          “Swingline Lender” means Bank of America, N.A., in its capacity as Swingline Lender hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.
          “Swingline Loan” means a loan made by the Swingline Lender pursuant to Section 2.3.
          “Syndication Agent” means JPMorgan Chase Bank, N.A. in its capacity as syndication agent hereunder and its permitted successors in such capacity in accordance with the terms of this Agreement.
          “Taxes” means all federal, state, local and foreign income and gross receipts taxes.
          “Term” has the meaning set forth in Section 2.10(a).
          “Termination Event” shall mean (i) a “reportable event”, as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC), or an event described in Section 4062(e) of ERISA, (ii) the withdrawal by any member of the ERISA Group from a Multiemployer Plan during a plan year in which it is a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or the incurrence of liability by any member of the ERISA Group under Section 4064 of ERISA upon the termination of a Multiemployer Plan, (iii) the filing of a notice of intent to terminate any Plan under Section 4041 of ERISA, other than in a standard termination within the meaning of Section 4041 of ERISA, or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA, (iv) the institution by the PBGC of proceedings to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or cause a trustee to be appointed to administer, any Plan or (v) any other event or condition that might reasonably constitute grounds for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability or encumbrance or Lien on the Real Property Assets or any member of the ERISA Group under ERISA or the Code.
          “Total Asset Value” means, with respect to Borrower and without duplication, (i) for any Properties (other than Unimproved Assets, Development Properties and Acquisition Properties) owned by Borrower, any Consolidated Subsidiary or Investment Affiliate which was not disposed of by Borrower, a Consolidated Subsidiary or an Investment Affiliate in the Fiscal Quarter most recently ended, exclusive of Properties, if any, that shall have produced a negative EBITDA for the applicable period, the quotient obtained by dividing (a) (x) EBITDA attributable to such Properties for the Fiscal Quarter most recently ended multiplied by four (4) less (y) $0.20 (or, in the case of Office Properties owned by an Investment Affiliate, Borrower’s Share of $0.20) per square foot of occupied office space within such Properties which are Office Properties, by (b) 0.070 for CBD Properties, or 0.0825 for non-CBD Properties, plus (ii) for any Acquisition Property which is owned by Borrower or a Consolidated Subsidiary, the Net Price of the Property, plus (iii) for any Acquisition Property which is owned by an Investment Affiliate, Borrower’s Share of the Net Price of the Property, plus (iv) the value of any Cash or Cash Equivalent owned by Borrower (including Cash or Cash equivalents in restricted Code Section 1031 accounts under the control of Borrower or any Consolidated Subsidiary and Borrower’s Share of any Cash or Cash equivalents in restricted Code Section 1031 accounts under the control of any Investment Affiliate), plus (v) the value of any Unimproved Assets and any other tangible assets of Borrower or its Consolidated Subsidiaries (including foreign currency exchange agreements, to the extent such agreements are material and are reported or are required under GAAP to be reported by the Borrower or its Consolidated Subsidiaries in their financial statements), as measured on a GAAP basis, plus (vi) Borrower’s Share of the value of any Unimproved Assets and any other tangible assets of any Investment Affiliate as measured on a GAAP basis, plus (vii) the Development Property Value of Development Properties of Borrower or its Consolidated Subsidiaries, plus (viii) the Borrower’s Share of the Development Property Value of Development Properties of any Investment Affiliate. Anything in the foregoing to the contrary notwithstanding, in the event that Borrower, a Consolidated Subsidiary or an Investment Affiliate disposes (for purposes of this definition of “Total Asset Value”, each, a “Disposition”) of (x) an interest in any Property (which was not acquired during the Fiscal Quarter most recently ended), (y) a direct or indirect interest in the owner of any such Property or (z) any such Property in such a manner that results in Borrower, a Consolidated Subsidiary or an Investment Affiliate holding an interest in such Property or the owner of such Property, then, for purposes of the foregoing calculation of Total Asset Value, such Property shall be treated as follows:
     (A) if, following a Disposition, the Property or an undivided interest in the Property is owned by Borrower or a Consolidated Subsidiary, then such Property or undivided interest shall be treated as if Borrower or such Consolidated Subsidiary had owned such Property or such undivided interest in the Property for the entire Fiscal Quarter most recently ended;

     (B) if, following a Disposition, the Property or an undivided interest in the Property is owned by an Investment Affiliate, then such Property or undivided interest shall be treated as if such Investment Affiliate had owned such Property or undivided interest for the entire Fiscal Quarter most recently ended; and
          (C) and no such Property or undivided interest therein will be treated as having been disposed of or acquired in such Fiscal Quarter.
  “Total Debt” means, as of the date of determination and without duplication, all Balance Sheet Indebtedness of Borrower, on a consolidated basis, plus Borrower’s Share of all Balance Sheet Indebtedness of Investment Affiliates.
  “Unencumbered Asset Value” means the sum of (i) all Cash and Cash Equivalents of the Borrower, all Financing Partnerships and Joint Venture Subsidiaries which are not subject to any pledge, negative pledge, encumbrance, hypothecation or other restriction (provided that in the case of Cash and Cash Equivalents of any Joint Venture Subsidiary which is not a Consolidated Subsidiary, the amount of Cash and Cash Equivalents attributable to such Joint Venture Subsidiary shall be reduced to a percentage equal to the Borrower’s percentage ownership interest (whether direct or indirect) in such Joint Venture Subsidiary) (including Cash or Cash equivalents in restricted Code Section 1031 accounts under the control of Borrower or any Consolidated Subsidiary and Borrower’s Share of any Cash or Cash equivalents in restricted Code Section 1031 accounts under the control of any Investment Affiliate), plus (ii) for any Qualifying Unencumbered Properties which were neither Acquisition Properties nor disposed of by Borrower, a Financing Partnership or a Joint Venture Subsidiary in the Fiscal Quarter most recently ended, exclusive of Qualifying Unencumbered Properties, if any, that shall have produced a negative EBITDA for the applicable period, the quotient of (a) (x) the aggregate EBITDA for such Fiscal Quarter attributable to such Qualifying Unencumbered Properties for the Fiscal Quarter most recently ended multiplied by four (4) less (y) $0.20 (or, in the case of Qualifying Unencumbered Properties owned by an Investment Affiliate, Borrower’s Share of $0.20) per square foot of occupied office space within such Qualifying Unencumbered Properties which are Office Properties, and less (z) in the case of any Qualifying Unencumbered Property located outside of the United States, an amount equal to the applicable withholding taxes imposed by any foreign jurisdiction applicable to the EBITDA attributable to any such Qualifying Unencumbered Property for the applicable period, divided by (b) .070 for CBD Properties, or 0.0825 for non-CBD Properties, plus (iii) for all Acquisition Properties that are Qualifying Unencumbered Properties, the aggregate Net Price of such Qualifying Unencumbered Properties, plus (iv) the book value, determined in accordance with GAAP, of Unimproved Assets, readily marketable securities and mortgage receivables, plus the Development Property Value of any Qualifying Unencumbered Properties which are Development Properties, plus the Management/Development Fee Value of any third party management and development fees; provided, however, that, unless otherwise approved by the Majority Banks, (aa) in the event any such Qualifying Unencumbered Property is owned by a Joint Venture Subsidiary which is not a Consolidated Subsidiary, the amount of the EBITDA attributable to such Qualifying Unencumbered Property for purposes of clause (i) above and the Net Price of such Qualifying Unencum bered

Property for the purposes of clause (iii) above shall be reduced to a percentage equal to the Borrower’s percentage ownership interest (whether direct or indirect) in such Joint Venture Subsidiary, (bb) the portion of the aggregate amount of the Unencumbered Asset Value attributable to Qualifying Unencumbered Properties that are Qualifying Unencumbered Properties owned by Joint Venture Subsidiaries (after first taking into account the adjustment provided in clause (aa) of this proviso) which would cause such aggregate amount to exceed thirty-five percent (35%) of the total Unencumbered Asset Value at such time (after making all adjustments required by this proviso) will be disregarded in determining Unencumbered Asset Value, (cc) the portion of the amount of the Unencumbered Asset Value attributable to all Qualifying Unencumbered Property located outside of the United States (after first taking into account the adjustment provided in clause (aa) of this proviso) which would cause such amount to exceed fifteen percent (15%) of the total Unencumbered Asset Value at such time (after making all adjustments required by this proviso) will be disregarded in determining Unencumbered Asset Value, (dd) the portion of the amount of the Unencumbered Asset Value attributable to Unimproved Assets, readily marketable securities and mortgage receivables, the Development Property Value of any Qualifying Unencumbered Properties which are Development Properties, plus the Management/Development Fee Value of any third party management and development fees which would cause such amount to exceed thirty percent (30%) of the total Unencumbered Asset Value at such time (after making all adjustments required by this proviso) will be disregarded in determining Unencumbered Asset Value, and (ee) the portion of the amount of the Unencumbered Asset Value attributable to the Management/Development Fee Value of any third party management and development fees which would cause such amount to exceed five percent (5%) of the total Unencumbered Asset Value at such time (after making all adjustments required by this proviso) will be disregarded in determining Unencumbered Asset Value. Anything in the foregoing to the contrary notwithstanding, in the event that Borrower, a Financing Partnership or a Joint Venture Subsidiary disposes (for purposes of this definition of “Unencumbered Asset Value”, each, a “Disposition”) of (x) an interest in any Qualified Unencumbered Property (which was not acquired during the Fiscal Quarter most recently ended), (y) a direct or indirect interest in the owner of any such Property or (z) any such Property in such a manner that results in Borrower holding a direct or indirect interest in such Property or the owner of such Property, then, for purposes of the foregoing calculation of Unencumbered Asset Value, such Property shall be treated as follows:
     (A) if, following a Disposition, an undivided interest in the Property is owned by Borrower or a Financing Partnership, then such undivided interest shall be treated as if Borrower or such Financing Partnership had owned such undivided interest in the Property for the entire Fiscal Quarter most recently ended;
     (B) if, following a Disposition, the Property or an undivided interest in the Property is owned by a Joint Venture Subsidiary, then such Property or undivided interest shall be treated as if such Joint Venture Subsidiary had owned such Property for the entire Fiscal Quarter most recently ended; and

     (C) and no such Property or undivided interest therein will be treated as having been disposed of or acquired in such Fiscal Quarter.
          “Unimproved Assets” means Real Property Assets (or, in the case of any Real Property Assets to be developed in phases, any phase thereof) containing no material improvements other than infrastructure improvements such as roads, utility feeder lines and the like.
          “United States” means the United States of America, including the fifty states and the District of Columbia.
          “Unsecured Debt” means the amount of Indebtedness (excluding Intracompany Indebtedness) for borrowed money of EOPT Borrower and any Financing Partnership which is not Secured Debt, including, without limitation, the amount of all then outstanding Loans, plus, for the purpose of calculating the ratio of outstanding Unsecured Debt to Unencumbered Asset Value, an amount equal to the Borrower’s percentage ownership interest (whether direct or indirect) in each Joint Venture Subsidiary which is not a Consolidated Subsidiary times any Indebtedness (excluding Intracompany Indebtedness) for borrowed money of such Joint Venture Subsidiary which is not Secured Debt.
          “Unused Commitments” shall mean an amount equal to all unadvanced funds (other than unadvanced funds in connection with any construction loan) which any third party is obligated to advance to Borrower or another Person or otherwise pursuant to any loan document, written instrument or otherwise.
          SECTION 1.2. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Administrative Agent; provided that for purposes of references to the financial results and information of “EOPT, on a consolidated basis,” EOPT shall be deemed to own one hundred percent (100%) of the partnership interests in Borrower; and provided further that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Majority Banks wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to the Borrower and the Majority Banks.
          SECTION 1.3. Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article 2 on the same date, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans and Swingline Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a “Fixed Rate Borrowing” is a Euro-Dollar Borrowing or a Money Market Borrowing (excluding any such Borrowing consisting of Money Market IBOR Loans bearing interest at the Base Rate pursuant to Article VIII), and a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans) and an “Alternate Currency Borrowing” is a Borrowing comprised of Euro-Dollar Loans denominated in an Alternate Currency) or by reference to the provisions of Article 2 under which participation therein is determined (i.e., a “Committed Borrowing” is a Borrowing under Section 2.1 in which all Banks participate in proportion to their Commitments, while a “Money Market Borrowing” is a Borrowing under Section 2.4 in which a Bank’s share is determined on the basis of its bid in accordance therewith, and a “Swingline Borrowing” is a Borrowing under Section 2.3 in which only the Swingline Lender participates (subject to the provisions of said Section 2.3)).
ARTICLE II
THE CREDITS
          SECTION 2.1. Commitments to Lend. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, (a) to make Loans to the Borrower and to the Qualified Borrowers pursuant to this Article from time to time during the term hereof in amounts such that the aggregate principal amount of Committed Loans by such Bank at any one time outstanding plus such Bank’s Pro Rata Share of Swingline Loans outstanding at such time together with such Bank’s pro rata share of the Letter of Credit Usage at such time shall not exceed the Dollar Equivalent Amount of its Commitment, and (b) in furtherance and clarification of the foregoing, as to Banks with an Alternate Currency Commitment only, to participate in Alternate Currency Letters of Credit issued by the Fronting Bank on behalf of Borrower or the Qualified Borrowers pursuant to this Article and to make Euro-Dollar Loans to Borrower and to the Qualified Borrowers denominated in any Alternate Currency (provided (i) such Alternate Currency is readily available to such Banks and is freely transferable and convertible to Dollars, and (ii) the Reuters Monitor Money Rates Service (or any successor thereto) reports a London Interbank Offered Rate for such Alternate Currency relating to the applicable Interest Period, in an aggregate principal Dollar Equivalent Amount not to exceed such Bank’s Alternate Currency Commitment. Each Borrowing outstanding under this Section 2.1 shall be in an aggregate principal Dollar Equivalent Amount of $5,000,000, or an integral multiple of the Dollar Equivalent Amount of $100,000 in excess thereof (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.2(b), or in any amount required to reimburse the Fronting Bank for any drawing under any Letter of Credit or to repay the Swingline Lender the amount of any Swingline Loan) and, other than with respect to Money Market Loans and Swingline Loans, shall be made from the several Banks ratably in proportion to their respective Commitments. In no event shall (i) the aggregate Dollar Equivalent Amount of Loans outstanding at any time, plus outstanding Dollar Equivalent Amount of the Letter of Credit

Usage, exceed $2,500,000,000, the “Facility Amount”), or (ii) the aggregate amount of Loans denominated in an Alternate Currency plus the outstanding Letter of Credit Usage for Alternate Currency Letters of Credit exceed the Alternate Currency Sublimit, with, in the case of both clauses (i) and (ii), Loans denominated in Alternate Currencies and Letter of Credit Usage for Alternate Currency Letters of Credit being marked to market monthly on the last Business Day of each month. Notwithstanding any other provision of this Agreement to the contrary, each Borrowing denominated in Dollars shall be deemed to use the Dollar Commitments to the extent the Dollar Sublimit would not be exceeded thereby, and to use the Alternate Currency Commitments if such Alternate Currency Commitments are available in the event that the Dollar Commitments would be so exceeded. Subject to the limitations set forth herein, any amounts repaid may be reborrowed.
          SECTION 2.2. Notice of Borrowing. (a) With respect to any Committed Borrowing, the Borrower shall give Administrative Agent notice not later than 11:00 a.m. (Dallas, Texas time) (w) one Business Day before each Base Rate Borrowing, or (x) three Business Days before each Euro-Dollar Borrowing denominated in Dollars, or (y) four (4) Business Days before each Euro-Dollar Borrowing denominated in an Alternate Currency (Euro or Pounds Sterling only), or (z) five (5) Business Days before each Euro-Dollar Borrowing denominated in an Alternate Currency (Yen or Australian Dollars only), specifying:
     (i) the date of such Borrowing, which shall be a Business Day in the case of a Base Rate Borrowing or a Business Day in the case of a Euro-Dollar Borrowing,
     (ii) the aggregate amount of such Borrowing,
     (iii) whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans, and if Euro-Dollar Loans are requested other than in Dollars, the type and amount of the Alternate Currency being requested,
     (iv) in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period,
     (v) if such Borrowing is to be made by a Qualified Borrower, the identity of the Qualified Borrower, and
     (vi) payment instructions for the delivery of such Borrowing.
          (b) Borrower shall give the Administrative Agent, and the designated Fronting Bank, written notice, signed by an Authorized Officer, in the event that it desires to have Letters of Credit (each, a “Letter of Credit”) issued, or to have Letters of Credit issued on behalf of a Subsidiary, hereunder no later than 10:00 a.m., Dallas, Texas time, at least four (4) Business Days (or five (5) Business Days in the case of a Letter of Credit denominated in Yen or Australian Dollars) prior to the date of such issuance. Each such notice shall be on the applicable application form (together with such reasonable changes as may be requested by Borrower) of the pertinent Fronting Bank, and shall specify (i) if Alternate Currency is requested, the type of the Alternate Currency being requested, (ii) the designated Fronting Bank, (iii) the aggregate amount of the requested Letters of Credit (which in no event shall be less than the Dollar Equivalent Amount of $50,000), (iii) the individual amount of each requested Letter of Credit and the number of Letters of Credit to be issued, (iv) the date of such issuance (which shall be a Business Day), (v) the name and address of the beneficiary, (vi) the expiration date of the Letter of Credit, which shall not be later than the first anniversary of the date of issuance (which in no event shall be later than twelve (12) months after the Maturity Date), (vii) the purpose and circumstances for which such Letter of Credit is being issued and (viii) the terms upon which each such Letter of Credit may be drawn down (which terms shall not leave any discretion to Fronting Bank). Each such notice may be revoked telephonically by the Borrower to the applicable Fronting Bank and the Administrative Agent any time prior to the date of issuance of the Letter of Credit by the applicable Fronting Bank, provided such revocation is confirmed in writing by the Borrower to the Fronting Bank and the Administrative Agent within one (1) Business Day thereafter by facsimile. Notwithstanding anything contained herein to the contrary, the Borrower shall complete and deliver to the Fronting Bank any required documentation in connection with any requested Letter of Credit no later than two (2) Business Days prior to the issuance thereof. No later than 10:00 a.m., Dallas, Texas time, on the date that is four (4) Business Days prior to the date of issuance (or five (5) Business Days in the case of a Letter of Credit denominated in Yen or Australian Dollars), the Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit, which if presented by such beneficiary prior to the expiration date of the Letter of Credit would require the Fronting Bank to make a payment under the Letter of Credit; provided, that Fronting Bank may, in its reasonable judgment, require changes in any such documents and certificates only in conformity with changes in customary and commercially reasonable practice or law. In determining whether to pay on such Letter of Credit, the Fronting Bank shall be responsible only to determine that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit.
          SECTION 2.3. Swingline Loan Subfacility.
          (a) Swingline Commitment. Subject to the terms and conditions of this Section 2.3, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) from time to time during the term hereof; provided, however, that the aggregate amount of Swingline Loans outstanding at any time shall not exceed the lesser of (i) TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000), and (ii) the aggregate Commitments less all Loans then outstanding and Letter of Credit Usage (the “Swingline Commitment”). Subject to the limitations set forth herein, any amounts repaid in respect of Swingline Loans may be reborrowed.

          (b) Swingline Borrowings.
               (i) Notice of Borrowing. With respect to any Swingline Borrowing, the Borrower shall give the Swingline Lender and the Administrative Agent notice in writing which is received by the Swingline Lender and Administrative Agent not later than 1:00 p.m. (Dallas, Texas time) on the proposed date of such Swingline Borrowing (and confirmed by telephone by such time), specifying (A) that a Swingline Borrowing is being requested, (B) the amount of such Swingline Borrowing, (C) the proposed date of such Swingline Borrowing, which shall be a Business Day and (D) stating that no Default or Event of Default has occurred and is continuing both before and after giving effect to such Swingline Borrowing. Such notice shall be irrevocable.
               (ii) Minimum Amounts. Each Swingline Borrowing shall be in a minimum principal amount of $1,000,000, or an integral multiple of $100,000 in excess thereof.
               (iii) Repayment of Swingline Loans. Each Swingline Loan shall be due and payable on the earliest of (A) 5 Business Days from the date of the applicable Swingline Borrowing, or (B) the Maturity Date. If, and to the extent, any Swingline Loans shall be outstanding on the date of any Committed Borrowing, such Swingline Loans shall first be repaid from the proceeds of such Committed Borrowing prior to the disbursement of the same to the Borrower. If, and to the extent, a Committed Borrowing is not requested prior to the Maturity Date or the end of the 5 Business Day period after a Swingline Borrowing or such Swingline Borrowing has not been repaid, the Borrower shall be deemed to have requested a Committed Borrowing comprised entirely of Base Rate Loans in the amount of such Swingline Loan then outstanding, the proceeds of which shall be used to repay such Swingline Loan to the Swingline Lender. In addition, the Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Committed Borrowing, in which case the Borrower shall be deemed to have requested a Committed Borrowing comprised entirely of Base Rate Loans in the amount of such Swingline Loans then outstanding, the proceeds of which shall be used to repay such Swingline Loans to the Swingline Lender. Any Committed Borrowing which is deemed requested by the Borrower in accordance with this Section 2.3(b)(iii) is hereinafter referred to as a “Mandatory Borrowing”. Each Bank hereby irrevocably agrees to make Committed Loans promptly upon receipt of notice from the Swingline Lender of any such deemed request for a Mandatory Borrowing in the amount and in the manner specified in the preceding sentences and on the date such notice is received by such Bank (or the next Business Day if such notice is received after 12:00 P.M. (Dallas, Texas time)) notwithstanding (I) the amount of the Mandatory Borrowing may not comply with the minimum amount of Committed Borrowings otherwise required hereunder, (II) whether any conditions specified in Section 3.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such deemed request for a Committed Borrowing to be made by the time otherwise required in Section 2.1, (V) the date of such Mandatory Borrowing (provided that such date must be a Business Day), or (VI) any termination of the Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith; provided, however, that no Bank shall be obligated to make Committed

Loans in respect of a Mandatory Borrowing if a Default or an Event of Default then exists and the applicable Swingline Loan was made by the Swingline Lender without receipt of a written Notice of Borrowing in the form specified in subclause (i) above or after Administrative Agent has delivered a notice of Default or Event of Default which has not been rescinded.
               (iv) Purchase of Participations. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Bank hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payment received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Bank to share in such Swingline Loans ratably based upon its Pro Rata Share (determined before giving effect to any termination of the Commitments pursuant to Section 6.2), provided that (A) all interest payable on the Swingline Loans with respect to any participation shall be for the account of the Swingline Lender until but excluding the day upon which the Mandatory Borrowing would otherwise have occurred, and (B) in the event of a delay between the day upon which the Mandatory Borrowing would otherwise have occurred and the time any purchase of a participation pursuant to this sentence is actually made, the purchasing Bank shall be required to pay to the Swingline Lender interest on the principal amount of such participation for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Rate, for the two (2) Business Days after the date the Mandatory Borrowing would otherwise have occurred, and thereafter at a rate equal to the Base Rate. Notwithstanding the foregoing, no Bank shall be obligated to purchase a participation in any Swingline Loan if a Default or an Event of Default then exists and such Swingline Loan was made by the Swingline Lender without receipt of a written Notice of Borrowing in the form specified in subclause (i) above or after Administrative Agent has delivered a notice of Default or Event of Default which has not been rescinded.
               (c) Interest Rate. Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Swingline Loan is made until the date it is repaid, at a rate per annum equal to the Federal Funds Rate plus the Applicable Margin for Euro-Dollar Loans for such day.
               SECTION 2.4. Money Market Borrowings.
               (a) The Money Market Option. From time to time during the Term, and provided that at such time the Borrower maintains a Credit Rating of at least BBB- or Baa3 from S&P or Moody’s, the Borrower may, as set forth in this Section 2.4, request the Banks during the Term to make offers to make Money Market Loans to the Borrower, not to exceed, at such time, the lesser of (i) fifty percent (50%) of the aggregate Commitments, and (ii) the aggregate Commitments less all Loans (excluding any Loans or any portion thereof to be repaid from the proceeds of such Money Market Loans) and Letter of Credit Usage. Subject to the provisions of this Agreement, the Borrower may repay any outstanding Money Market Loan on any day which is a Business Day and any amounts so repaid may be reborrowed, up to the amount available under this Section 2.4 at the time of such Borrowing, until the Business Day next preceding the Maturity Date. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.4.
          (b) Money Market Quote Request. When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Administrative Agent by telex or facsimile transmission a Money Market Quote Request substantially in the form of Exhibit B hereto (a “Money Market Quote Request”) so as to be received not later than 11:00 A.M. (Dallas, Texas time) on (x) the fifth Business Day prior to the date of Borrowing proposed therein, in the case of a IBOR Auction or (y) the Business Day immediately preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified the Banks not later than the date of the Money Market Quote Request for the first IBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:
     (i) the proposed date of Borrowing, which shall be a Business Day in the case of a IBOR Auction or a Business Day in the case of an Absolute Rate Auction,
     (ii) the aggregate amount of such Borrowing, which shall be $5,000,000 or a larger multiple of $100,000,
     (iii) the duration of the Interest Period applicable thereto (which shall not be less than 14 days or more than 180 days), subject to the provisions of the definition of Interest Period,
     (iv) whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute Rate, and
     (v) the aggregate amount of all Money Market Loans then outstanding.
The Borrower may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request. In no event may Borrower give a Money Market Quote Request within ten (10) days of the giving of any other Money Market Quote Request.
          (c) Invitation for Money Market Quotes. Promptly upon receipt of a Money Market Quote Request, the Administrative Agent shall send to the Banks by telex or facsimile transmission an “Invitation for Money Market Quotes” substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

          (d) Submission and Contents of Money Market Quotes.
          1. Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes. Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by telex or facsimile transmission at its offices specified in or pursuant to Section 9.1 not later than (x) 2:00 P.M. (Dallas, Texas time) on the fourth Business Day prior to the proposed date of Borrowing, in the case of a IBOR Auction or (y) 9:30 A.M. (Dallas, Texas time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first IBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Banks, in the case of an IBOR Auction or (y) one hour prior to the deadline for the other Banks, in the case of an Absolute Rate Auction. Subject to Articles 3 and 6, any Money Market Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.
          2. Each Money Market Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:
     (i) the proposed date of Borrowing,
     (ii) the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $5,000,000 or a larger multiple of $100,000, (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted,
     (iii) the Interest Period(s) with respect to which each such offer is being made,
     (iv) in the case of an IBOR Auction, the margin above or below the applicable Euro-Dollar Rate (the “Money Market Margin”) offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,
     (v) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the “Money Market Absolute Rate”) offered for each such Money Market Loan, and

     (vi) the identity of the quoting Bank.
A Money Market Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Money Market Quotes.
          3. Any Money Market Quote shall be disregarded if it:
     (i) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(2) above;
     (ii) contains qualifying, conditional or similar language (except for an aggregate limitation as provided in subsection (d)(2)(ii) above);
     (iii) proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or
     (iv) arrives after the time set forth in subsection (d)(1).
          (e) Notice to Borrower. The Administrative Agent shall promptly (and in any event within one (1) Business Day after receipt thereof) notify the Borrower in writing of the terms (x) of any Money Market Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Administrative Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote or modifies the terms of such previous Money Market Quote to provide terms more favorable to Borrower. The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.
          (f) Acceptance and Notice by Borrower. Not later than 10:00 A.M. (Dallas, Texas time) on (x) the third Business Day prior to the proposed date of Borrowing, in the case of an IBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first IBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a “Notice of Money Market Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Money Market Quote in whole or in part; provided that:
     1. the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;
     2. the principal amount of each Money Market Borrowing must be $5,000,000 or a larger multiple of $100,000;
     3. acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be; and
     4. the Borrower may not accept any offer that is described in subsection (d)(3) or that otherwise fails to comply with the requirements of this Agreement.
          (g) Allocation by Agent. If offers are made by two or more Banks with the same Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Banks as nearly as possible (in multiples of $100,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. The Administrative Agent shall promptly (and in any event within one (1) Business Day after such offers are accepted) notify the Borrower and each such Bank in writing of any such allocation of Money Market Loans. Determinations by the Administrative Agent of the allocation of Money Market Loans shall be conclusive in the absence of manifest error.
          (h) Notwithstanding anything to the contrary contained herein, each Bank shall be required to fund its Pro Rata Share of Committed Loans in accordance with Section 2.1 hereof despite the fact that any Bank’s Commitment may have been or may be exceeded as a result of such Bank’s making of Money Market Loans.
          SECTION 2.5. Notice to Banks; Funding of Loans.
          (a) Upon receipt of a Notice of Borrowing from Borrower in accordance with Section 2.2 hereof, the Administrative Agent shall, on the date such Notice of Borrowing is received by the Administrative Agent, notify each applicable Bank of the contents thereof and of such Bank’s share of such Borrowing, of the interest rate determined pursuant thereto and the Interest Period(s) (if different from those requested by the Borrower) and such Notice of Borrowing shall not thereafter be revocable by the Borrower, unless Borrower shall pay any applicable expenses pursuant to Section 2.13.
          (b) Not later than 1:00 p.m. (Dallas, Texas time or, in the case of any Alternate Currency Borrowing, local time to the principal financial center of the Alternate

Currency in question) on the date of each Committed Borrowing (including without limitation each Mandatory Borrowing) as indicated in the applicable Notice of Borrowing, each Bank shall (except as provided in subsection (d) of this Section) make available its share of such Committed Borrowing in Federal funds or the applicable Alternate Currency immediately available in Dallas, Texas (or, in the case of any Alternate Currency Borrowing, the principal financial center of the Alternate Currency in question), to the Administrative Agent at its address referred to in Section 9.1. If the Borrower has requested the issuance of a Letter of Credit, no later than 12:00 Noon (Dallas, Texas time) on the date of such issuance as indicated in the notice delivered pursuant to Section 2.2(b), the Fronting Bank shall issue such Letter of Credit in the amount so requested and deliver the same to the Borrower or to the applicable Qualified Borrower or, at the instruction of the Borrower or the applicable Qualified Borrower, to the beneficiary thereof, with a copy thereof to the Administrative Agent. Immediately upon the issuance of each Letter of Credit by the Fronting Bank, such Fronting Bank shall be deemed to have sold and transferred to each other Bank with a Dollar Commitment or Alternate Currency Commitment, as applicable, and each such other Bank shall be deemed, and hereby agrees, to have irrevocably and unconditionally purchased and received from the Fronting Bank, without recourse or warranty, an undivided interest and a participation in such Letter of Credit, any drawing thereunder, and the obligations of the Borrower hereunder with respect thereto, and any security therefor or guaranty pertaining thereto, in an amount equal to such Bank’s ratable share thereof (based upon the ratio its Dollar Commitment or Alternate Currency Commitment, as applicable, bears to the aggregate of all Dollar Commitments or Alternate Currency Commitments, as applicable). Upon any change in any of the Commitments in accordance herewith, there shall be an automatic adjustment to such participations to reflect such changed shares. The Fronting Bank shall have the primary obligation to fund any and all draws made with respect to such Letter of Credit notwithstanding any failure of a participating Bank to fund its ratable share of any such draw. The Administrative Agent will instruct the Fronting Bank to make such Letter of Credit available to the Borrower or to the Qualified Borrower, as the case may be, and the Fronting Bank shall make such Letter of Credit available to the Borrower or the applicable Qualified Borrower, or at Borrower’s instruction, to the beneficiary thereof at the Borrower’s aforesaid address or at such address in the United States as Borrower or the applicable Qualified Borrower shall request on the date of the Borrowing or, in the case of an Alternate Currency Letter of Credit, at such address in Europe, the United Kingdom, Japan, Australia or the United States as the Borrower or the applicable Qualified Borrower shall request on the date of the Borrowing.
          (c) Not later than 3:00 p.m. (Dallas, Texas time) on the date of each Swingline Borrowing as indicated in the applicable Notice of Borrowing, the Swingline Lender shall make available such Swingline Borrowing in Federal funds immediately available in Dallas, Texas, to the Administrative Agent at its address referred to in Section 9.1.
          (d) Unless the Administrative Agent shall have received notice from a Bank prior to the time of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with of this Section 2.5 and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make available to the Borrower on such date a corresponding amount on behalf of such Bank. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the rate of interest applicable to such Borrowing hereunder. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement. If such Bank shall not pay to Administrative Agent such corresponding amount after reasonable attempts are made by Administrative Agent to collect such amounts from such Bank, Borrower agrees to repay or cause the applicable Qualified Borrower to repay, to Administrative Agent forthwith on demand such corresponding amounts together with interest thereto, for each day from the date such amount is made available to Borrower or such Qualified Borrower until the date such amount is repaid to Administrative Agent, at the interest rate applicable thereto one (1) Business Day after demand. Nothing contained in this Section 2.5(d) shall be deemed to reduce the Commitment of any Bank or in any way affect the rights of Borrower with respect to any defaulting Bank or Administrative Agent. The failure of any Bank to make available to the Administrative Agent such Bank’s share of any Borrowing in accordance with Section 2.5(b) hereof shall not relieve any other Bank of its obligations to fund its Commitment, in accordance with the provisions hereof.
          (e) Subject to the provisions hereof, the Administrative Agent shall make available each Borrowing to Borrower in Federal funds or to the Borrower or the applicable Qualified Borrower the applicable Alternate Currency immediately available in accordance with, and on the date set forth in, the applicable Notice of Borrowing.
          SECTION 2.6. Notes.
          (a) The Loans of each Bank shall be evidenced by a single Note made by each Borrower (including any Qualified Borrower) payable to the order of such Bank for the account of its Applicable Lending Office.
          (b) Each Bank may, by notice to the Borrower and the Administrative Agent, request that its Loans of a particular type (including, without limitation, Swingline Loans and Money Market Loans) be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Any additional costs incurred by the Administrative Agent, the Borrower or the Banks in connection with preparing such a Note shall be at the sole cost and expense of the Bank requesting such Note. In the event any Loans evidenced by such a Note are paid in full prior to the Maturity Date, any such Bank shall return such Note to Borrower. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Upon the execution and delivery of any such Note, any existing Note payable to such Bank shall be replaced or modified accordingly. Each reference in this Agreement to the “Note” of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

          (c) Upon receipt of each Bank’s Note pursuant to Section 3.1(a), the Administrative Agent shall forward such Note to such Bank. Each Bank shall record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower or Qualified Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the appropriate schedule appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower or applicable Qualified Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower and each Qualified Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.
          (d) The Committed Loans shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date. The Swingline Loans shall mature, and the principal amount thereof shall be due and payable, in accordance with Section 2.3(b)(iii).
          (e) Each Money Market Loan included in any Money Market Borrowing shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the earlier to occur of (i) last day of the Interest Period applicable to such Borrowing or (ii) the Maturity Date.
          (f) There shall be no more than twenty (20) Euro-Dollar Groups of Loans and Money Market Loans outstanding at any one time, of which no more than five (5) Euro-Dollar Groups of Loans may be Alternative Currency Loans with Interest Periods of less than 30 days.
          SECTION 2.7. Method of Electing Interest Rates.
          (a) The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower or Qualified Borrower, as the case may be, in the applicable Notice of Borrowing or as otherwise provided in Section 2.3 with respect to Mandatory Borrowings. Thereafter, the Borrower or the applicable Qualified Borrower (or the Borrower on behalf of the applicable Qualified Borrower) may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article VIII), as follows:
               (i) if such Loans are Base Rate Loans, the Borrower or Qualified Borrower may elect to convert all or any portion of such Loans to Euro-Dollar Loans as of any Business Day;
               (ii) if such Loans are Euro-Dollar Loans (a) denominated in Dollars, the Borrower or the applicable Qualified Borrower (or the Borrower on behalf of the applicable Qualified Borrower) may elect to convert all or any portion of such Loans to Base Rate Loans and/or elect to continue all or any portion of such Loans as Euro-Dollar Loans for an additional Interest Period or additional Interest Periods, or (b) denominated in an Alternate Currency, the

Borrower or the applicable Qualified Borrower (or the Borrower on behalf of the applicable Qualified Borrower) may elect to continue all or any portion of such Loans as Euro-Dollar Loans for an additional Interest Period or additional Interest Periods, in each case effective on the last day of the then current Interest Period applicable to such Loans, or on such other date designated by Borrower or the applicable Qualified Borrower (or the Borrower on behalf of the applicable Qualified Borrower) in the Notice of Interest Rate Election provided Borrower or the applicable Qualified Borrower (or the Borrower on behalf of the applicable Qualified Borrower) shall pay any losses pursuant to Section 2.13.
Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”), signed by an Authorized Officer, to the Administrative Agent at least three (3) Business Days before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group, (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each the Dollar Equivalent Amount of $500,000 or any larger multiple of the Dollar Equivalent Amount of $100,000, (iii) there shall be no more than twenty (20) Euro-Dollar Groups of Loans and Money Market Loans outstanding at any time, of which no more than five (5) Euro-Dollar Groups of Loans may be Alternative Currency Loans with Interest Periods of less than 30 days, (iv) no Committed Loan may be continued as, or converted into, a Euro-Dollar Loan when any Event of Default has occurred and is continuing, and (v) no Interest Period shall extend beyond the Maturity Date.
          (b) Each Notice of Interest Rate Election shall specify:
               (i) the Group of Loans (or portion thereof) to which such notice applies;
               (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;
               (iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if such new Loans are Euro-Dollar Loans, the duration of the initial Interest Period applicable thereto; and
               (iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.
Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.
          (c) Upon receipt of a Notice of Interest Rate Election from the Borrower or Qualified Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Bank the same day as it receives such Notice of Interest Rate Election of the contents thereof, the interest rates determined pursuant thereto and the Interest Periods (if different from those requested by the Borrower or Qualified Borrower) and such notice shall not thereafter be revocable by the Borrower or the applicable Qualified Borrower. If the Borrower or Qualified Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Euro-Dollar Loans, such Loans shall be converted into Base Rate Loans or, in the case of Euro-Dollar Loans denominated in an Alternate Currency, continued as a Euro-Dollar Loan with an Interest Period of 30 days, on the last day of the then current Interest Period applicable thereto.
          SECTION 2.8. Interest Rates.
          (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until the date it is repaid or converted into a Euro-Dollar Loan pursuant to Section 2.7, at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans for such day.
          (b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Euro-Dollar Loans for such day plus the Euro-Dollar Rate applicable to such Interest Period.
          (c) Subject to Section 8.1, each Money Market IBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Rate for such Interest Period (determined in accordance with Section 2.8(b) as if the related Money Market IBOR Borrowing were a Euro-Dollar Borrowing) plus (or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.4. Each Money Market Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.4. Any overdue principal of or interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Base Rate until such failure shall become an Event of Default and thereafter at a rate per annum equal to the sum of 2% plus the Base Rate for such day.
          (d) In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loans, and, to the extent permitted by applicable law, overdue interest in respect of all Loans, shall bear interest at the annual rate equal to the sum of the Base Rate and two percent (2%) (the “Default Rate”).
          (e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of demonstrable error.

          (f) Intentionally Omitted.
          (g) Interest on all Loans (other than Base Rate Loans) shall be payable on the last Business Day of each applicable Interest Period (provided that in the event any Interest Period ends on the date which is 60, 90 or 180 days after the date on which any Interest Period commences, interest on all Loans (other than Base Rate Loans) shall be payable on the first Business Day of each calendar month during such Interest Period and on the last day of such Interest Period) and interest on Base Rate Loans shall be payable on the first Business Day of each calendar month.
          SECTION 2.9. Fees.
          (a) Facility Fee. For the period beginning on the Closing Date and ending on the date the Obligations are paid in full and this Agreement is terminated (the “Facility Fee Period”), the Borrower shall pay to the Administrative Agent for the account of the Banks ratably in proportion to their respective Commitments, a facility fee on the aggregate Commitments at the Applicable Fee Percentage. The facility fee or, if applicable, the unused fee, shall be payable in arrears on each January 1, April 1, July 1 and October 1 during the Facility Fee Period.
          (b) Letter of Credit Fee. During the Term, the Borrower shall pay, or shall cause the applicable Qualified Borrowers to pay, to the Administrative Agent, for the account of the Banks in proportion to their interests in respect of issued and undrawn Letters of Credit, a fee (a “Letter of Credit Fee”) in an amount, provided that no Event of Default shall have occurred and be continuing, equal to a rate per annum equal to the then percentage per annum of the Applicable Margin, less .10%, with respect to Euro-Dollar Loans, on the daily average of such issued and undrawn Letters of Credit, which fee shall be payable quarterly, in arrears, on each January 1, April 1, July 1 and October 1 during the Term and for the period after the Maturity Date (not to exceed 12 months) during which any Letter of Credit shall continue to be outstanding in accordance with the provisions of this Agreement, and on the Maturity Date. From the occurrence, and during the continuance, of an Event of Default, such fee shall be increased to be equal to two percent (2%) per annum on the daily average of such issued and undrawn Letters of Credit.
          (c) Fronting Bank Fee. The Borrower or the applicable Qualified Borrower shall pay any Fronting Bank, for its own account, a fee (a “Fronting Bank Fee”) at a rate per annum equal to the greater of (x) .10% of the issued and undrawn amount of the Letters of Credit issued by such Fronting Bank and (y) $500 per Letter of Credit, which fee shall be in addition to and not in lieu of, the Letter of Credit Fee. The Fronting Bank Fee shall be payable in arrears on each January 1, April 1, July 1 and October 1 during the Term, and on the Maturity Date. In addition, Borrower shall pay directly to the Fronting Bank for its own account, the customary processing fees, charges and expenses of the Fronting Bank in connection with the issuance, administration or extension of letters of credit as from time to time in effect.

          (d) Fees Non-Refundable. All fees set forth in this Section 2.9 shall be deemed to have been earned on the date payment is due in accordance with the provisions hereof and shall be non-refundable. The obligation of the Borrower to pay such fees in accordance with the provisions hereof shall be binding upon the Borrower and shall inure to the benefit of the Administrative Agent, the Syndication Agent and the Banks regardless of whether any Loans are actually made.
          SECTION 2.10. Maturity Date; Extension.
          (a) The term (the “Term”) of the Commitments (and each Bank’s obligations to make Loans hereunder) shall terminate and expire on the Maturity Date, subject, however, to the provisions of Subsection 2.10(b) hereof. Upon the date of the termination of the Term, any Loans then outstanding (together with accrued interest thereon) and all other Obligations other than with respect to Letters of Credit, shall be due and payable on such date.
          (b) Borrower shall have one option (the “Extension Option”) to extend the Maturity Date, for an additional twelve (12) month period, upon the following terms and conditions: (i) delivery by Borrower of written notice thereof to the Administrative Agent (the “Extension Notice”) on or before the date which is not more than one hundred twenty (120) days nor less than thirty (30) days prior to the current Maturity Date (which Extension Notice, the Administrative Agent shall promptly deliver to the Banks); (ii) no Default or Event of Default shall have occurred and be continuing both on the date Borrower delivers the Extension Notice to the Administrative Agent and on the first day of the extension period (the “Extension Date”); (iii) each of the representations and warranties of Borrower and each Qualified Borrower contained in this Agreement (other than representations and warranties which expressly speak of a different date) shall be true and correct in all material respects on and as of the Extension Date; and (iv) Borrower shall pay to the Administrative Agent, for the account of the Banks, on the Extension Date, the Extension Fee. Borrower’s delivery of the Extension Notice shall be irrevocable.
          (c) Upon the date of the termination of the Term, any Loans then outstanding (together with accrued interest thereon and all other Obligations) shall be due and payable on such date and Borrower shall comply with the provisions of Section 2.18, if applicable.
          SECTION 2.11. Optional Prepayments.
          (a) The Borrower may, upon at least one (1) Business Day’s notice to the Administrative Agent, prepay any Group of Base Rate Loans or any Money Market Borrowing bearing interest at the Base Rate pursuant to Section 8.1, in whole at any time, or from time to time in part in amounts aggregating One Million Dollars ($1,000,000) or any larger multiple of One Hundred Thousand Dollars ($100,000), by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. The Borrower may, from time to time on any Business Day so long as prior notice is given to the Administrative Agent and Swingline Lender no later than 1:00 p.m. (Dallas, Texas time) on the day on which Borrower intends to make such prepayment, prepay any Swingline Loans in whole or in part in amounts aggregating $100,000 or a higher integral multiple of $100,000 (or, if less, the aggregate outstanding principal amount of all Swingline Loans then outstanding) by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment no later than 2:00 p.m. (Dallas, Texas time) on such day. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks (or the Swingline Lender in the case of Swingline Loans) included in such Group or Borrowing.
          (b) The Borrower may, upon at least one (1) Business Days’ notice to the Administrative Agent, prepay all or any portion of any Euro-Dollar Loan as of the last day of the Interest Period applicable thereto. Except as provided in Article 8 and except with respect to any Euro-Dollar Loan which has been converted to a Base Rate Loan pursuant to Section 8.2, 8.3 or 8.4 hereof, the Borrower may not prepay all or any portion of the principal amount of any Euro-Dollar Loan prior to the end of the Interest Period applicable thereto unless the Borrower shall also pay any applicable expenses pursuant to Section 2.13. In addition, the Borrower may not prepay all or any portion of the principal amount of any Money Market Loan prior to the end of the Interest Period applicable thereto without the consent of all applicable Designated Lenders and Banks. Any such prepayment shall be upon at least three (3) Business Days notice to the Administrative Agent. Each such optional prepayment shall be in the amounts set forth in Section 2.11(a) above and shall be applied to prepay ratably the Loans of the Banks included in any Group of Euro-Dollar Loans, except that any Euro-Dollar Loan which has been converted to a Base Rate Loan pursuant to Section 8.2, 8.3 or 8.4 hereof may be prepaid without ratable payment of the other Loans in such Group of Loans which have not been so converted.
          (c) The Borrower may, upon at least one (1) Business Day’s notice to the Administrative Agent (by 11:00 a.m Dallas, Texas time or local time to the principal financial center of the Alternate Currency in question, as applicable, on such Business Day), reimburse the Administrative Agent for the benefit of the Fronting Bank for the amount of any drawing under a Letter of Credit in whole or in part in any amount.
          (d) The Borrower may at any time return, or cause to be returned, any undrawn Letter of Credit to the Fronting Bank in whole, but not in part, and the Fronting Bank within three (3) Business Days shall give the Administrative Agent and each of the Banks notice of such return.
          (e) The Borrower may at any time and from time to time cancel all or any part of the Dollar Commitments or the Alternate Currency Commitments in Dollar Equivalent Amounts aggregating Ten Million Dollars ($10,000,000) or any larger multiple of Dollar Equivalent Amounts equal to One Hundred Thousand Dollars ($100,000), by the delivery to the Administrative Agent of a notice of cancellation, signed by an Authorized Officer, which notice shall specify the amount of Dollar Commitments and/or Alternate Currency Commitments being cancelled, within the applicable time periods set forth in Sections 2.11(a) and (b) if there are Loans then outstanding or, if there are no Loans outstanding at such time as to which the Commitments with respect thereto are being canceled, upon at least three (3) Business Days’ notice to the Administrative Agent, whereupon, in either event, all or such portion of the

Commitments, as applicable, shall terminate as to the applicable Banks, pro rata on the date set forth in such notice of cancellation, and, if there are any Loans then outstanding, Borrower shall prepay, as applicable, all or such portion of Loans outstanding on such date in accordance with the requirements of Section 2.11(a) and (b), Borrower shall be permitted to designate in its notice of cancellation which Loans, if any, are to be prepaid. In no event shall the Borrower be permitted to cancel Commitments, if, after giving effect to such cancellation and any related payments as well as any returns by Borrower or at Borrower’s direction of any Letters of Credit to the Fronting Bank, the amount of the Loans plus Letter of Credit Usage exceeds the Commitments, as so reduced. A reduction of the Commitments pursuant to this Section 2.11(e) shall not effect a reduction in the Swingline Commitment (unless so elected by the Borrower) until the aggregate Commitments have been reduced to an amount equal to or less than the Swingline Commitment.
          (f) Any amounts so prepaid pursuant to Section 2.11(a) or (b) may be reborrowed. In the event Borrower elects to cancel all or any portion of the Commitments and the Swingline Commitment pursuant to Section 2.11(e) hereof, such amounts may not be reborrowed.
          SECTION 2.12. General Provisions as to Payments.
          (a) The Borrower or Qualified Borrower, as the case may be, shall make each payment of principal of and interest on the Loans and of fees hereunder, not later than 11:00 a.m. (Dallas, Texas time or local time to the principal financial center of the Alternate Currency in question, as applicable) on the date when due, in Federal or other funds immediately available in Dallas, Texas, or, in the case of any Alternate Currency Loans, in the applicable Alternate Currency immediately available in the principal financial center of the Alternate Currency in question, to the Administrative Agent at its address referred to in Section 9.1, in each case without defense, setoff or counterclaim. The Administrative Agent will promptly (and in any event within one (1) Business Day after receipt thereof) distribute to each Bank its ratable share (or applicable share with respect to Money Market Loans) of each such payment received by the Administrative Agent for the account of the Banks. If and to the extent that the Administrative Agent shall receive any such payment for the account of the Banks on or before 12:00 Noon (Dallas, Texas time or local time to the principal financial center of the Alternate Currency in question, as applicable) on any Business Day, and Administrative Agent shall not have distributed to any Bank its applicable share of such payment on such Business Day, Administrative Agent shall distribute such amount to such Bank together with interest thereon, for each day from the date such amount should have been distributed to such Bank until the date Administrative Agent distributes such amount to such Bank, at the Federal Funds Rate. Whenever any payment of principal of, or interest on the Base Rate Loans or Swingline Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day.

Whenever any payment of principal of, or interest on, the Money Market Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
          (b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower or Qualified Borrower, as the case may be, will not make such payment in full, the Administrative Agent may assume that the Borrower or Qualified Borrower, as the case may be, has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower or Qualified Borrower, as the case may be, shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.
          SECTION 2.13. Funding Losses. If the Borrower or a Qualified Borrower, as the case may be, makes any payment of principal with respect to any Euro-Dollar Loan or Money Market IBOR Loan (pursuant to Article II, VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if the Borrower or a Qualified Borrower, as the case may be, fails to borrow any Euro-Dollar Loans or Money Market IBOR Loans after notice has been given to any Bank in accordance with Section 2.5(a) or 2.4(f), as applicable, or if Borrower or a Qualified Borrower, as the case may be, shall deliver a Notice of Interest Rate Election specifying that a Euro-Dollar Loan shall be converted on a date other than the first (1st) day of the then current Interest Period applicable thereto, the Borrower shall reimburse each Bank within 15 days after certification of such Bank of such loss or expense (which shall be delivered by each such Bank to Administrative Agent for delivery to Borrower) for any resulting loss or expense incurred by it (or by an existing Participant in the related Loan), including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to Administrative Agent and Administrative Agent shall have delivered to the Borrower a certification as to the amount of such loss or expense, which certification shall set forth in reasonable detail the basis for and calculation of such loss or expense and shall be conclusive in the absence of demonstrable error.
          SECTION 2.14. Computation of Interest and Fees. All interest based on the Euro-Dollar Rate (other than with respect to Loans denominated in Pounds Sterling) and all fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). All interest based on the Prime Rate and all interest on Loans denominated in Pounds Sterling shall be computed on the basis of a year of 365 days (or, in the case of interest based on the Prime Rate only, 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).

          SECTION 2.15. Use of Proceeds. The Borrower shall use, or shall cause any Qualified Borrower to use, the proceeds of the Loans for general corporate purposes, including, without limitation, the acquisition of real property to be used in the Borrower’s existing business and for general working capital needs of the Borrower; provided, however, that no Swingline Loan shall be used more than once for the purpose of refinancing another Swingline Loan, in whole or part.
          SECTION 2.16. Letters of Credit.
          (a) Subject to the terms contained in this Agreement and the other Loan Documents, upon the receipt of a notice in accordance with Section 2.2(b) requesting the issuance of a Letter of Credit, provided that the Fronting Bank shall not have received written notice from the Administrative Agent or the Borrower, not less than one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions set forth in Section 3.2 shall not have been satisfied, the Fronting Bank shall issue a Letter of Credit or Letters of Credit in such form as is reasonably acceptable to the Fronting Bank and Borrower or the Qualified Borrower (subject to the provisions of Section 2.2(b)) in an amount or amounts equal to the amount or amounts requested by the Borrower; provided that, in the case of (i) Alternate Currency Letter(s) of Credit, the Fronting Bank shall issue the same in the Alternate Currency requested and (ii) Dollar Letter(s) of Credit, the Fronting Bank shall issue the same in Dollars. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent Amount of the stated amount of such Letter of Credit in effect at such time.
          (b) The Letter of Credit Usage shall be no more than twenty-five percent (25%) of the aggregate Commitments (and in the case of Alternate Currency Letters of Credit, no more than the Dollar Equivalent Amount of $200,000,000), at any one time. Upon receipt of any notice in accordance with Section 2.2(b) requesting the issuance of a Letter of Credit, the Fronting Bank shall confirm with the Administrative Agent (by telephone or in writing) that the limitations set forth in this Section 2.16(b) shall not be violated.
          (c) If the Borrower so requests in any applicable Letter of Credit notice pursuant to Section 2.2(b), the Fronting Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Fronting Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than one (1) day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise required by the applicable Fronting Bank in its application form, the Borrower shall not be required to make a specific request to the Fronting Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Banks shall be deemed to have authorized (but may not require) the Fronting Bank to permit the renewal of such Letter of Credit at any time prior to an expiry date not later than thirty (30) days prior to the Maturity Date; provided, however, that the Fronting Bank shall not permit any such renewal if (A) the Fronting Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Nonrenewal Notice Date from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 3.2 is not then satisfied.
          (d) In the event of any request for a drawing under any Letter of Credit by the beneficiary thereunder, the Fronting Bank shall notify the Borrower and the Administrative Agent (and the Administrative Agent shall notify each Bank thereof) on or before the date on which the Fronting Bank intends to honor such drawing, and, except as provided in this subsection (d), the Borrower shall reimburse the Fronting Bank, in immediately available funds, on the same day on which such drawing is honored in an amount equal to the amount of such drawing. Notwithstanding anything contained herein to the contrary, however, unless the Borrower shall have notified the Administrative Agent, and the Fronting Bank prior to 11:00 a.m. (Dallas, Texas time) on the Business Day immediately prior to the date of such drawing that the Borrower intends to reimburse the Fronting Bank for the amount of such drawing with funds other than the proceeds of the Loans, the Borrower shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.2 to the Administrative Agent, requesting a Borrowing of Base Rate Loans on the date on which such drawing is honored and in an amount equal to the amount of such drawing. Each Bank (other than the Fronting Bank) shall, in accordance with Section 2.5(b), make available its pro rata share of such Borrowing to the Administrative Agent, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Fronting Bank for the amount of such draw. Notwithstanding anything contained herein to the contrary, however, in the case of Alternate Currency Letters of Credit, Borrower or, if such Letter of Credit was issued on behalf of a Qualified Borrower, such Qualified Borrower (which obligations of such Qualified Borrower are guaranteed by Borrower pursuant to the Qualified Borrower Guaranty) shall reimburse any drawing thereunder in the Alternate Currency in which such Alternate Currency Letter(s) of Credit are denominated; provided, however, that if (x) any such drawing is made at a time when there exists an Event of Default or (y) Borrower shall not have notified the Administrative Agent and Fronting Bank prior to 11 a.m. (New York time) at least two (2) Business Days immediately prior to such drawing that Borrower intends to reimburse Fronting Bank in the applicable Alternate Currency, then, in either such case, such reimbursement shall instead be made by payment in Dollars of the Dollar Equivalent Amount of such drawing and in immediately available funds. In the event that any such Bank fails to make available to the Fronting Bank the amount of such Bank’s participation on the date of a drawing, the Fronting Bank shall be entitled to recover such amount on demand from such Bank together with interest at the Federal Funds Rate commencing on the date such drawing is honored, and the provisions of Section 9.16 shall otherwise apply to such failure.
          (e) If, after the date hereof, any change in any law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, or participations in any letter of credit, upon any Bank (including the Fronting Bank) or (ii) impose on any Bank any other condition regarding this Agreement or such Bank (including the Fronting Bank) as it pertains to the Letters of Credit or any participation therein and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase, by an amount deemed by the Fronting Bank or such Bank to be material, the cost to the Fronting Bank or any Bank of issuing or maintaining any Letter of Credit or participating therein, then the Borrower shall pay to the Fronting Bank or such Bank, within 15 days after written demand by such Bank (with a copy to the Administrative Agent), which demand shall be accompanied by a certificate showing, in reasonable detail, the calculation of such amount or amounts, such additional amounts as shall be required to compensate the Fronting Bank or such Bank for such increased costs or reduction in amounts received or receivable hereunder. Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 2.16 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall fail to notify Borrower of any such event within 90 days following the end of the month during which such event occurred, then Borrower’s liability for any amounts described in this Section incurred by such Bank as a result of such event shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to the date upon which such Bank actually notified Borrower of the occurrence of such event. A certificate of any Bank claiming compensation under this Section 2.16 and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.
          (f) The Borrower hereby agrees to protect, indemnify, pay and save the Fronting Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and disbursements) which the Fronting Bank may incur or be subject to as a result of (i) the issuance of the Letters of Credit, other than to the extent of the bad faith, gross negligence or willful misconduct of the Fronting Bank or (ii) the failure of the Fronting Bank to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, including by reason of court order (collectively, “Governmental Acts”), other than to the extent of the bad faith, gross negligence or willful misconduct of the Fronting Bank. As between the Borrower and the Fronting Bank, the Borrower assumes all risks of the acts and omissions of any beneficiary with respect to its use, or misuses of, the Letters of Credit issued by the Fronting Bank. In furtherance and not in limitation of the foregoing, the Fronting Bank shall not be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or insufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit, other than as a result of the bad faith, gross negligence or willful misconduct of the Fronting Bank; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any message, by mail, cable, telegraph, facsimile transmission, or otherwise; (v) for errors in interpretation of any technical terms; (vi) for any loss or delay in the transmission or otherwise of any documents required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of such Letter of Credit; or (viii) for any consequence (including, without limitation, consequential damages), arising from causes beyond the control of the Fronting Bank, including any Government Acts, in each case other than to the extent of the bad faith, gross negligence or willful misconduct of the Fronting Bank. None of the above shall affect, impair or prevent the vesting of the Fronting Bank’s rights and powers hereunder. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Fronting Bank under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not put the Fronting Bank under any resulting liability to the Borrower; provided that, notwithstanding anything in the foregoing to the contrary, the Fronting Bank will be liable to the Borrower for any damages suffered by the Borrower or its Subsidiaries as a result of the Fronting Bank’s grossly negligent or willful failure to pay under any Letter of Credit after the presentation to it of a sight draft and certificates strictly in compliance with the terms and conditions of the Letter of Credit.
          (g) If the Fronting Bank or the Administrative Agent is required at any time, pursuant to any bankruptcy, insolvency, liquidation or reorganization law or otherwise, to return to the Borrower any reimbursement by the Borrower of any drawing under any Letter of Credit, each Bank shall pay to the Fronting Bank or the Administrative Agent, as the case may be, its pro rata share of such payment, but without interest thereon unless the Fronting Bank or the Administrative Agent is required to pay interest on such amounts to the person recovering such payment, in which case with interest thereon, computed at the same rate, and on the same basis, as the interest that the Fronting Bank or the Administrative Agent is required to pay.
          (h) The Fronting Bank shall not be under any obligation to issue any Letter of Credit if the issuance of such Letter of Credit would violate one or more policies of the Fronting Bank, which policies such Fronting Bank shall apply equally to all borrowers similarly situated.
          SECTION 2.17. Letter of Credit Usage Absolute. The obligations of the Borrower under this Agreement in respect of any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (as the same may be amended from time to time) and any Letter of Credit Documents (as hereinafter defined) under all circumstances, including, without limitation, to the extent permitted by law, the following circumstances:

          (a) any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating thereto (collectively, the “Letter of Credit Documents”) or any Loan Document;
          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of the Letters of Credit or any other amendment or waiver of or any consent by the Borrower to departure from all or any of the Letter of Credit Documents or any Loan Document; provided, that the Fronting Bank shall not consent to any such change or amendment unless previously consented to in writing by the Borrower;
          (c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the obligations of the Borrower in respect of the Letters of Credit;
          (d) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Administrative Agent, the Fronting Bank or any Bank (other than a defense based on the bad faith, gross negligence or willful misconduct of the Administrative Agent, the Fronting Bank or such Bank) or any other Person, whether in connection with the Loan Documents, the transactions contemplated hereby or by the Letters of Credit Documents or any unrelated transaction;
          (e) any draft or any other document presented under or in connection with any Letter of Credit or other Loan Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; provided, that payment by the Fronting Bank under such Letter of Credit against presentation of such draft or document shall not have been the result of the bad faith, gross negligence or willful misconduct of the Fronting Bank;
          (f) payment by the Fronting Bank against presentation of a draft or certificate that does not strictly comply with the terms of the Letter of Credit; provided, that such payment shall not have been the result of the bad faith, gross negligence or willful misconduct of the Fronting Bank; and
          (g) any other circumstance or happening whatsoever other than the payment in full of all obligations hereunder in respect of any Letter of Credit or any agreement or instrument relating to any Letter of Credit, whether or not similar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, the Borrower; provided, that such other circumstance or happening shall not have been the result of bad faith, gross negligence or willful misconduct of the Fronting Bank.
          SECTION 2.18. Letters of Credit Maturing after the Maturity Date.

          (a) Notwithstanding anything contained herein to the contrary, if any Letters of Credit, by their terms, shall mature after the Maturity Date (as the same may be extended), then, on and after the Maturity Date, the provisions of this Agreement shall remain in full force and effect with respect to such Letters of Credit, and the Borrower shall comply with the provisions of Section 2.18(b). No Letter of Credit shall mature on a date that is more than twelve (12) months after the Maturity Date then in effect.
          (b) If, at any time and from time to time, any Letter of Credit shall have been issued hereunder and the same shall expire on a date after the Maturity Date, then, on the date that is five (5) Business Days prior to the Maturity Date, the Borrower shall pay to the Administrative Agent, on behalf of the Banks, in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the Letter of Credit Collateral Account, Letter of Credit Collateral in an amount equal to the Dollar Equivalent Amount of the Letter of Credit Usage under the Letters of Credit. The Administrative Agent shall recalculate the Dollar Equivalent Amount with respect to all Alternate Currency Letters of Credit monthly, as of the first Business Day of each month. Interest shall accrue on the Letter of Credit Collateral Account in accordance with the provisions of Section 6.4.
          SECTION 2.19. Mandatory Prepayments. The Administrative Agent shall calculate the Dollar Equivalent Amount of all Loans denominated in an Alternate Currency and Letter of Credit Usage of Alternate Currency Letters of Credit at the time of each Borrowing thereof and on the first Business Day of each month during each Interest Period longer than one month in duration. If at any such time (y) the Dollar Equivalent Amount of the sum of (i) all outstanding Loans denominated in an Alternate Currency, (ii) all outstanding Loans denominated in Dollars made against the Alternate Currency Commitment, (iii) the outstanding Dollar Equivalent Amount of the Letter of Credit Usage for Alternate Currency Letters of Credit, and (iv) the Letter of Credit Usage for Letters of Credit denominated in Dollar issued against the Alternate Currency Commitment, so determined by the Administrative Agent, in the aggregate, exceeds the Alternate Currency Sublimit, Borrower shall repay (and cause the applicable Qualified Borrowers to repay) all or a portion of such Loans, otherwise in accordance with the applicable terms of this Agreement, in such amount so that, following the making of such payment, the Dollar Equivalent Amount outstanding of such Loans and Letter of Credit Usage does not exceed the Alternate Currency Sublimit, or (z) the Dollar Equivalent Amount of the sum of (i) all outstanding Loans and (ii) the outstanding Dollar Equivalent Amount of the Letter of Credit Usage so determined by the Administrative Agent, in the aggregate, exceeds the Commitments, Borrower shall, in each case, repay (or cause the applicable Qualified Borrower to repay) all or a portion of the Loans, otherwise in accordance with the applicable terms of this Agreement, in such amount so that, following the making of such payment, the Dollar Equivalent Amount outstanding of Loans and Letter of Credit Usage does not exceed the Commitments.
          SECTION 2.20. Special Provisions Regarding Alternate Currency Loans.
          (a) Upon the occurrence of a Sharing Event, automatically (and without the taking of any action) (x) all then outstanding Euro-Dollar Loans denominated in an Alternate

Currency shall be automatically converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent Amount of the aggregate principal amount of the applicable Euro-Dollar Loans on the date such Sharing Event first occurred, which Loans denominated in Dollars (i) shall thereafter continue to be deemed to be Base Rate Loans and (ii) unless the Sharing Event resulted solely from a termination of the Commitments, shall be immediately due and payable on the date such Sharing Event has occurred) and (y) unless the Sharing Event resulted solely from a termination of the Commitments, all accrued and unpaid interest and other amounts owing with respect to such Loans shall be immediately due and payable in Dollars, taking the Dollar Equivalent Amount of such accrued and unpaid interest and other amounts.
          (b) Upon the occurrence of a Sharing Event, and after giving effect to any automatic conversion pursuant to Section 2.20(a), each Bank shall (and hereby unconditionally and irrevocably agrees to) purchase and sell (in each case in Dollars) undivided participating interests in all such Loans outstanding to, and any unpaid Letter of Credit Usage owing by, the Borrower in such amounts so that each Bank shall have a share of such outstanding Loans and unpaid Letter of Credit Usage then owing by the Borrower equal to its Pro Rata Share of the Commitments (although if because of fluctuations in currency exchange rates any Bank would be required to purchase such participations after giving effect to which such Bank’s allocated share of all Loans and Letter of Credit Usage (including participations therein purchased pursuant to this Section 2.20) would exceed the Dollar Equivalent Amount of such Bank’s Dollar Commitment and Alternate Currency Commitment, then such participations shall be in an amount after giving effect to which such Bank’s allocated share of all Loans and Letter of Credit Usage (including participations therein purchased pursuant to this Section 2.20) would equal the Dollar Equivalent Amount of such Bank’s Dollar Commitment and Alternate Currency Commitment. Upon any such occurrence, the Administrative Agent shall notify each Bank and shall specify the amount of dollars required from such Bank in order to effect the purchases and sales by the various Banks of participating interests in the amounts required above (together with accrued interest with respect to the period for the last interest payment date through the date of the Sharing Event plus any additional amounts payable by the Borrower pursuant to this Section 2.20 in respect of such accrued but unpaid interest); provided, in the event that a Sharing Event shall have occurred, each Bank shall be deemed to have purchased, automatically and without request, such participating interests. Promptly upon receipt of such request, each Bank shall deliver to the Administrative Agent (in immediately available funds in Dollars) the net amounts as specified by the Administrative Agent. The Administrative Agent shall promptly deliver the amounts so received to the various Banks in such amounts as are needed to effect the purchases and sales of participations as provided above. Promptly following receipt thereof, each Bank which has sold participations in any of its Loans (through the Administrative Agent) will deliver to each Bank (through the Administrative Agent) which has so purchased a participating interest a participation certificate dated the date of receipt of such funds and in such amount. It is understood that the amount of funds delivered by each Bank shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Banks as required above.

          (c) Upon the occurrence of a Sharing Event (i) no further Loans shall be made, (ii) all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, any outstanding Euro-Dollar Loans initially denominated in an Alternate Currency (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be payable in Dollars as if such Euro-Dollar Loans had originally been made in Dollars and shall be distributed by the relevant Banks (or their Affiliates) to the Administrative Agent for the account of the Banks which made such Loans or are participating therein and (iii) the Commitments of the Banks shall be automatically terminated. Notwithstanding anything to the contrary contained above, the failure of any Bank to purchase its participating interest in any Loans upon the occurrence of a Sharing Event shall not relieve any other Bank of its obligation hereunder to purchase its participating interests in a timely manner, but no Bank shall be responsible for the failure of any other Bank to purchase the participating interest to be purchased by such other Bank on any date.
          (d) If any amount required to be paid by any Bank pursuant to Section 2.20(b) is not paid to the Administrative Agent within one (1) Business Day following the date upon which such Bank receives notice from the Administrative Agent of the amount of its participations required to be purchased pursuant to said Section 2.20(b), such Bank shall also pay to the Administrative Agent on demand an amount equal to the product of (i) the amount so required to be paid by such Bank for the purchase of its participations times (ii) the daily average Federal Funds Rate during the period from and including the date of request for payment to the date on which such payment is immediately available to the Administrative Agent times (iii) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360. If any such amount required to be paid by any Bank pursuant to Section 2.20(b) is not in fact made available to the Administrative Agent within three (3) Business Days following the date upon which such Bank receives notice from the Administrative Agent as to the amount of participations required to be purchased by it, the Administrative Agent shall be entitled to recover from such Bank on demand, such amount with interest thereon calculated from such request date at the rate per annum applicable to Base Rate Loans hereunder. A certificate of the Administrative Agent submitted to any Bank with respect to any amounts payable by any Bank pursuant to this Section 2.20 shall be paid to the Administrative Agent for the account of the relevant Banks; provided that, if the Administrative Agent (in its sole discretion) has elected to fund on behalf of such Bank the amounts owing to such Banks, then the amounts shall be paid to the Administrative Agent for its own account.
          (e) Whenever, at any time after the relevant Banks have received from any Banks purchases of participations in any Loans pursuant to this Section 2.20, the Banks receive any payment on account thereof, such Banks will distribute to the Administrative Agent, for the account of the various Banks participating therein, such Banks’ participating interests in such amounts (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such participations were outstanding) in like funds as received; provided, however, that in the event that such payment received by any Banks are required to be returned, the Banks who received previous distributions in respect of their participating interests therein will return to the respective Banks any portion thereof previously so distributed to them in like funds as such payment is required to be returned by the respective Banks.
          (f) Each Bank’s obligation to purchase participating interests pursuant to this Section 2.20 shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Bank may have against any other Bank, the Borrower or any other Person for any reason whatsoever, (b) the occurrence or continuance of an Event of Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person, (d) any breach of this Agreement by the Borrower, any of its Subsidiaries or any Bank or any other Person, or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
          (g) Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, each Bank which has purchased such participations shall be entitled to receive from the Borrower any increased costs and indemnities directly from the Borrower to the same extent as if it were the direct Bank as opposed to a participant therein. The Borrower acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Section 2.20, increased Taxes may be owing by the Borrower pursuant to Section 8.4, which Taxes shall be paid (to the extent provided in Section 8.4) by the Borrower, without any claim that the increased Taxes are not payable because same resulted from the participations effected as otherwise required by this Section 2.20.
          SECTION 2.21. Qualified Borrowers.
          (a) The Borrower may, at any time or from time to time, upon not less than ten (10) Business Days’ notice in the case of a domestic Qualified Borrower or fifteen (15) Business Day’s notice in the case of a foreign Qualified Borrower, designate one or more Qualified Borrowers to be added to this Agreement by notifying the Administrative Agent thereof, and the Administrative Agent shall promptly notify each Bank. Borrower shall, or shall cause such Qualified Borrower to, deliver all documents required to be delivered pursuant to Section 3.1 with respect to a Qualified Borrower, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent. Following the giving of any notice pursuant to this Section 2.21, if the designation of such Qualified Borrower obligates the Administrative Agent or any Bank to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall, promptly upon the request of the Administrative Agent or any Bank, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Bank in order for the Administrative Agent or such Bank to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

          (b) If the Borrower shall designate as a Qualified Borrower hereunder any entity not organized under the laws of the United States or any State thereof, any Bank may, with notice to the Administrative Agent and the Borrower, fulfill its Commitment by causing an Affiliate of such Bank to act as the Bank in respect of such Qualified Borrower (and such Bank shall, to the extent of Loans made to, and participations in Letters of Credit issued for the account of such Qualified Borrower, be deemed for all purposes hereof to have pro tanto assigned such Loans and participations to such Affiliate in compliance with the provisions of Section 9.6 (but only for so loan as such Loans or Letters of Credit shall be outstanding) except that unless such an Affiliate is a Qualified Institution, nothing herein shall be deemed to have relieved such Bank from its obligations under its Commitments).
ARTICLE III
CONDITIONS
          SECTION 3.1. Closing. The closing hereunder shall occur on the date when each of the following conditions is satisfied (or waived in writing by the Administrative Agent and the Banks), each document to be dated the Closing Date unless otherwise indicated:
          (a) the Borrower and any Qualified Borrower shall have executed and delivered to the Administrative Agent a Note for the account of each Bank dated on or before the Closing Date complying with the provisions of Section 2.6;
          (b) the Borrower, EOPT and the Administrative Agent and each of the Banks shall have executed and delivered to the Borrower, EOPT and the Administrative Agent a duly executed original of this Agreement;
          (c) EOPT shall have executed and delivered to the Administrative Agent a duly executed original of the EOPT Guaranty and the Qualified Borrower Guaranty, if applicable;
          (d) the Administrative Agent shall have received an opinion of DLA Piper Rudnick US LLP, counsel for the Borrower, EOPT and any Qualified Borrower, acceptable to the Administrative Agent, the Banks and their counsel;
          (e) the Administrative Agent shall have received all documents the Administrative Agent may reasonably request relating to the existence of the Borrower, each Qualified Borrower as of the Closing Date, if any, and EOPT, the authority for and the validity of this Agreement and the other Loan Documents, the incumbency of officers executing this Agreement and the other Loan Documents and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent. Such documentation shall include, without limitation, the agreement of limited partnership of the Borrower, as well as the certificate of limited partnership of the Borrower, both as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by a senior officer of the Borrower as of a date not more than ten (10) days prior to the Closing Date, together with a certificate of existence as to the Borrower from the Secretary of State (or the equivalent thereof) of Delaware, to be dated not more than thirty (30) days prior to the Closing Date, as well as the declaration of trust of EOPT, as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by a senior officer of EOPT as of a date not more than ten (10) days prior to the Closing Date, together with a good standing certificate as to EOPT from the Secretary of State (or the equivalent thereof) of Maryland, to be dated not more than thirty (30) days prior to the Closing Date and correlative documentation for each Qualified Borrower as of the Closing Date;
          (f) the Borrower, each Qualified Borrower and EOPT each shall have executed a solvency certificate acceptable to the Administrative Agent;
          (g) the Administrative Agent shall have received all certificates, agreements and other documents and papers referred to in this Section 3.1 and the Notice of Borrowing referred to in Section 3.2, if applicable, unless otherwise specified, in sufficient counterparts, satisfactory in form and substance to the Administrative Agent in its sole discretion;
          (h) the Borrower shall have taken all actions required to authorize the execution and delivery of this Agreement and the other Loan Documents and the performance thereof by the Borrower, and EOPT shall have taken all actions required to authorize the execution and delivery of the EOPT Guaranty and the other Loan Documents and the performance thereof by EOPT and each Qualified Borrower as of the Closing Date shall have taken all actions required to authorize the execution and delivery of its Note and the performance thereof by such Qualified Borrower;
          (i) the Banks shall be satisfied that neither the Borrower, EOPT nor any Consolidated Subsidiary is subject to any present or contingent environmental liability which could have a Material Adverse Effect and the Borrower shall have delivered a certificate so stating;
          (j) the Administrative Agent shall have received, for its and any other Bank’s account, all fees due and payable pursuant to Section 2.9 hereof on or before the Closing Date, and the reasonable fees and expenses accrued through the Closing Date of Skadden, Arps, Slate, Meagher & Flom LLP, if required by such firm and if such firm has delivered an invoice in reasonable detail of such fees and expenses in sufficient time for Borrower to approve and process the same, shall have been paid directly to Skadden, Arps, Slate, Meagher & Flom LLP;
          (k) the Borrower shall have delivered copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Borrower, each Qualified Borrower as of the Closing Date and EOPT, and the validity and enforceability, of the Loan Documents, or in connection with any of the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect;
          (l) no Default or Event of Default shall have occurred;

          (m) the Borrower shall have delivered a certificate in form acceptable to Administrative Agent showing compliance with the requirements of Section 5.8 as of the Closing Date;
          (n) Borrower shall have repaid in full all amounts outstanding under the Existing Revolving Credit Facility and terminated the same (it being understood that such repayment may be made out of proceeds of Loans); and
          (o) Borrower shall have satisfied all of the conditions to the obligation of a Bank to make a Loan set forth in Section 3.2 hereof.
          SECTION 3.2. Borrowings. The obligation of any Bank to make a Loan or to participate in any Letter of Credit issued by the Fronting Bank and the obligation of the Fronting Bank to issue a Letter of Credit or the obligation of the Swingline Lender to make a Swingline Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:
          (a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.2 or Section 2.3(b)(i) or a request to cause a Fronting Bank to issue a Letter of Credit pursuant to Section 2.16 or a Notice of Money Market Borrowing as required by Section 2.4;
          (b) in the event that such Loan is to be made to, or such Letter of Credit is to be issued for the account of, a Qualified Borrower, receipt by the Administrative Agent of a Note by such Qualified Borrower for the account of each Bank, if not previously delivered, satisfying the requirements of Section 2.6, together with all other items that would have been required to be delivered pursuant to Section 3.1 with respect to such Qualified Borrower;
          (c) immediately after such Borrowing, the aggregate outstanding principal amount of the Loans plus the Letter of Credit Usage will not exceed the aggregate amount of the Commitments;
          (d) immediately before and after such Borrowing or issuance of such Letter of Credit, no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the making of such Loans or the issuance of such Letter of Credit;
          (e) the representations and warranties of the Borrower contained in this Agreement (other than representations and warranties which expressly speak as of a different date) shall be true and correct in all material respects on and as of the date of such Borrowing both before and after giving effect to the making of such Loans or the issuance of such Letter of Credit;
          (f) no law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending, which does or seeks to enjoin, prohibit or restrain, the making or repayment of the Loans or the consummation of the transactions contemplated by this Agreement; and
          (g) no event, act or condition shall have occurred after the date of the most recent financial statements of Borrower which has had or is likely to have a Material Adverse Effect.
Each Borrowing hereunder or issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses(c), (d), (e), (f) and (g) (to the extent that Borrower is or should have been aware of any Material Adverse Effect) of this Section, except as otherwise disclosed in writing by Borrower to the Banks. Notwithstanding anything to the contrary, no Borrowing shall be permitted if such Borrowing would cause Borrower to fail to be in compliance with any of the covenants contained in this Agreement or in any of the other Loan Documents.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          In order to induce the Administrative Agent and each of the other Banks which is or may become a party to this Agreement to make the Loans, the Borrower makes the following representations and warranties as of the Closing Date. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.
          SECTION 4.1. Existence and Power. The Borrower is a limited partnership, duly formed and validly existing as a limited partnership under the laws of the State of Delaware and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect. EOPT is a real estate investment trust, duly formed, validly existing and in good standing as a real estate investment trust under the laws of the State of Maryland and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect. Each Qualified Borrower is a duly formed and validly existing juridical entity under the laws of its jurisdiction of formation and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

          SECTION 4.2. Power and Authority. The Borrower and each Qualified Borrower has the power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary partnership action, if any, to authorize the execution and delivery on behalf of the Borrower or such Qualified Borrower and the performance by the Borrower or such Qualified Borrower of such Loan Documents to which it is a party. The Borrower, such Qualified Borrower and EOPT each have duly executed and delivered each Loan Document to which it is a party in accordance with the terms of this Agreement, and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower, each Qualified Borrower and EOPT, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law. EOPT has the power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and performance of such Loan Documents. EOPT has the power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents on behalf of the Borrower to which the Borrower is a party and has taken all necessary action to authorize the execution and delivery on behalf of the Borrower and the performance by the Borrower of such Loan Documents.
          SECTION 4.3. No Violation.
          (a) Neither the execution, delivery or performance by or on behalf of the Borrower of the Loan Documents to which it is a party, nor compliance by the Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by the Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Consolidated Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or other instrument to which the Borrower (or of any partnership of which the Borrower is a partner) or any of its Consolidated Subsidiaries is a party or by which it or any of its property or assets is bound or to which it is subject (except for such breaches and defaults under loan agreements which the lenders thereunder have agreed to forbear pursuant to valid forbearance agreements), or (iii) will cause a material default by the Borrower under any organizational document of any Person in which the Borrower has an interest, or cause a material default under the Borrower’s agreement or certificate of limited partnership, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).
          (b) Neither the execution, delivery or performance by EOPT of the Loan Documents to which it is a party, nor compliance by EOPT with the terms and provisions thereof nor the consummation of the transactions contemplated by the Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of EOPT or any of its Consolidated Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or other instrument to which EOPT (or of any partnership of which EOPT is a partner) or any of its Consolidated Subsidiaries is a party or by which it or any of its property or assets is bound or to which it is subject (except for such breaches and defaults under loan agreements which the lenders thereunder have agreed to forbear pursuant to valid forbearance agreements), or (iii) will cause a material default by EOPT under any organizational document of any Person in which EOPT has an interest, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).
          (c) Neither the execution, delivery or performance by any Qualified Borrower of the Loan Documents to which it is a party, nor compliance by such Qualified Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by such Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Qualified Borrower pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or other instrument to which such Qualified Borrower (or of any partnership of which such Qualified Borrower is a partner) is a party or by which it or any of its property or assets is bound or to which it is subject (except for such breaches and defaults under loan agreements which the lenders thereunder have agreed to forbear pursuant to valid forbearance agreements), or (iii) will cause a material default by such Qualified Borrower under any organizational document of any Person in which such Qualified Borrower has an interest, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).
          SECTION 4.4. Financial Information.
          (a) The consolidated balance sheets of EOPT and the Borrower as of December 31, 2005, and the related statements of operations and cash flows of EOPT and the Borrower for the fiscal year then ended, reported on by Ernst & Young LLP, fairly present, in conformity with GAAP, the consolidated financial position of EOPT and the Borrower, as the case may be, as of such date and the consolidated results of operations and cash flows for such fiscal year.
          (b) Since December 31, 2005, (i) except as may have been disclosed in writing to the Banks, nothing has occurred prior to the Closing Date having a Material Adverse

Effect, and (ii) except as set forth on Schedule 4.4(b), neither the Borrower nor EOPT has incurred any material indebtedness or guaranty on or before the Closing Date.
          SECTION 4.5. Litigation. Except as previously disclosed by the Borrower in writing to the Banks, there is no action, suit, proceeding or investigation pending against, or to the knowledge of the Borrower threatened against or affecting, (i) the Borrower, any Qualified Borrower, EOPT or any of their Consolidated Subsidiaries, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of their assets, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could, individually, or in the aggregate have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement or the other Loan Documents. As of the Closing Date, no such action, suit or proceeding exists.
          SECTION 4.6. Compliance with ERISA. Except for a “prohibited transaction” arising solely because of a Bank’s breach of the covenant set forth in Section 9.17 hereof, the transactions contemplated by the Loan Documents will not constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject the Administrative Agent or any of the Banks to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA and such transactions will not otherwise result in the Administrative Agent or any of the Banks being deemed in violation of Sections 404 or 406 of ERISA or Section 4975 of the Code or in the Administrative Agent or any of the Banks being a fiduciary or party in interest under ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code. No assets of Borrower or any Qualified Borrower constitute “assets” (within the meaning of ERISA or Section 4975 of the Code, including, but not limited to, 29 C.F.R. § 2510.3-101 or any successor regulation thereto) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code. In addition to the prohibitions set forth in this Agreement and the other Loan Documents, and not in limitation thereof, Borrower covenants and agrees that Borrower shall not, and shall not permit any Qualified Borrower to, use any “assets” (within the meaning of ERISA or Section 4975 of the Code, including but not limited to 29 C.F.R. § 2510.3-101) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code to repay or secure the Note, the Loan, or the Obligations.
          SECTION 4.7. Environmental. The Borrower conducts reviews of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Consolidated Subsidiaries and Qualified Borrowers when necessary in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, and any actual or potential liabilities to third parties, including, without limitation, employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including, without limitation, the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.
          SECTION 4.8. Taxes. The Borrower, each Qualified Borrower, EOPT and their Consolidated Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower, any Qualified Borrower, EOPT or any Consolidated Subsidiary, except such taxes, if any, as are reserved against in accordance with GAAP, such taxes as are being contested in good faith by appropriate proceedings or such taxes, the failure to make payment of which when due and payable will not have, in the aggregate, a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower, EOPT and their Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.
          SECTION 4.9. Full Disclosure. All information heretofore furnished by the Borrower or any Qualified Borrower to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Administrative Agent, in writing any and all facts which have or may have (to the extent the Borrower can now reasonably foresee) a Material Adverse Effect.
          SECTION 4.10. Solvency. On the Closing Date and after giving effect to the transactions contemplated by the Loan Documents occurring on the Closing Date, the Borrower, each Qualified Borrower, and EOPT will be Solvent.
          SECTION 4.11. Use of Proceeds. All proceeds of the Loans will be used by the Borrower or the applicable Qualified Borrower only in accordance with the provisions hereof. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of regulations T, U, or X of the Federal Reserve Board.
          SECTION 4.12. Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those which, if not made or obtained, would not have a Material Adverse Effect;
          SECTION 4.13. Investment Company Act; Public Utility Holding Company Act. Neither the Borrower, any Qualified Borrower, EOPT nor any Consolidated Subsidiary is (x) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, (y) a “holding company” or a

“subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended, or (z) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
          SECTION 4.14. Principal Offices. As of the Closing Date, the principal office, chief executive office and principal place of business of the Borrower is Two North Riverside Plaza, Chicago, Illinois 60606.
          SECTION 4.15. REIT Status. EOPT is qualified and EOPT intends to continue to qualify as a real estate investment trust under the Code.
          SECTION 4.16. Patents, Trademarks, etc. The Borrower and each Qualified Borrower has obtained and holds in full force and effect all patents, trademarks, servicemarks, trade names, copyrights and other such rights, free from burdensome restrictions, which are necessary for the operation of its business as presently conducted, the impairment of which is likely to have a Material Adverse Effect.
          SECTION 4.17. Judgments. There are no final, non-appealable judgments or decrees in an aggregate amount of Fifty Million Dollars ($50,000,000) or more entered by a court or courts of competent jurisdiction against EOPT or the Borrower or, to the extent such judgment would be recourse to EOPT or Borrower, any of its Consolidated Subsidiaries (other than judgments as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing or which have been paid or stayed).
          SECTION 4.18. No Default. No Event of Default or, to the best of the Borrower’s knowledge, Default exists under or with respect to any Loan Document and neither the Borrower nor any Qualified Borrower, nor EOPT is in default in any material respect beyond any applicable grace period under or with respect to any other material agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect, the existence of which default is likely to result in a Material Adverse Effect.
          SECTION 4.19. Licenses, etc. The Borrower and each Qualified Borrower has obtained and does hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other consents and approvals which are necessary for the operation of its businesses as presently conducted, the absence of which is likely to have a Material Adverse Effect.
          SECTION 4.20. Compliance With Law. To the Borrower’s knowledge, the Borrower, each Qualified Borrower and each of its respective Real Property Assets are in compliance with all laws, rules, regulations, orders, judgments, writs and decrees, including, without limitation, all building and zoning ordinances and codes, the failure to comply with which is likely to have a Material Adverse Effect.

          SECTION 4.21. No Burdensome Restrictions. Except as may have been disclosed by the Borrower in writing to the Banks, neither Borrower nor any Qualified Borrower is a party to any agreement or instrument or subject to any other obligation or any charter or corporate or partnership restriction, as the case may be, which, individually or in the aggregate, is likely to have a Material Adverse Effect.
          SECTION 4.22. Brokers’ Fees. The Borrower has not dealt with any broker or finder with respect to the transactions contemplated by this Agreement or otherwise in connection with this Agreement, and the Borrower has not done any act, had any negotiations or conversation, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by the Borrower of any brokerage fee, charge, commission or other compensation to any party with respect to the transactions contemplated by the Loan Documents, other than the fees payable to the Administrative Agent, the Syndication Agent and the Banks, and certain other Persons as previously disclosed in writing to the Administrative Agent.
          SECTION 4.23. Taxpayer Identification Number. The Borrower’s true and correct U.S. taxpayer identification number is 36-4156801.
          SECTION 4.24. Intentionally Omitted.
          SECTION 4.25. Organizational Documents. The documents delivered pursuant to Section 3.1(e) constitute, as of the Closing Date, all of the organizational documents (together with all amendments and modifications thereof) of the Borrower, each Qualified Borrower as of the Closing Date and EOPT. The Borrower represents that it has delivered to the Administrative Agent true, correct and complete copies, as of the Closing Date, of each such documents, except for exhibits to Borrower’s partnership agreement identifying the current list of partners which, with the permission of the Banks, has been omitted therefrom. EOPT holds (directly or indirectly) an 89.06% ownership interest in the Borrower as of the date hereof.
          SECTION 4.26. Qualifying Unencumbered Properties. As of June 30, 2006, each Property listed on Schedule 1.1 as a Qualifying Unencumbered Property (i) is an operating Office Building or Parking Property wholly-owned or ground leased (directly or beneficially) by Borrower, a Financing Partnership or a Joint Venture Subsidiary, (ii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by Borrower, EOPT or any Joint Venture Parent subject) to a Lien which secures Indebtedness of any Person, other than Permitted Liens, and (iii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by Borrower, EOPT or Joint Venture Parent subject) to any Negative Pledge. All of the information set forth on Schedule 1.1 is true and correct in all material respects.

ARTICLE V
AFFIRMATIVE AND NEGATIVE COVENANTS
          The Borrower covenants and agrees that, so long as any Bank has any Commitment hereunder or any Obligations remain unpaid:
          SECTION 5.1. Information. The Borrower will deliver to the Administrative Agent (who will promptly deliver copies of the same to each of the Banks):
          (a) as soon as available and in any event within five (5) Business Days after the same is filed with the Securities and Exchange Commission (but in no event later than 125 days after the end of each Fiscal Year of the Borrower) a consolidated balance sheet of the Borrower, EOPT and their Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of Borrower’s and EOPT’s operations and consolidated statements of Borrower’s and EOPT’s cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (if available), all reported in a manner acceptable to the Securities and Exchange Commission on Borrower’s and EOPT’s Form 10K and reported on by Ernst & Young LLP or other independent public accountants of nationally recognized standing;
          (b) as soon as available and in any event within five (5) Business Days after the same is filed with the Securities and Exchange Commission (but in no event later than 80 days after the end of each of the first three quarters of each Fiscal Year of the Borrower and EOPT), (i) a consolidated balance sheet of the Borrower, EOPT and their Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of Borrower’s and EOPT’s operations and consolidated statements of Borrower’s and EOPT’s cash flow for such quarter and for the portion of the Borrower’s or EOPT’s Fiscal Year ended at the end of such quarter, all reported in the form provided to the Securities and Exchange Commission on Borrower’s and EOPT’s Form 10Q, and (ii) and such other information reasonably requested by the Administrative Agent or any Bank;
          (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.8 on the date of such financial statements; (ii) certifying (x) that such financial statements fairly present in all material respects the financial condition and the results of operations of the Borrower on the dates and for the periods indicated, on the basis of GAAP, with respect to the Borrower subject, in the case of interim financial statements, to normally recurring year-end adjustments, and (y) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower during the period beginning on the date through which the last such review was made pursuant to this Section 5.1(c) (or, in the case of the first certification pursuant to this Section 5.1(c), the Closing Date)

and ending on a date not more than ten (10) Business Days prior to the date of such delivery and that (1) on the basis of such financial statements and such review of the Loan Documents, no Event of Default existed under Section 6.1(b) with respect to Sections 5.8 and 5.9 at or as of the date of said financial statements, and (2) on the basis of such review of the Loan Documents and the business and condition of the Borrower, to the best knowledge of such officer, as of the last day of the period covered by such certificate no Default or Event of Default under any other provision of Section 6.1 occurred and is continuing or, if any such Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and, the action the Borrower proposes to take in respect thereof. Such certificate shall set forth the calculations required to establish the matters described in clauses (1) and (2) above;
          (d) (i) within five (5) Business Days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer, or other executive officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and (ii) promptly and in any event within five (5) Business Days after the Borrower obtains knowledge thereof, notice of (x) any litigation or governmental proceeding pending or threatened against the Borrower or its directly or indirectly Real Property Assets as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, is likely to individually or in the aggregate, result in a Material Adverse Effect, and (y) any other event, act or condition which is likely to result in a Material Adverse Effect;
          (e) promptly upon the mailing thereof to the shareholders of EOPT generally, copies of all financial statements, reports and proxy statements so mailed;
          (f) promptly upon the filing thereof and to the extent the same are not publicly available (provided that in all events, Borrower shall provide notice to the Administrative Agent of any such filing), copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) (other than the exhibits thereto, which exhibits will be provided upon request therefor by any Bank) which EOPT shall have filed with the Securities and Exchange Commission;
          (g) promptly and in any event within thirty (30) days, if and when any member of the ERISA Group: (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, and in the case of clauses (i) through (vii) above, which event could result in a Material Adverse Effect, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;
          (h) promptly and in any event within ten (10) days after the Borrower obtains actual knowledge of any of the following events, a certificate of the Borrower, executed by an officer of the Borrower, specifying the nature of such condition, and the Borrower’s or, if the Borrower has actual knowledge thereof, the Environmental Affiliate’s proposed initial response thereto: (i) the receipt by the Borrower, or any of the Environmental Affiliates of any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Borrower, or any of the Environmental Affiliates, is not in compliance with applicable Environmental Laws, and such noncompliance is likely to have a Material Adverse Effect; (ii) the existence of any Environmental Claim pending against the Borrower or any Environmental Affiliate and such Environmental Claim is likely to have a Material Adverse Effect; or (iii) any release, emission, discharge or disposal of any Material of Environmental Concern that is likely to form the basis of any Environmental Claim against the Borrower or any Environmental Affiliate which in any such event is likely to have a Material Adverse Effect;
          (i) promptly and in any event within five (5) Business Days after receipt of any notices or correspondence from any company or agent for any company providing insurance coverage to the Borrower relating to any loss which is likely to result in a Material Adverse Effect, copies of such notices and correspondence;
          (j) promptly after Borrower has notified the Administrative Agent of any intention by Borrower to treat the Loans and/or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form; and
          (k) from time to time such additional information regarding the financial position or business of the Borrower, EOPT and their Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request in writing, so long as disclosure of such information could not result in a violation of, or expose the Borrower, EOPT or their Subsidiaries to any material liability under, any applicable law, ordinance or regulation or any agreements with unaffiliated third parties that are binding on the Borrower, EOPT or any of their Subsidiaries or on any Property of any of them.

          SECTION 5.2. Payment of Obligations. The Borrower, each Qualified Borrower, EOPT and their Consolidated Subsidiaries will pay and discharge, at or before maturity, all their respective material obligations and liabilities including, without limitation, any obligation pursuant to any agreement by which it or any of its properties is bound, in each case where the failure to so pay or discharge such obligations or liabilities is likely to result in a Material Adverse Effect, and will maintain in accordance with GAAP, appropriate reserves for the accrual of any of the same.
          SECTION 5.3. Maintenance of Property; Insurance; Leases.
          (a) The Borrower will keep, and will cause each Consolidated Subsidiary and Qualified Borrower to keep, all property useful and necessary in its business, including without limitation its Real Property Assets (for so long as it constitutes Real Property Assets), in good repair, working order and condition, ordinary wear and tear excepted, in each case where the failure to so maintain and repair will have a Material Adverse Effect.
          (b) The Borrower and each Qualified Borrower, to the extent applicable, shall maintain, or cause to be maintained, insurance at 100% replacement cost insurance coverage (subject to customary deductibles) in respect of each of its Real Property Assets, as well as commercial general liability insurance (including, without limitation, “builders’ risk” where applicable) against claims for personal, and bodily injury and/or death, to one or more persons, or property damage, as well as workers’ compensation insurance, in each case with respect to liability and casualty insurance with insurers having an A.M. Best policyholders’ rating of not less than A-VII in amounts that prudent owners of assets such as Borrower’s directly or indirectly owned Real Property Assets would maintain; provided, however, that such coverages and amounts are available to Borrower at commercially reasonable rates. The Borrower and each Qualified Borrower, to the extent applicable, will deliver to the Administrative Agent upon the reasonable request of the Administrative Agent from time to time (i) full information as to the insurance carried, (ii) within five (5) days of receipt of notice from any insurer a copy of any notice of cancellation or material change in coverage from that existing on the date of this Agreement and (iii) forthwith, notice of any cancellation or nonrenewal (without replacement) of coverage by the Borrower or such Qualified Borrower.
          SECTION 5.4. Maintenance of Existence. The Borrower, each Qualified Borrower and EOPT each will preserve, renew and keep in full force and effect, its partnership and trust existence and its respective rights, privileges and franchises necessary for the normal conduct of business unless the failure to maintain such rights and franchises does not have a Material Adverse Effect.
          SECTION 5.5. Compliance with Laws. The Borrower and EOPT will, and will cause their Subsidiaries to, comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, and all zoning and building codes with respect to its Real Property Assets and ERISA and the rules and regulations thereunder and all federal securities laws) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to do so will not have a Material Adverse Effect or expose Administrative Agent or Banks to any material liability therefor.
          SECTION 5.6. Inspection of Property, Books and Records. The Borrower will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities in conformity with GAAP, modified as required by this Agreement and applicable law; and will permit representatives of any Bank at such Bank’s expense to visit and inspect any of its properties, including without limitation its Real Property Assets, and so long as disclosure of such information could not result in a violation of, or expose the Borrower, any Qualified Borrower, EOPT or their Subsidiaries to any material liability under, any applicable law, ordinance or regulation or any agreements with unaffiliated third parties that are binding on the Borrower, any Qualified Borrower, EOPT or any of their Subsidiaries or on any Property of any of them, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers and independent public accountants, all at such reasonable times during normal business hours, upon reasonable prior notice and as often as may reasonably be desired. Administrative Agent shall coordinate any such visit or inspection to arrange for review by any Bank requesting any such visit or inspection.
          SECTION 5.7. Existence. The Borrower shall do or cause to be done, all things necessary to preserve and keep in full force and effect its, each Qualified Borrower’s, EOPT’s and their Consolidated Subsidiaries’ existence and its patents, trademarks, servicemarks, tradenames, copyrights, franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other rights, consents and approvals the nonexistence of which is likely to have a Material Adverse Effect.
          SECTION 5.8. Financial Covenants.
          (a) Total Debt to Total Asset Value. Borrower shall not permit the ratio of Total Debt to Total Asset Value of Borrower to exceed 0.60:1 at any time; provided, however, that with respect to any Fiscal Quarter in which Borrower acquired any Real Property Assets, the ratio of Total Debt to Total Asset Value of Borrower for such Fiscal Quarter and for the next succeeding Fiscal Quarter may exceed 0.60:1, provided that such ratio in no event shall exceed 0.65:1, and provided, further, that thereafter such ratio shall not exceed 0.60:1.
          (b) Cash Flow to Fixed Charges Ratio. Borrower shall not permit the ratio of Cash Flow for the then most recently completed Fiscal Quarter to Fixed Charges for the then most recently completed Fiscal Quarter to be less than 1.5:1.
          (c) Secured Debt to Total Asset Value. Borrower shall not permit the ratio of Secured Debt to Total Asset Value of Borrower to exceed 0.40:1 at any time.

          (d) Unencumbered Pool. Borrower shall not permit the ratio of the outstanding Unsecured Debt to Unencumbered Asset Value to exceed 0.60:1 at any time; provided, however, that with respect to any Fiscal Quarter in which Borrower acquired any Real Property Assets, the ratio of Unsecured Debt to Unencumbered Asset Value of Borrower for such Fiscal Quarter and for the next succeeding Fiscal Quarter may exceed 0.60:1, provided that such ratio in no event shall exceed 0.65:1, and provided, further, that thereafter such ratio shall not exceed 0.60:1.
          (e) Permitted Holdings. Borrower’s primary business will be the ownership, operation and development of Office Properties and Parking Properties and any other business activities of Borrower and its Subsidiaries will remain incidental thereto. Notwithstanding the foregoing, Borrower and its Subsidiaries may acquire or maintain Permitted Holdings if and so long as the aggregate value of Permitted Holdings, whether held directly or indirectly by Borrower does not exceed, at any time, thirty-five percent (35%) of Total Asset Value of Borrower unless a greater percentage is approved by the Majority Banks (which approval shall not be unreasonably withheld, conditioned or delayed).
          (f) No Liens. Borrower and EOPT shall not, and shall not allow any of their Subsidiaries, Financing Partnerships or Joint Venture Subsidiaries to, allow any Qualifying Unencumbered Property (or any equity interests in such Property that are owned directly or indirectly by Borrower, EOPT or any Joint Venture Parent), that is necessary to comply with the provisions of Section 5.8(d) hereof, to become subject to a Lien that secures the Indebtedness of any Person, other than Permitted Liens.
          (g) Calculation. Calculations of ratios and financial requirements shall be made as of the last day of each Fiscal Quarter.
          SECTION 5.9. Restriction on Fundamental Changes.
          (a) Neither the Borrower nor EOPT shall enter into any merger or consolidation without obtaining the prior written consent thereto in writing of the Majority Banks, unless the following criteria are met: (i) either (x) the Borrower or EOPT is the surviving entity, or (y) the individuals constituting EOPT’s board of directors or board of trustees immediately prior to such merger or consolidation represent a majority of the surviving entity’s board of directors or board of trustees after such merger or consolidation; and (ii) the entity which is merged into Borrower or EOPT is predominantly in the commercial real estate business. Nothing in this Section shall be deemed to prohibit the sale or leasing of portions of the Real Property Assets in the ordinary course of business.
          (b) The Borrower shall not amend its agreement of limited partnership or other organizational documents in any manner that would have a Material Adverse Effect without the Majority Banks’ consent, which shall not be unreasonably withheld, conditioned or delayed. Without limitation of the foregoing, no Person shall be admitted as a general partner of the Borrower other than EOPT. EOPT shall not amend its declaration of trust, by-laws, or other organizational documents in any manner that would have a Material Adverse Effect without the Majority Banks’ consent, which shall not be unreasonably withheld, conditioned or delayed. No Qualified Borrower shall amend its organizational documents in any manner that would have a Material Adverse Effect without the Majority Banks’ consent. The Borrower shall not make any “in-kind” transfer of any of its property or assets to any of its constituent partners if such transfer would result in an Event of Default under Section 6.1(b) by reason of a breach of the provisions of Section 5.8.
          (c) Subject to the provisions of clause (b) above, the Borrower shall deliver to Administrative Agent copies of all amendments to its agreement of limited partnership or to EOPT’s declaration of trust, by-laws, or other organizational documents no less than ten (10) days after the effective date of any such amendment.
          SECTION 5.10. Changes in Business.
          (a) Except for Permitted Holdings, neither the Borrower, any Qualified Borrower nor EOPT shall enter into any business which is substantially different from that conducted by the Borrower or EOPT on the Closing Date after giving effect to the transactions contemplated by the Loan Documents. The Borrower shall carry on its business operations through the Borrower, its Consolidated Subsidiaries and its Investment Affiliates.
          (b) Except for Permitted Holdings, Borrower shall not engage in any line of business other than ownership, operation and development of Office Properties and Parking Properties and the provision of services incidental thereto, whether directly or through its Consolidated Subsidiaries and Investment Affiliates.
          SECTION 5.11. EOPT Status.
          (a) Status. EOPT shall at all times (i) remain a publicly traded company listed for trading on the New York Stock Exchange, and (ii) maintain its status as a self-directed and self-administered real estate investment trust under the Code.
          (b) Indebtedness. EOPT shall not, directly or indirectly, create, incur, assume or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
               (1) the Obligations; and
               (2) Indebtedness of Borrower for which there is recourse to EOPT which, after giving effect thereto, may be incurred or may remain outstanding without giving rise to an Event of Default or Default under any provision of this Article V.

          (c) Restriction on Fundamental Changes.
          (1) EOPT shall not have an investment in any Person other than (i) Borrower or indirectly through Borrower, (ii) directly or indirectly in Financing Partnerships, and (iii) the interests identified on Schedule 5.11(c)(1) as being owned by EOPT.
          (2) EOPT shall not acquire an interest in any Property other than securities issued by Borrower and Financing Partnerships and the interests identified on Schedule 5.11(c)(2) attached hereto.
          (3) EOP-QRS Business Trust shall not have any investments or own any assets other than the interests in the Financing Partnerships identified on Schedule 5.11(c)(3) as being owned by EOP-QRS Business Trust.
          (d) Environmental Liabilities. Neither EOPT nor any of its Subsidiaries shall become subject to any Environmental Claim which has a Material Adverse Effect, including, without limitation, any arising out of or related to (i) the release or threatened release of any Material of Environmental Concern into the environment, or any remedial action in response thereto, or (ii) any violation of any Environmental Laws. Notwithstanding the foregoing provision, EOPT shall have the right to contest in good faith any claim of violation of an Environmental Law by appropriate legal proceedings and shall be entitled to postpone compliance with the obligation being contested as long as (i) no Event of Default shall have occurred and be continuing, (ii) EOPT shall have given Administrative Agent prior written notice of the commencement of such contest, (iii) noncompliance with such Environmental Law shall not subject EOPT or such Subsidiary to any criminal penalty or subject Administrative Agent or any Bank to pay any civil penalty or to prosecution for a crime, and (iv) no portion of any Property material to Borrower or its condition or prospects shall be in substantial danger of being sold, forfeited or lost, by reason of such contest or the continued existence of the matter being contested.
          (e) Disposal of Partnership Interests. EOPT will not directly or indirectly convey, sell, transfer, assign, pledge or otherwise encumber or dispose of any of its partnership interests in Borrower or any of its equity interest in any of the partners of the Borrower as of the date hereof (except in connection with the dissolution or liquidation of such partners of the Borrower), except for the reduction of EOPT’s interest in the Borrower arising from Borrower’s issuance of partnership interests in the Borrower or the retirement of preference units by Borrower. EOPT will continue to be the sole general partner of Borrower.
          SECTION 5.12. Other Indebtedness. Borrower and EOPT shall not allow any of their Subsidiaries, Financing Partnerships or Joint Venture Subsidiaries that own, directly or indirectly, any Qualifying Unencumbered Property to directly or indirectly create, incur, assume or otherwise become or remain liable with respect to any Indebtedness other than trade debt incurred in the ordinary course of business and Indebtedness owing to Borrower, if the resulting failure of such Property to qualify as a Qualifying Unencumbered Property would result in an Event of Default under Section 5.8.
          SECTION 5.13. Forward Equity Contracts. If Borrower shall enter into any forward equity contracts, Borrower may only settle the same by delivery of stock, it being agreed that if Borrower shall settle the same with cash, the same shall constitute an Event of Default hereunder.
ARTICLE VI
DEFAULTS
          SECTION 6.1. Events of Default. An “Event of Default” shall have occurred if one or more of the following events shall have occurred and be continuing:
          (a) the Borrower or any Qualified Borrower shall fail to pay when due any principal of any Loan, or the Borrower or any Qualified Borrower shall fail to pay when due interest on any Loan or any fees or any other amount payable to Administrative Agent, Syndication Agent or the Banks hereunder and the same shall continue for a period of five (5) days after the same becomes due;
          (b) the Borrower (or in the case of Section 5.11, EOPT, or in the case of Section 5.10, any Qualified Borrower) shall fail to observe or perform any covenant contained in Section 5.8, Section 5.9(a) or (b), Section 5.10, Section 5.11(a), (b), (c) or (e), Section 5.12 or Section 5.13;
          (c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a), (b), (d), (e), (f), (g), (h), (j), (n) or (o) of this Section 6.1) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent, or if such default is of such a nature that it cannot with reasonable effort be completely remedied within said period of thirty (30) days such additional period of time as may be reasonably necessary to cure same, provided Borrower commences such cure within said thirty (30) day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed ninety (90) days;
          (d) any representation, warranty, certification or statement made by the Borrower in this Agreement or EOPT on the EOPT Guaranty or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made) and, with respect to such representations, warranties, certifications or statements not known by the Borrower or EOPT, as applicable, at the time made or deemed made to be incorrect, the defect causing such representation or warranty to be incorrect when made (or deemed made) is not removed within thirty (30) days after written notice thereof from Administrative Agent to Borrower or EOPT, as applicable;

          (e) the Borrower, any Qualified Borrower, EOPT, any Subsidiary or any Investment Affiliate shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Recourse Debt (other than the Obligations) for which the aggregate outstanding principal amount exceeds $50,000,000 and such default shall continue beyond the giving of any required notice and the expiration of any applicable grace period and such default has not been waived, in writing, by the holder of any such Debt; or the Borrower, any Qualified Borrower, EOPT, any Subsidiary or any Investment Affiliate shall default in the performance or observance of any obligation or condition with respect to any such Recourse Debt or any other event shall occur or condition exist beyond the giving of any required notice and the expiration of any applicable grace period, if the effect of such default, event or condition is to accelerate the maturity of any such indebtedness or to permit (without any further requirement of notice or lapse of time) the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such indebtedness;
          (f) the Borrower or EOPT shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidate, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing;
          (g) an involuntary case or other proceeding shall be commenced against the Borrower or EOPT seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Borrower or EOPT under the federal bankruptcy laws as now or hereafter in effect;
          (h) one or more final, non-appealable judgments or decrees in an aggregate amount of Fifty Million Dollars ($50,000,000) or more shall be entered by a court or courts of competent jurisdiction against EOPT, any Qualified Borrower, the Borrower or, to the extent of any recourse to EOPT or the Borrower, any Qualified Borrower, any of its Consolidated Subsidiaries (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing) and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within thirty (30) days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees;
          (i) the Board of Trustees of the EOPT shall cease to consist of a majority of Continuing EOPT Trustees. “Continuing EOPT Trustees” shall mean the trustees of EOPT on the Effective Date and each other trustee of EOPT if such trustee’s nomination for election to the

Board of Trustees of EOPT is recommended by a majority of the then Continuing EOPT Trustees or by a majority of any nominating committee appointed by the then Continuing EOPT Trustees for the purpose of nominating directors for election to the Board of Trustees of EOPT, unless such recommendation is in connection with, or as a result of, the acquisition of a controlling interest in EOPT by a third Person;
          (j) any Person (including affiliates of such Person) or “group” (as such term is defined in applicable federal securities laws and regulations) shall acquire more than thirty percent (30%) of the common shares of EOPT;
          (k) EOPT shall cease at any time to qualify as a real estate investment trust under the Code;
          (l) if any Termination Event with respect to a Plan, Multiemployer Plan or Benefit Arrangement shall occur as a result of which Termination Event or Events any member of the ERISA Group has incurred or may incur any liability to the PBGC or any other Person and the sum (determined as of the date of occurrence of such Termination Event) of the insufficiency of such Plan, Multiemployer Plan or Benefit Arrangement and the insufficiency of any and all other Plans, Multiemployer Plans and Benefit Arrangements with respect to which such a Termination Event shall occur and be continuing (or, in the case of a Multiple Employer Plan with respect to which a Termination Event described in clause (ii) of the definition of Termination Event shall occur and be continuing and in the case of a liability with respect to a Termination Event which is or could be a liability of the Borrower or EOPT rather than a liability of the Plan, the liability of the Borrower or EOPT) is equal to or greater than $20,000,000 and which the Administrative Agent reasonably determines will have a Material Adverse Effect;
          (m) if, any member of the ERISA Group shall commit a failure described in Section 302(f)(1) of ERISA or Section 412(n)(1) of the Code and the amount of the lien determined under Section 302(f)(3) of ERISA or Section 412(n)(3) of the Code that could reasonably be expected to be imposed on any member of the ERISA Group or their assets in respect of such failure shall be equal to or greater than $20,000,000 and which the Administrative Agent reasonably determines will have a Material Adverse Effect;
          (n) at any time, for any reason the Borrower or any Qualified Borrower seeks to repudiate its obligations under any Loan Document or EOPT seeks to repudiate its obligations under the EOPT Guaranty or the Borrower seeks to repudiate its obligations under the Qualified Borrower Guaranty;
          (o) a default beyond any applicable notice or grace period under any of the other Loan Documents;
          (p) any assets of Borrower or any Qualified Borrower shall constitute “assets” (within the meaning of ERISA or Section 4975 of the Code, including but not limited to 29 C.F.R. § 2510.3-101 or any successor regulation thereto) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code; or
          (q) the Note, the Loan, the Obligations, the EOPT Guaranty or any of the Loan Documents or the exercise of any of the Administrative Agent’s or any of the Bank’s rights in connection therewith shall constitute a prohibited transaction under ERISA and/or the Code.
          SECTION 6.2. Rights and Remedies.
          (a) Upon the occurrence of any Event of Default described in Sections 6.1(f), (g), (p) or (q), the Commitments and the Swingline Commitment shall immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Loans and any and all accrued fees and other Obligations hereunder shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower for itself and on behalf of any Qualified Borrower; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent may (and upon the demand of the Majority Banks shall), by written notice to the Borrower, in addition to the exercise of all of the rights and remedies permitted the Administrative Agent and the Banks at law or equity or under any of the other Loan Documents, declare that the Commitments are terminated and declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued fees and other Obligations hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and (except as otherwise provided in the Loan Documents) without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower for itself and on behalf of any Qualified Borrower.
          (b) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent, and the Banks each agree that any exercise or enforcement of the rights and remedies granted to the Administrative Agent or the Banks under this Agreement or at law or in equity with respect to this Agreement or any other Loan Documents shall be commenced and maintained by the Administrative Agent on behalf of the Administrative Agent and/or the Banks. The Administrative Agent shall act at the direction of the Majority Banks in connection with the exercise of any and all remedies at law, in equity or under any of the Loan Documents or, if the Majority Banks are unable to reach agreement, then, from and after an Event of Default, the Administrative Agent may pursue such rights and remedies as it may determine.
          SECTION 6.3. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.1(c) and 6.1(d) promptly upon being requested to do so by the Majority Banks and shall thereupon notify all the Banks thereof. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than nonpayment of principal of or interest on the Loans) unless Administrative Agent has received notice in writing from a Bank or Borrower referring to this Agreement or the other Loan Documents, describing such event or condition. Should Administrative Agent receive notice of the occurrence of an Default or Event of Default expressly stating that such notice is a notice of an Default or Event of Default, or should Administrative Agent send Borrower a notice of Default or Event of Default, Administrative Agent shall promptly give notice thereof to each Bank.
          SECTION 6.4. Actions in Respect of Letters of Credit.
          (a) If, at any time and from time to time, any Letter of Credit shall have been issued hereunder and an Event of Default shall have occurred and be continuing, then, upon the occurrence and during the continuation thereof, the Administrative Agent may, and upon the demand of the Majority Banks shall, whether in addition to the taking by the Administrative Agent of any of the actions described in this Article or otherwise, make a demand upon the Borrower to, and forthwith upon such demand (but in any event within ten (10) days after such demand) the Borrower shall, pay to the Administrative Agent, on behalf of the Banks, in same day funds at the Administrative Agent’s office designated in such demand, for deposit in a special cash collateral account (the “Letter of Credit Collateral Account”) to be maintained in the name of Borrower for the benefit of the Administrative Agent (on behalf of the Banks) and under the Administrative Agent’s sole dominion and control at such place as shall be designated by the Administrative Agent, an amount equal to the amount of the Letter of Credit Usage under the Letters of Credit. Interest shall accrue on the Letter of Credit Collateral Account at a rate equal to the rate on overnight funds.
          (b) The Borrower hereby grants to the Administrative Agent, as administrative agent for its benefit and the ratable benefit of the Banks a lien on and a security interest in, the following collateral (the “Letter of Credit Collateral”):
               (i) the Letter of Credit Collateral Account, all cash deposited therein and all certificates and instruments, if any, from time to time representing or evidencing the Letter of Credit Collateral Account;
               (ii) all notes, certificates of deposit and other instruments from time to time hereafter delivered to or otherwise possessed by the Administrative Agent for or on behalf of the Borrower in substitution for or in respect of any or all of the then existing Letter of Credit Collateral;
               (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Letter of Credit Collateral, provided that if no Event of Default shall have occurred and be continuing, any interest, dividends and other earnings received with respect to the Letter of Credit Collateral shall be distributed to Borrower on a monthly basis; and

               (iv) to the extent not covered by the above clauses, all proceeds of any or all of the foregoing Letter of Credit Collateral.
The lien and security interest granted hereby secures the payment of all obligations of the Borrower now or hereafter existing hereunder and under any other Loan Document.
          (c) The Borrower hereby authorizes the Administrative Agent for the ratable benefit of the Banks to apply, from time to time after funds are deposited in the Letter of Credit Collateral Account, funds then held in the Letter of Credit Collateral Account to the payment of any amounts, in such order as the Administrative Agent may elect, as shall have become due and payable by the Borrower to the Banks in respect of the Letters of Credit.
          (d) Neither the Borrower nor any Person claiming or acting on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account, except as provided in Section 6.4(h) hereof.
          (e) The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this Section 6.4.
          (f) If any Event of Default shall have occurred and be continuing:
               (i) The Administrative Agent may, in its sole discretion, without notice to the Borrower except as required by law and at any time from time to time, charge, set off or otherwise apply all or any part of the Letter of Credit Collateral, first, (x) amounts previously drawn on any Letter of Credit that have not been reimbursed by the Borrower and (y) any Letter of Credit Usage described in clause (ii) of the definition thereof that are then due and payable and second, any other unpaid Obligations then due and payable against the Letter of Credit Collateral Account or any part thereof, in such order as the Administrative Agent shall elect. The rights of the Administrative Agent under this Section 6.4 are in addition to any rights and remedies which any Bank may have.
               (ii) The Administrative Agent may also exercise, in its sole discretion, in respect of the Letter of Credit Collateral Account, in addition to the other rights and remedies provided herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of Illinois at that time.
          (g) The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Letter of Credit Collateral if the Letter of Credit Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, it being understood that, assuming such treatment, the Administrative Agent shall not have any responsibility or liability with respect thereto.

          (h) At such time as all Events of Default have been cured or waived in writing, all amounts remaining in the Letter of Credit Collateral Account shall be promptly returned to the Borrower, and in the case of Letters of Credit maturing after the Maturity Date, upon the return of any such Letters of Credit, any amount attributable to such Letter of Credit shall be promptly returned to the Borrower. Absent such cure or written waiver or return, any surplus of the funds held in the Letter of Credit Collateral Account and remaining after payment in full of all of the Obligations of the Borrower hereunder and under any other Loan Document after the Maturity Date shall be paid to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.
          SECTION 6.5. Distribution of Proceeds after Default. Notwithstanding anything contained herein to the contrary but subject to the provisions of Section 9.16 hereof, from and after an Event of Default, to the extent proceeds are received by Administrative Agent, such proceeds will be distributed to the Banks pro rata in accordance with the unpaid principal amount of the Loans (giving effect to any participations granted therein pursuant to Section 2.3 and Section 9.4).
ARTICLE VII
THE AGENTS
          SECTION 7.1. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent and the Syndication Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Syndication Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Except as set forth in Sections 7.8 and 7.9 hereof, the provisions of this Article VII are solely for the benefit of Administrative Agent, the Syndication Agent and the Banks, and Borrower shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, Administrative Agent and the Syndication Agent shall each act solely as an agent of the Banks and do not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower.
          SECTION 7.2. Agency and Affiliates. Bank of America, N.A. and JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent or Syndication Agent respectively, and Bank of America, N.A., JPMorgan Chase Bank, N.A., and their affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower, EOPT or any Subsidiary or affiliate of the Borrower as if they were not the Administrative Agent and Syndication Agent, respectively, hereunder, and the term “Bank” and “Banks” shall include Bank of America, N.A. and JPMorgan Chase Bank, N.A., in their individual capacities.

          SECTION 7.3. Action by Administrative Agent and Syndication Agent. The obligations of the Administrative Agent and Syndication Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent and Syndication Agent shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Article VI. The duties of Administrative Agent and Syndication Agent shall be administrative in nature. Subject to the provisions of Sections 7.1, 7.5 and 7.6, Administrative Agent shall use the same care in the administration of the Loans in the same manner as Administrative Agent uses in the administration of its own loans.
          SECTION 7.4. Consultation with Experts. As between Administrative Agent and Syndication Agent on the one hand and the Banks on the other hand, the Administrative Agent and Syndication Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
          SECTION 7.5. Liability of Administrative Agent. As between Administrative Agent on the one hand and the Banks on the other hand, none of the Administrative Agent nor any of its affiliates nor any Agent-Related Person, shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Majority Banks or (ii) in the absence of its own gross negligence or willful misconduct. As between Administrative Agent on the one hand and the Banks on the other hand, none of the Administrative Agent nor any Agent-Related Person, shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. As between Administrative Agent and the Agent-Related Persons on the one hand and the Banks on the other hand, neither the Administrative Agent nor the Agent-Related Persons shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.
          SECTION 7.6. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Administrative Agent and each Agent-Related Person and their affiliates and its directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including, without limitation, counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee’s gross negligence or willful misconduct) that such indemnitee may suffer or incur in connection with its duties as Administrative Agent under this Agreement, the other Loan Documents or any action taken or omitted by such indemnitee hereunder. In the event that the Administrative Agent or any Agent-Related Person shall, subsequent to its receipt of indemnification payment(s)

from Banks in accordance with this section, recoup any amount from the Borrower, or any other party liable therefor in connection with such indemnification, the Administrative Agent or such Agent-Related Person shall reimburse the Banks which previously made the payment(s) pro rata, based upon the actual amounts which were theretofore paid by each Bank. The Administrative Agent or such Agent-Related Person shall reimburse such Banks so entitled to reimbursement within two (2) Business Days of its receipt of such funds from the Borrower or such other party liable therefor.
          SECTION 7.7. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent or any other Bank or Agent-Related Person, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent or any other Bank or Agent-Related Person, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.
          SECTION 7.8. Successor Administrative Agent or Syndication Agent. The Administrative Agent or the Syndication Agent may resign at any time by giving notice thereof to the Banks, the Borrower and each other. In addition, the Administrative Agent or the Syndication Agent, as applicable, shall resign in the event its Commitment (without participations) is reduced to less than Thirty Million Dollars ($30,000,000), in the case of the Administrative Agent, or Twenty-Five Million Dollars ($25,000,000), in the case of the Syndication Agent (and only for so long as JPMorgan Chase Bank, N.A. is the Syndication Agent), unless as a result of a cancellation or reduction in the aggregate Commitments. In addition, if the Administrative Agent shall so resign, then it shall also have the right simultaneously therewith, to resign as one of the Fronting Banks (it being understood that such resignation shall have no affect on any Letters of Credit that it may have issued as Fronting Bank and which shall be outstanding at such time), and shall resign as the Swingline Lender. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Administrative Agent and Swingline Lender or Syndication Agent, as applicable, which successor Administrative Agent and Swingline Lender or successor Syndication Agent (as applicable) shall, provided no Event of Default has occurred and is then continuing, be subject to Borrower’s approval, which approval shall not be unreasonably withheld, conditioned or delayed (except that Borrower shall, in all events, be deemed to have approved JPMorgan Chase Bank, N.A., as a successor Administrative Agent and Swingline Lender and Bank of America, N.A., as a successor Syndication Agent). If no successor Administrative Agent and Swingline Lender or Syndication Agent (as applicable) shall have been so appointed by the Majority Banks and approved by the Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent and Swingline Lender or Syndication Agent (as applicable) gives notice of resignation, then the retiring Administrative Agent, or retiring Syndication Agent (as applicable) may, on behalf of the Banks, appoint a successor Administrative Agent or Syndication Agent (as applicable), which shall be the Administrative Agent and Swingline Lender or the Syndication Agent as the case may be, who shall act until the Majority Banks shall appoint an Administrative Agent and Swingline Lender or

Syndication Agent. Any appointment of a successor Administrative Agent and Swingline Lender or Syndication Agent by Majority Banks or the retiring Administrative Agent and Swingline Lender or the Syndication Agent pursuant to the preceding sentence shall, provided no Event of Default has occurred and is then continuing, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Upon the acceptance of its appointment as the Administrative Agent and Swingline Lender or Syndication Agent hereunder by a successor Administrative Agent and Swingline Lender or successor Syndication Agent, as applicable, such successor Administrative Agent and Swingline Lender, or successor Syndication Agent, as applicable, shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent and Swingline Lender or retiring Syndication Agent, as applicable, and the retiring Administrative Agent and Swingline Lender or the retiring Syndication Agent, as applicable, shall be discharged from its duties and obligations hereunder. The rights and duties of the Administrative Agent to be vested in any successor Administrative Agent shall include, without limitation, the rights and duties as Swingline Lender. After any retiring Administrative Agent’s or retiring Syndication Agent’s resignation hereunder, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or the Syndication Agent, as applicable. For gross negligence or willful misconduct, as determined by all the Banks (excluding for such determination Administrative Agent in its capacity as a Bank, as applicable), Administrative Agent or Syndication Agent may be removed at any time by giving at least thirty (30) Business Days prior written notice to Administrative Agent, Syndication Agent and Borrower. Such resignation or removal shall take effect upon the acceptance of appointment by a successor Administrative Agent or Syndication Agent, as applicable, in accordance with the provisions of this Section 7.8.
          SECTION 7.9. Consents and Approvals. All communications from Administrative Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Bank where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Bank and to the extent not previously provided to such Bank, written materials and a summary of all oral information provided to Administrative Agent by Borrower in respect of the matter or issue to be resolved, and (iv) shall include Administrative Agent’s recommended course of action or determination in respect thereof. Each Bank shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefor from Administrative Agent (the “Bank Reply Period”). Unless a Bank shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the Bank Reply Period, such Bank shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Majority Banks or all the Banks, Administrative Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Banks and upon receiving the required approval or consent shall follow the course of action or determination of the Majority

Banks or all the Banks (and each non-responding Bank shall be deemed to have concurred with such recommended course of action), as the case may be.
ARTICLE VIII
CHANGE IN CIRCUMSTANCES
          SECTION 8.1. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing or Money Market IBOR Loan the Administrative Agent determines in good faith that deposits in dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Loans shall be suspended. In such event, (a) unless the Borrower notifies the Administrative Agent at least two Business Days before the date of (i) any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing, or (ii) any Money Market IBOR Borrowing for which a Notice of Money Market Borrowing has previously been given, the Money Market IBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day, and (b) any Notice of Borrowing for a Euro-Dollar Borrowing denominated in an Alternate Currency shall be ineffective.
          SECTION 8.2. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency shall make it unlawful for any Bank (or its Euro-Dollar Lending Office) to (x) make, maintain or fund its Euro-Dollar Loans, or (y) to participate in any Letter of Credit issued by the Fronting Bank, or, with respect to the Fronting Bank, to issue any Letter of Credit, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank in case of the event described in clause (x) above to make Euro-Dollar Loans, or in the case of the event described in clause (y) above, to participate in any Letter of Credit issued by the Fronting Bank or, with respect to the Fronting Bank, to issue any Letter of Credit, shall be suspended. With respect to Euro-Dollar Loans, before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall be deemed to have delivered a Notice of Interest Rate Election and such Euro-Dollar Loan shall be converted as of such date to a Base Rate Loan (without payment of any amounts that Borrower would otherwise be obligated to pay pursuant to Section 2.13 hereof with respect to Loans converted pursuant to this Section 8.2) in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.
          If at any time, it shall be unlawful for any Bank to make, maintain or fund its Euro-Dollar Loans, the Borrower shall have the right, upon five (5) Business Day’s notice to the Administrative Agent, to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans, and to become a Bank hereunder, or obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest and all other amounts due thereon, upon which event, such Bank’s Commitments shall be deemed to be canceled pursuant to Section 2.11(e).
          SECTION 8.3. Increased Cost and Reduced Return.
          (a) If, on or after (x) the date hereof in the case of Committed Loans made pursuant to Section 2.1, or (y) the date of the related Money Market Quote (in each case, the “Loan Effective Date”), in the case of any Money Market Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) made at the Closing Date of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the interbank market any other condition materially more burdensome in nature, extent or consequence than those in existence as of the Loan Effective Date affecting such Bank’s Euro-Dollar Loans, its Note, or its obligation to make Euro-Dollar Loans, and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect to such Euro-Dollar Loans, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts (based upon a reasonable allocation thereof by such Bank to the Euro-Dollar Loans made by such Bank hereunder) as will compensate such Bank for such increased cost or reduction to the extent such Bank generally imposes such additional amounts on other borrowers of such Bank in similar circumstances.
          (b) If any Bank shall have reasonably determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount reasonably deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction to the extent such Bank generally imposes such additional amounts on other borrowers of such Bank in similar circumstances.
          (c) Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall fail to notify Borrower of any such event within 90 days following the end of the month during which such event occurred, then Borrower’s liability for any amounts described in this Section incurred by such Bank as a result of such event shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to the date upon which such Bank actually notified Borrower of the occurrence of such event. A certificate of any Bank claiming compensation under this Section and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.
          (d) If at any time, any Bank shall be owed amounts pursuant to this Section 8.3, the Borrower shall have the right, upon five (5) Business Day’s notice to the Administrative Agent to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans, and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest and all other amounts due thereon, upon which event, such Bank’s Commitment shall be deemed to be canceled pursuant to Section 2.11(e).

          SECTION 8.4. Taxes.
          (a) Any and all payments by the Borrower or any Qualified Borrower to or for the account of any Bank or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise or similar taxes imposed on it, by the jurisdiction of such Bank’s Applicable Lending Office or any political subdivision thereof or by any other jurisdiction (or any political subdivision thereof) as a result of a present or former connection between such Bank or Administrative Agent and such other jurisdiction or by the United States (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Non-Excluded Taxes”). If the Borrower or any Qualified Borrower shall be required by law to deduct any Non-Excluded Taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this Section 8.4) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Qualified Borrower shall make such deductions, (iii) the Borrower or Qualified Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower or Qualified Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.1, the original or a certified copy of a receipt evidencing payment thereof.
          (b) In addition, the Borrower and each Qualified Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or Letter of Credit or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as “Other Taxes”).
          (c) In the event that Non-Excluded Taxes not imposed on the Closing Date are imposed, or Non-Excluded Taxes imposed on the Closing Date increase, the applicable Bank shall notify the Administrative Agent and the Borrower of such event in writing within a reasonable period following receipt of knowledge thereof. If such Bank shall fail to notify Borrower of any such event within ninety (90) days following the end of the month during which such event occurred, then Borrower’s or Qualified Borrower’s liability for such additional Non-Excluded Taxes incurred by such Bank as a result of such event (including payment of a make-whole amount under Section 8.4(a)(i)) shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to, but excluding, the date upon which such Bank actually notified Borrower of the occurrence of such event.

          (d) The Borrower and each Qualified Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of Non-Excluded Taxes or Other Taxes (including, without limitation, any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.4) paid by such Bank or the Administrative Agent (as the case may be) and, so long as such Bank or Administrative Agent has promptly paid any such Non-Excluded Taxes or Other Taxes, any liability for penalties and interest arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date such Bank or the Administrative Agent (as the case may be) makes demand therefor.
          (e) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, shall provide the Borrower with (A) two duly completed copies of Internal Revenue Service form 1001, or any successor form prescribed by the Internal Revenue Service, and (B) an Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, and shall provide Borrower with two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, certifying (i) in the case of a Form 1001, that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, and (ii) in the case of being under Sections 1442(c)(1) and 1442(a) of the Internal Revenue Code, that it is entitled to an exemption from United States backup withholding tax. If the form provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from “Non-Excluded Taxes” as defined in Section 8.4(a).
          (f) For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form pursuant to Section 8.4(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.4(c) with respect to Non-Excluded Taxes imposed by the United States; provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Non-Excluded Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes so long as Borrower shall incur no cost or liability as a result thereof.
          (g) Upon reasonable demand by Borrower or any Qualified Borrower to the Administrative Agent or any Bank, the Administrative Agent or Bank, as the case may be, shall deliver to the Borrower or such Qualified Borrower, or to such government or taxing authority as the Borrower or such Qualified Borrower may reasonably direct, any form or document that may be required or reasonably requested in writing in order to allow the Borrower or such Qualified

Borrower to make a payment to or for the account of such Bank or the Administrative Agent hereunder or under any other Loan Document without any deduction or withholding for or on account of any Non-Excluded Taxes or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to the Borrower or such Qualified Borrower making such demand and to be executed and to be delivered with any reasonably required certification.
          (h) If the Borrower or any Qualified Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.4, then such Bank will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.
          (i) If at any time, any Bank shall be owed amounts pursuant to this Section 8.4, the Borrower shall have the right, upon five (5) Business Day’s notice to the Administrative Agent to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans, and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest and all other amounts due thereon, upon which event, such Bank’s Commitment shall be deemed to be canceled pursuant to Section 2.11(c).
          SECTION 8.5. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3 or 8.4 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:
          (a) Borrower shall be deemed to have delivered a Notice of Interest Rate Election with respect to such affected Euro-Dollar Loans and thereafter all Loans which would otherwise be made by such Bank to the Borrower as Dollar denominated as Euro-Dollar Loans shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and no Borrowing from such Bank would take effect with respect to Loans denominated in an Alternate Currency, and
          (b) after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead, and

          (c) Borrower will not be required to make any payment which would otherwise be required by Section 2.13 with respect to such Euro-Dollar Loans converted to Base Rate Loans pursuant to clause (a) above.
ARTICLE IX
MISCELLANEOUS
          SECTION 9.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission followed by telephonic confirmation or similar writing) and shall be given to such party: (x) in the case of the Borrower, any Qualified Borrower, the Syndication Agent or the Administrative Agent, at its address, telex number or facsimile number set forth on Exhibit F attached hereto with a duplicate copy thereof, in the case of the Borrower, to the Borrower, at Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, Attn: Chief Legal Counsel, and to DLA Piper Rudnick Gray Cary US LLP, 203 North LaSalle Street, Suite 1900, Chicago, Illinois 60601, Attn: James M. Phipps, Esq., (y) in the case of any Bank, at its address, telex number or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address, telex number or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex or facsimile transmission, when such telex or facsimile is transmitted to the telex number or facsimile number specified in this Section and the appropriate answerback or facsimile confirmation is received, (ii) if given by certified registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery, (iii) if given by a nationally recognized overnight carrier, 24 hours after such communication is deposited with such carrier with postage prepaid for next day delivery, or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received.
          SECTION 9.2. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
          SECTION 9.3. Expenses; Indemnification.
          (a) The Borrower shall pay within thirty (30) days after written notice from the Administrative Agent, (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, reasonable fees and disbursements of special counsel Skadden, Arps, Slate, Meagher & Flom LLP), in connection with the preparation of this Agreement, the Loan Documents and the documents and instruments referred to therein, and any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, (ii) all reasonable fees and disbursements of special counsel in connection with the syndication of the Loans, and (iii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent and each Bank, including, without limitation, fees and disbursements of counsel for the Administrative Agent and each of the Banks, in connection with the enforcement of the Loan Documents and the instruments referred to therein and such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom; provided, however, that the attorneys’ fees and disbursements for which Borrower is obligated under this subsection (a)(iii) shall be limited to the reasonable non-duplicative fees and disbursements of (A) counsel for Administrative Agent, and (B) counsel for all of the Banks as a group; and provided, further, that all other costs and expenses for which Borrower is obligated under this subsection (a)(iii) shall be limited to the reasonable non-duplicative costs and expenses of Administrative Agent. For purposes of this Section 9.3(a)(iii), (1) counsel for Administrative Agent shall mean a single outside law firm representing Administrative Agent, and (2) counsel for all of the Banks as a group shall mean a single outside law firm representing such Banks as a group (which law firm may or may not be the same law firm representing Administrative Agent).
          (b) The Borrower agrees to indemnify the Administrative Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding that may at any time (including, without limitation, at any time following the payment of the Obligations) be asserted against any Indemnitee, as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, (ii) any violation by the Borrower or the Environmental Affiliates of any applicable Environmental Law, (iii) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by the Borrower or any of the Environmental Affiliates, including, without limitation, all on-site and off-site activities of Borrower or any Environmental Affiliate involving Materials of Environmental Concern, (iv) the breach of any environmental representation or warranty set forth herein, but excluding those liabilities, losses, damages, costs and expenses (a) for which such Indemnitee has been compensated pursuant to the terms of this Agreement, (b) incurred solely by reason of the gross negligence, willful misconduct bad faith or fraud of any Indemnitee as finally determined by a court of competent jurisdiction, (c) arising from violations of Environmental Laws relating to a Property which are caused by the act or omission of such Indemnitee after such Indemnitee takes possession of such Property or (d) owing by such Indemnitee to any third party based upon contractual obligations of such Indemnitee owing to such third party which are not expressly set forth in the Loan Documents. In addition, the indemnification set forth in this Section 9.3(b) in favor of any director, officer, agent or employee of Administrative Agent or any Bank shall be solely in their respective capacities as such director, officer, agent or employee. The Borrower’s obligations under this Section shall survive the termination of this Agreement and the payment of the Obligations. Without limitation of the other provisions of this Section 9.3, Borrower shall indemnify and hold each of the Administrative Agent and the Banks free and harmless from and against all loss, costs (including reasonable attorneys’ fees and expenses), expenses, taxes, and damages (including consequential damages) that the Administrative Agent and the Banks may suffer or incur by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA or the Code necessary in the Administrative Agent’s reasonable judgment by reason of the inaccuracy of the representations and warranties, or a breach of the provisions, set forth in Section 4.6(b).
          SECTION 9.4. Sharing of Set-Offs. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or any Qualified Borrower or to any other Person, any such notice being hereby expressly waived, but subject to the prior consent of the Administrative Agent to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower or any Qualified Borrower against and on account of the Obligations of the Borrower or such Qualified Borrower then due and payable to such Bank under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Bank. Each Bank agrees that if it shall by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it or Letter of Credit participated in by it, or, in the case of the Fronting Bank, Letter of Credit issued by it, which is greater than the proportion received by any other Bank or Letter of Credit issued or participated in by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks or Letter of Credit issued or participated in by such other Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have to any deposits not received in connection with the Loans and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes or Letters of Credit. The Borrower, for itself and on behalf of any Qualified Borrower, agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note or Letter of Credit, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower or such Qualified Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Bank may, by separate agreement with the Borrower or any Qualified Borrower, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Bank under this Section 9.4.

          SECTION 9.5. Amendments and Waivers. Any provision of this Agreement or the Notes or other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Majority Banks (and, if the rights or duties of the Administrative Agent or the Swingline Lender in their capacity as Administrative Agent or the Swingline Lender, as applicable, are affected thereby, by the Administrative Agent or the Swingline Lender, as applicable); provided that (A) no amendment or waiver of the provisions of Article V (including, without limitation, any of the definitions of the defined terms used in Section 5.8 hereof) shall be effective unless signed by the Borrower and the Majority Banks and (B) no such amendment or waiver with respect to this Agreement, the Notes or any other Loan Documents shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment or extend the term of any Letter of Credit beyond twelve (12) months after the Maturity Date, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (v) change the method of calculating the Banks’ Pro Rata Shares, (vi) release the EOPT Guaranty or any Qualified Borrower Guaranty or (vii) modify the provisions of this Section 9.5.
          SECTION 9.6. Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement or the other Loan Documents without the prior written consent of all Banks and the Administrative Agent and a Bank may not assign or otherwise transfer any of its interest under this Agreement except as permitted in subsections (b), (c) and (e) of this Section 9.6.
          (b) Prior to the occurrence of an Event of Default, any Bank may at any time, with (and subject to) the consent of Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), grant to an existing Bank, one or more banks, finance companies, insurance companies or other financial institutions (a “Participant”) in minimum amounts of not less than $5,000,000 (or any lesser amount in the case of participations to an existing Bank) participating interests in its Commitment or any or all of its Loans. After the occurrence and during the continuance of an Event of Default, any Bank may at any time grant to any Person in any amount (also a “Participant”), participating interests in its Commitment or any or all of its Loans. Notwithstanding anything to the contrary in this subsection (b), with respect to a Bank’s granting of participations in its outstanding Money Market Loans prior to the occurrence of an Event of Default, the minimum amount of such participations shall be $5,000,000 and no consent of the Administrative Agent or the Borrower shall be required. Any participation made during the continuation of an Event of Default shall not be affected by the subsequent cure of such Event of Default. In the event of any such grant by a Bank of a participating interest to a

Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii), (iv) or (v) of Section 9.5 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest.
          (c) Any Bank may at any time assign to a Qualified Institution (in each case, an “Assignee”) (i) prior to the occurrence of an Event of Default, in minimum amounts of not less than Five Million Dollars ($5,000,000) and integral multiple of One Million Dollars ($1,000,000) thereafter (or any lesser amount in the case of assignments to an existing Bank or an Affiliate of such transferor Bank) and (ii) after the occurrence and during the continuance of an Event of Default, in any amount, all or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and, in either case, such Assignee shall assume such rights and obligations, pursuant to a Transfer Supplement in substantially the form of Exhibit “E” hereto executed by such Assignee and such transferor Bank; provided, that if no Event of Default shall have occurred and be continuing, such assignment shall be subject to the Administrative Agent’s, the Fronting Banks’ and the Borrower’s consent, which consent shall not be unreasonably withheld, conditioned or delayed; and provided further that if an Assignee is an affiliate of such transferor Bank and is an Affiliate Qualified Institution, or was a Bank immediately prior to such assignment, no such consent shall be required; and provided further that such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Money Market Loans. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and no further consent or action by any party shall be required and the transferor Bank shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.4. Any assignment made during the continuation of an Event of Default shall not be affected by any subsequent cure of such Event of Default.

          (d) Any Bank (each, a “Designating Lender”) may at any time designate one Designated Lender to fund Money Market Loans on behalf of such Designating Lender subject to the terms of this Section 9.6(d) and the provisions in Section 9.6(b) and (c) shall not apply to such designation. No Bank may designate more than one (1) Designated Lender at any one time. The parties to each such designation shall execute and deliver to the Lead Agent for its acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, the Lead Agent will accept such Designation Agreement and will give prompt notice thereof to the Borrower, whereupon, (i) the Borrower shall execute and deliver to the Designating Lender a Designated Lender Note payable to the order of the Designated Lender, (ii) from and after the effective date specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right (subject to the provisions of Section 2.4(b)) to make Money Market Loans on behalf of its Designating Lender pursuant to Section 2.4 after the Borrower has accepted a Money Market Loan (or portion thereof) of the Designating Lender, and (iii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to the Borrower, the Administrative Agent, the Senior Managing Agents, the Managing Agents, the Co-Agents and the Banks for each and every one of the obligations of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 7.6 hereof and any sums otherwise payable to the Borrower by the Designated Lender. Each Designating Lender shall serve as the administrative agent of the Designated Lender and shall on behalf of, and to the exclusion of, the Designated Lender: (i) receive any and all payments made for the benefit of the Designated Lender; and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents. Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as administrative agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf and shall be binding upon the Designated Lender to the same extent as if signed by the Designated Lender on its own behalf. The Borrower, the Administrative Agent, the Senior Managing Agents, the Managing Agents, the Co-Agents and the Banks may rely thereon without any requirement that the Designated Lender sign or acknowledge the same. No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Lender or otherwise in accordance with the provisions of Section 9.6 (b) and (c).
          (e) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

          (f) No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.3 or 8.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.2, 8.3 or 8.4 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.
          (g) No Assignee of any rights and obligations under this Agreement shall be permitted to further assign less than all of such rights and obligations. No participant in any rights and obligations under this Agreement shall be permitted to sell subparticipations of such rights and obligations.
          (h) Anything in this Agreement to the contrary notwithstanding, so long as no Event of Default shall have occurred and be continuing, no Bank shall be permitted to enter into an assignment of, or sell a participation interest in, its rights and obligations hereunder which would result in such Bank holding a Commitment without participants of less than Five Million Dollars ($5,000,000) (or in the case of the Administrative Agent, Thirty Million Dollars ($30,000,000)) unless as a result of a cancellation or reduction of the aggregate Commitments; provided, however, that no Bank shall be prohibited from assigning its entire Commitment so long as such assignment is otherwise permitted under this Section 9.6.
          SECTION 9.7. Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.
          SECTION 9.8. Governing Law; Submission to Jurisdiction.
          (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
          (b) Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property and each Qualified Borrower, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. The Borrower irrevocably consents, for itself and each Qualified Borrower, to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower or Qualified Borrower at its address set forth below. The Borrower, for itself and each Qualified Borrower, hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower or any Qualified Borrower in any other jurisdiction.
          (c) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so under applicable law, that the rate of exchange used shall be the spot rate at which in accordance with normal banking procedures the first currency could be purchased in New York City with such other currency by the person obtaining such judgment on the Business Day preceding that on which final judgment is given.
          (d) The parties agree, to the fullest extent that they may effectively do so under applicable law, that the obligations of the Borrower or any Qualified Borrower to make payments in any currency of the principal of and interest on the Loans of the Borrower and any Qualified Borrower and any other amounts due from the Borrower or any Qualified Borrower hereunder to the Administrative Agent as provided herein (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with Section 9.8(c)), in any currency other than the relevant currency, except to the extent that such tender or recovery shall result in the actual receipt by the Administrative Agent at its relevant office on behalf of the Banks of the full amount of the relevant currency expressed to be payable in respect of the principal of and interest on the Loans and all other amounts due hereunder (it being assumed for purposes of this clause (i) that the Administrative Agent will convert any amount tendered or recovered into the relevant currency on the date of such tender or recovery), (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the relevant currency the amount, if any, by which such actual receipt shall fall short of the full amount of the relevant currency so expressed to be payable and (iii) shall not be affected by an unrelated judgment being obtained for any other sum due under this Agreement.
          SECTION 9.9. Counterparts; Integration;. Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent and the Borrower of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party).

          SECTION 9.10. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, EACH QUALIFIED BORROWER, THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          SECTION 9.11. Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Loans hereunder.
          SECTION 9.12. Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Bank.
          SECTION 9.13. Limitation of Liability. No claim may be made by the Borrower or any other Person acting by or through Borrower against the Administrative Agent, the Syndication Agent or any Bank or the affiliates, directors, officers, employees, attorneys or agent of any of them for any punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower, for itself and each Qualified Borrower, hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
          SECTION 9.14. Recourse Obligation. This Agreement and the Obligations hereunder are fully recourse to the Borrower and each Qualified Borrower. Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement shall be had against (i) any officer, director, shareholder or employee of the Borrower or EOPT, or (ii) any general partner of Borrower other than EOPT, in each case except in the event of fraud or misappropriation of funds on the part of such officer, director, shareholder or employee or such general partner.
          SECTION 9.15. Confidentiality. The Administrative Agent and each Bank shall use reasonable efforts to assure that information about Borrower, EOPT and its Subsidiaries and Investment Affiliates, and the Properties thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to Administrative Agent or any Bank pursuant to the provisions hereof or any other Loan Document is used only for the purposes of this Agreement and shall not be divulged to any Person other than the Administrative Agent, the Banks, and their affiliates and respective officers, directors, employees and agents who are actively and directly participating in the evaluation, administration or enforcement of the Loan and other transactions between such Bank and the Borrower, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights and exercise of any remedies of the Administrative Agent and the Banks hereunder and under the other Loan

Documents, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in Section 9.6 hereof, who have agreed in writing to be bound by a confidentiality agreement substantially equivalent to the terms of this Section 9.15, and (d) as may otherwise be required or requested by any regulatory authority or self-regulatory body having jurisdiction over the Administrative Agent or any Bank or by any applicable law, rule, regulation or judicial process. Notwithstanding anything herein to the contrary, “information” shall not include, and the Administrative Agent and each Bank may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions and tax analyses) that are provided to the Administrative Agent or such Bank relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portion of the documents or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby. The Administrative Agent and/or the Bank making any such disclosure shall endeavor to notify Borrower prior to making any such disclosure of the fact that such disclosure is being made and the nature of the disclosure. In addition, the Administrative Agent and/or such Bank shall provide Borrower with a copy of the disclosure promptly after the same is made.
          SECTION 9.16. Bank’s Failure to Fund.
          (a) If a Bank does not advance to Administrative Agent such Bank’s Pro Rata Share of a Loan in accordance herewith, then neither Administrative Agent nor the other Banks shall be required or obligated to fund such Bank’s Pro Rata Share of such Loan.
          (b) As used herein, the following terms shall have the meanings set forth below:
               (i) “Defaulting Bank” shall mean any Bank which (x) does not advance to the Administrative Agent such Bank’s Pro Rata Share of a Loan in accordance herewith for a period of five (5) Business Days after notice of such failure from Administrative Agent, (y) shall otherwise fail to perform such Bank’s obligations under the Loan Documents (including, without limitation, the obligation to purchase participations pursuant to Section 2.3) for a period of five (5) Business Days after notice of such failure from Administrative Agent, or (z) shall fail to pay the Administrative Agent or any other Bank, as the case may be, upon demand, such Bank’s Pro Rata Share of any costs, expenses or disbursements incurred or made by the Administrative Agent pursuant to the terms of the Loan Documents for a period of five (5) Business Days after notice of such failure from Administrative Agent, and in all cases, such failure is not as a result of a good faith dispute as to whether such advance is properly required to be made pursuant to the provisions of this Agreement, or as to whether such other performance or payment is properly required pursuant to the provisions of this Agreement.

               (ii) “Junior Creditor” means any Defaulting Bank which has not (x) fully cured each and every monetary default on its part under the Loan Documents and (y) unconditionally tendered to the Administrative Agent such Defaulting Bank’s Pro Rata Share of all costs, expenses and disbursements required to be paid or reimbursed pursuant to the terms of the Loan Documents.
               (iii) “Payment in Full” means, as of any date, the receipt by the Banks who are not Junior Creditors of an amount of cash, in lawful currency of the United States, sufficient to indefeasibly pay in full all Senior Debt.
               (iv) “Senior Debt” means (x) collectively, any and all indebtedness, obligations and liabilities of the Borrower to the Banks who are not Junior Creditors from time to time, whether fixed or contingent, direct or indirect, joint or several, due or not due, liquidated or unliquidated, determined or undetermined, arising by contract, operation of law or otherwise, whether on open account or evidenced by one or more instruments, and whether for principal, premium, interest (including, without limitation, interest accruing after the filing of a petition initiating any proceeding referred to in Section 6.1(f) or (g)), reimbursement for fees, indemnities, costs, expenses or otherwise, which arise under, in connection with or in respect of the Loans or the Loan Documents, and (y) any and all deferrals, renewals, extensions and refundings of, or amendments, restatements, rearrangements, modifications or supplements to, any such indebtedness, obligation or liability.
               (v) “Subordinated Debt” means (x) any and all indebtedness, obligations and liabilities of Borrower to one or more Junior Creditors from time to time, whether fixed or contingent, direct or indirect, joint or several, due or not due, liquidated or unliquidated, determined or undetermined, arising by contract, operation of law or otherwise, whether on open account or evidenced by one or more instruments, and whether for principal, premium, interest (including, without limitation, interest accruing after the filing of a petition initiating any proceeding referred to in Section 6.1(f) or (g)), reimbursement for fees, indemnities, costs, expenses or otherwise, which arise under, in connection with or in respect of the Loans or the Loan Documents, and (y) any and all deferrals, renewals, extensions and refundings of, or amendments, restatements, rearrangements, modifications or supplements to, any such indebtedness, obligation or liability.
          (c) Immediately upon a Bank’s becoming a Junior Creditor and until such time as such Bank shall have cured all applicable defaults, no Junior Creditor shall, prior to Payment in Full of all Senior Debt:
               (i) accelerate, demand payment of, sue upon, collect, or receive any payment upon, in any manner, or satisfy or otherwise discharge, any Subordinated Debt, whether for principal, interest and otherwise;
               (ii) take or enforce any Liens to secure Subordinated Debt or attach or levy upon any assets of Borrower, to enforce any Subordinated Debt;

               (iii) enforce or apply any security for any Subordinated Debt; or
               (iv) incur any debt or liability, or the like, to, or receive any loan, return of capital, advance, gift or any other property, from, the Borrower.
          (d) In the event of:
               (i) any insolvency, bankruptcy, receivership, liquidation, dissolution, reorganization, readjustment, composition or other similar proceeding relating to Borrower;
               (ii) any liquidation, dissolution or other winding-up of the Borrower, voluntary or involuntary, whether or not involving insolvency, reorganization or bankruptcy proceedings;
               (iii) any assignment by the Borrower for the benefit of creditors;
               (iv) any sale or other transfer of all or substantially all assets of the Borrower; or
               (v) any other marshaling of the assets of the Borrower;
each of the Banks shall first have received Payment in Full of all Senior Debt before any payment or distribution, whether in cash, securities or other property, shall be made in respect of or upon any Subordinated Debt. Any payment or distribution, whether in cash, securities or other property that would otherwise be payable or deliverable in respect of Subordinated Debt to any Junior Creditor but for this Agreement shall be paid or delivered directly to the Administrative Agent for distribution to the Banks in accordance with this Agreement until Payment in Full of all Senior Debt. If any Junior Creditor receives any such payment or distribution, it shall promptly pay over or deliver the same to the Administrative Agent for application in accordance with the preceding sentence.
          (e) Each Junior Creditor shall file in any bankruptcy or other proceeding of Borrower in which the filing of claims is required by law, all claims relating to Subordinated Debt that such Junior Creditor may have against Borrower and assign to the Banks who are not Junior Creditors all rights of such Junior Creditor thereunder. If such Junior Creditor does not file any such claim prior to forty-five (45) days before the expiration of the time to file such claim, Administrative Agent, as attorney-in-fact for such Junior Creditor, is hereby irrevocably authorized to do so in the name of such Junior Creditor or, in Administrative Agent’s sole discretion, to assign the claim to a nominee and to cause proof of claim to be filed in the name of such nominee. The foregoing power of attorney is coupled with an interest and cannot be revoked. The Administrative Agent shall, to the exclusion of each Junior Creditor, have the sole right, subject to Section 9.5 hereof, to accept or reject any plan proposed in any such proceeding and to take any other action that a party filing a claim is entitled to take. In all such cases, whether in administration, bankruptcy or otherwise, the Person or Persons authorized to pay such claim shall pay to Administrative Agent the amount payable on such claim and, to the full extent necessary for that purpose, each Junior Creditor hereby transfers and assigns to the Administrative Agent all of the Junior Creditor’s rights to any such payments or distributions to which Junior Creditor would otherwise be entitled.
          (f) (i) If any payment or distribution of any character or any security, whether in cash, securities or other property, shall be received by any Junior Creditor in contravention of any of the terms hereof, such payment or distribution or security shall be received in trust for the benefit of, and shall promptly be paid over or delivered and transferred to, Administrative Agent for application to the payment of all Senior Debt, to the extent necessary to achieve Payment in Full. In the event of the failure of any Junior Creditor to endorse or assign any such payment, distribution or security, Administrative Agent is hereby irrevocably authorized to endorse or assign the same as attorney-in-fact for such Junior Creditor.
               (ii) Each Junior Creditor shall take such action (including, without limitation, the execution and filing of a financing statement with respect to this Agreement and the execution, verification, delivery and filing of proofs of claim, consents, assignments or other instructions that Administrative Agent may require from time to time in order to prove or realize upon any rights or claims pertaining to Subordinated Debt or to effectuate the full benefit of the subordination contained herein) as may, in Administrative Agent’s sole and absolute discretion, be necessary or desirable to assure the effectiveness of the subordination effected by this Agreement.
          (g) (i) Each Bank that becomes a Junior Creditor understands and acknowledges by its execution hereof that each other Bank is entering into this Agreement and the Loan Documents in reliance upon the absolute subordination in right of payment and in time of payment of Subordinated Debt to Senior Debt as set forth herein.
               (ii) Only upon the Payment in Full of all Senior Debt shall any Junior Creditor be subrogated to any remaining rights of the Banks which are not Defaulting Banks to receive payments or distributions of assets of the Borrower made on or applicable to any Senior Debt.
               (iii) Each Junior Creditor agrees that it will deliver all instruments or other writings evidencing any Subordinated Debt held by it to Administrative Agent, promptly after request therefor by the Administrative Agent.
               (iv) No Junior Creditor may at any time sell, assign or otherwise transfer any Subordinated Debt, or any portion thereof, including, without limitation, the granting of any Lien thereon, unless and until satisfaction of the requirements of Section 9.6 above and the proposed transferee shall have assumed in writing the obligation of the Junior Creditor to the Banks under this Agreement, in a form acceptable to the Administrative Agent.

               (v) If any of the Senior Debt, should be invalidated, avoided or set aside, the subordination provided for herein nevertheless shall continue in full force and effect and, as between the Banks which are not Defaulting Banks and all Junior Creditors, shall be and be deemed to remain in full force and effect.
               (vi) Each Junior Creditor hereby irrevocably waives, in respect of Subordinated Debt, all rights (x) under Sections 361 through 365, 502(e) and 509 of the Bankruptcy Code (or any similar sections hereafter in effect under any other Federal or state laws or legal or equitable principles relating to bankruptcy, insolvency, reorganizations, liquidations or otherwise for the relief of debtors or protection of creditors), and (y) to seek or obtain conversion to a different type of proceeding or to seek or obtain dismissal of a proceeding, in each case in relation to a bankruptcy, reorganization, insolvency or other proceeding under similar laws with respect to the Borrower. Without limiting the generality of the foregoing, each Junior Creditor hereby specifically waives (A) the right to seek to give credit (secured or otherwise) to the Borrower in any way under Section 364 of the Bankruptcy Code unless the same is subordinated in all respects to Senior Debt in a manner acceptable to Administrative Agent in its sole and absolute discretion and (B) the right to receive any collateral security (including, without limitation, any “super priority” or equal or “priming” or replacement Lien) for any Subordinated Debt unless the Banks which are not Defaulting Banks have received a senior position acceptable to the Banks in their sole and absolute discretion to secure all Senior Debt (in the same collateral to the extent collateral is involved).
          (h) (i) In addition to and not in limitation of the subordination effected by this Section 9.16, the Administrative Agent and each of the Banks which are not Defaulting Banks may in their respective sole and absolute discretion, also exercise any and all other rights and remedies available at law or in equity in respect of a Defaulting Bank; and
               (ii) The Administrative Agent shall give each of the Banks notice of the occurrence of a default under this Section 9.16 by a Defaulting Bank and if the Administrative Agent and/or one or more of the other Banks shall, at their option, fund any amounts required to be paid or advanced by a Defaulting Bank, the other Banks who have elected not to fund any portion of such amounts shall not be liable for any reimbursements to the Administrative Agent and/or to such other funding Banks.
          (i) Notwithstanding anything to the contrary contained or implied herein, a Defaulting Bank shall not be entitled to vote on any matter as to which a vote by the Banks is required hereunder, including, without limitation, any actions or consents on the part of the Administrative Agent as to which the approval or consent of all the Banks or the Majority Banks is required under Article VIII, Section 9.5 or elsewhere, so long as such Bank is a Defaulting Bank; provided, however, that in the case of any vote requiring the unanimous consent of the Banks, if all the Banks other than the Defaulting Bank shall have voted in accordance with each other, then the Defaulting Bank shall be deemed to have voted in accordance with such Banks.

          (j) Each of the Administrative Agent and any one or more of the Banks which are not Defaulting Banks may, at their respective option, (i) advance to the Borrower such Bank’s Pro Rata Share of the Loans not advanced by a Defaulting Bank in accordance with the Loan Documents, or (ii) pay to the Administrative Agent such Bank’s Pro Rata Share of any costs, expenses or disbursements incurred or made by the Administrative Agent pursuant to the terms of this Agreement not theretofore paid by a Defaulting Bank. Immediately upon the making of any such advance by the Administrative Agent or any one of the Banks, such Bank’s Pro Rata Share and the Pro Rata Share of the Defaulting Bank shall be recalculated to reflect such advance. All payments, repayments and other disbursements of funds by the Administrative Agent to Banks shall thereupon and, at all times thereafter be made in accordance with such Bank’s recalculated Pro Rata Share unless and until a Defaulting Bank shall fully cure all defaults on the part of such Defaulting Bank under the Loan Documents or otherwise existing in respect of the Loans or this Agreement, at which time the Pro Rata Share of the Bank(s) which advanced sums on behalf of the Defaulting Bank and of the Defaulting Bank shall be restored to their original percentages.
          SECTION 9.17. Banks’ ERISA Covenant. Each Bank, by its signature hereto or on the applicable Transfer Supplement, hereby agrees (a) that on the date any Loan is disbursed hereunder no portion of such Bank’s Pro Rata Share of such Loan will constitute “assets” within the meaning of 29 C.F.R. § 2510.3-101 of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code, and (b) that following such date such Bank shall not allocate such Bank’s Pro Rata Share of any Loan to an account of such Bank if such allocation (i) by itself would cause such Pro Rata Share of such Loan to then constitute “assets” (within the meaning of 29 C.F.R. § 2510.3-101) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code and (ii) by itself would cause such Loan to constitute a prohibited transaction under ERISA or the Code (which is not exempt from the restrictions of Section 406 of ERISA and Section 4975 of the Code and the taxes and penalties imposed by Section 4975 of the Code and Section 502(i) of ERISA) or any Agent or Bank being deemed in violation of Section 404 of ERISA.
          SECTION 9.18. Senior Managing Agents, Managing Agents and Co-Agents. Borrower, the Agents and each Bank acknowledge and agree that the obligations of the Senior Managing Agents, the Managing Agents and the Co-Agents hereunder shall be limited to those obligations that are expressly set forth herein, if any, and the Senior Managing Agents, the Managing Agents and the Co-Agents shall not be required to take any action or assume any liability except as may be required in each of their capacity as a Bank hereunder. Borrower, the Agents and each Bank agree that the indemnifications set forth herein for the benefit of the Agents shall also run to the benefit of the Senior Managing Agents, the Managing Agents and the Co-Agents to the extent the Senior Managing Agents, the Managing Agents and/or any Agent incurs any loss, cost or damage arising from its capacity as the Senior Managing Agents, the Managing Agents or as a Co-Agent.

          SECTION 9.19. No Bankruptcy Proceedings. Each of the Borrower, the Banks, the Administrative Agent, the Senior Managing Agents, the Managing Agents, and the Co-Agents hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (i) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender and (ii) the Maturity Date.
          SECTION 9.20. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or any party to the EOPT Guaranty, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Administrative Agent and their respective agents and counsel and other amounts due the Banks and the Administrative Agent hereunder allowed in such judicial proceeding); and
(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel and other amounts due the Administrative Agent hereunder. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.
          SECTION 9.21. USA PATRIOT Act Notice. Each Bank that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower and each Qualified Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each Qualified Borrower, which information includes the name and address of the Borrower and each Qualified Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower and each Qualified Borrower in accordance with the Act.
          SECTION 9.22. Public/Private Information. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Syndication Agent will make available to the Banks and the Fronting Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Banks may be “public-side” lenders (i.e., Banks that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Syndication Agent, the Fronting Banks and the Banks to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform marked “PUBLIC” or through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Syndication Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
          SECTION 9.23. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Administrative Agent, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates; (iii) the Administrative Agent has not assumed nor will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including, with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent has advised or is currently advising the Borrower or any of its Affiliates on other matters) and the Administrative Agent has no obligations other than as expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and its Affiliates may be

engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Administrative Agent has no obligation to disclose any of such interests by virtue of the transaction contemplated hereby; and (v) the Administrative Agent has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty arising on or before the date of this Agreement in connection with the transaction contemplated hereby.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EOP OPERATING LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Equity Office Properties Trust, a Maryland real estate investment trust, its managing general partner

	By:	/s/ Maureen Fear

	Name:	Maureen Fear
	Title:	Sr. Vice President and Treasurer

Facsimile number: (312) 559-5021
Address:		Two North Riverside Plaza
Suite 2100
Chicago, Illinois 60606
Attn: Chief Financial Officer
FOR PURPOSES OF AGREEING TO BE
BOUND BY THE PROVISIONS OF
SECTION 5.11 HEREOF ONLY:
EQUITY OFFICE PROPERTIES TRUST, a Maryland
real estate investment trust

By:	/s/ Maureen Fear

	Name:	Maureen Fear
	Title:	Sr. Vice President and Treasurer

TOTAL COMMITMENTS: $2,500,000,000

BANK OF AMERICA, N.A., as Administrative
Agent, as Swingline Lender, and as a Bank

By:	/s/ Eyal Namordi
Name:	Eyal Namordi
Title:	Vice President

Dollar Commitment: $142,500,000
Alternate Currency Commitment: $37,500,000

JPMORGAN CHASE BANK, N.A., as Syndication
Agent and as a Bank

By:	/s/ Marc E. Costantino
Name:	Marc E. Costantino
Title:	Vice President

Dollar Commitment: $142,500,000
Alternate Currency Commitment: $37,500,000

THE BANK OF NOVA SCOTIA, as Documentation
Agent and as a Bank

By:	/s/ R. H. Boese
Name:	R. H. Boese
Title:	Managing Director

Dollar Commitment: $125,000,000
Alternate Currency Commitment: $25,000,000

LASALLE BANK NATIONAL ASSOCIATION,
as Documentation Agent and as a Bank

By:	/s/ Michelle Herrick
Name:	Michelle Herrick
Title:	Loan Officer

Dollar Commitment: $125,000,000
Alternate Currency Commitment: $25,000,000

THE ROYAL BANK OF SCOTLAND plc, as
Documentation Agent and as a Bank

By:	/s/ Neil Crawford
Name:	Neil Crawford
Title:	Senior Vice President

Dollar Commitment: $125,000,000
Alternate Currency Commitment: $25,000,000

U.S. BANK NATIONAL ASSOCIATION, as
Documentation Agent and as a Bank

By:	/s/ Renee Lewis

Name:	Renee Lewis
Title:	Vice President

Dollar Commitment: $125,000,000
Alternate Currency Commitment: $25,000,000

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Documentation Agent and as a Bank

By:	/s/Amit Khimji

Name:	Amit Khimji
Title:	Vice President

Dollar Commitment: $125,000,000
Alternate Currency Commitment: $25,000,000

CITICORP NORTH AMERICA INC., as Senior
Managing Agent and as a Bank

By:	/s/ Jeanne M. Craig

Name:	Jeanne M. Craig
Title:	Vice President

Dollar Commitment: $80,000,000
Alternate Currency Commitment: $20,000,000

DEUTSCHE BANK AG, NEW YORK
BRANCH, as Senior Managing Agent and as a Bank

By:	/s/ Steven P. Lapham

Name:	Steven P. Lapham
Title:	Managing Director

By:	/s/ Brenda Casey

Name:	Brenda Casey
Title:	Director

Dollar Commitment: $80,000,000
Alternate Currency Commitment: $20,000,000

WILLIAM STREET CREDIT CORPORATION,
as Senior Managing Agent and as a Bank

By:	/s/ Mark Walton

Name:	Mark Walton
Title:	Assistant Vice President

Dollar Commitment: $80,000,000
Alternate Currency Commitment: $20,000,000

LEHMAN COMMERCIAL PAPER INC., as
Senior Managing Agent and as a Bank

By:	/s/ Janine M. Shugan

Name:	Janine M. Shugan
Title:	Authorized Signatory

Dollar Commitment: $80,000,000
Alternate Currency Commitment: $20,000,000

MERRILL LYNCH BANK USA, as Senior
Managing Agent and as a Bank

By:	/s/ David Millett

Name:	David Millett
Title:	Vice President

Dollar Commitment: $80,000,000
Alternate Currency Commitment: $20,000,000

MIZUHO CORPORATE BANK, LTD., as
Senior Managing Agent and as a Bank

By:	/s/ Noel Purcell

Name:	Noel Purcell
Title:	Senior Vice President

Dollar Commitment: $80,000,000
Alternate Currency Commitment: $20,000,000

MORGAN STANLEY BANK, as Senior Managing
Agent and as a Bank

By:	/s/ Deniel Twenge

Name:	Deniel Twenge
Title:	Authorized Signatory Morgan Stanley Bank

Dollar Commitment: $80,000,000
Alternate Currency Commitment: $20,000,000

UBS LOAN FINANCE LLC, as Senior
Managing Agent and as a Bank

By:	/s/ Richard L. Tavrow

Name:	Richard L. Tavrow
Title:	Director

By:	/s/ Irja R. Otsa

Name:	Irja R. Otsa
Title:	Associate Director

Dollar Commitment: $80,000,000
Alternate Currency Commitment: $20,000,000

EUROHYPO AG, NEW YORK BRANCH, as Managing
Agent and as a Bank

By:	/s/ Helga Blum

Name:	Helga Blum
Title:	Director

By:	/s/ Stephen Cox

Name:	Stephen Cox
Title:	Director

Dollar Commitment: $60,000,000
Alternate Currency Commitment: $15,000,000

PNC BANK, NATIONAL ASSOCIATION, as Managing
Agent and as a Bank

By:	/s/ Michael E. Smith
Name:	Michael E. Smith
Title:	Senior Vice President

Dollar Commitment: $60,000,000
Alternate Currency Commitment: $15,000,000

THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., NEW YORK BRANCH, as a Bank

By: Name:	/s/ James T. Taylor James T. Taylor
Title:	Vice President

Dollar Commitment: $35,000,000
Alternate Currency Commitment: $5,000,000

THE BANK OF NEW YORK, as a Bank

By:	/s/ Scott DeTraglia
Name:	Scott DeTraglia
Title:	Vice President

Dollar Commitment: $30,000,000
Alternate Currency Commitment: $5,000,000

BANK HAPOALIM B.M., as a Bank

By:	/s/ James P. Surless

Name:	JAMES P. SURLESS
Title:	VICE PRESIDENT

/s/ Charles McLaughlin

CHARLES McLAUGHLIN
SENIOR VICE PRESIDENT

Dollar Commitment: $30,000,000
Alternate Currency Commitment: $0

THE GOVERNOR AND COMPANY OF THE
BANK OF IRELAND, as a Bank

By:	/s/ Ciaran Doyle

Name:	Ciaran Doyle
Title:	Authorised Signatory

/s/ Carla Ryan

Carla Ryan
Authorised Signatory

Dollar Commitment: $30,000,000
Alternate Currency Commitment: $0

UNITED OVERSEAS BANK, as a Bank

By:	/s/ Hoong Chen
Name:	Hoong Chen
Title:	First Vice President & General Manager

Dollar Commitment: $30,000,000
Alternate Currency Commitment: $0

LAND BANK OF TAIWAN, as a Bank

By: Name:	/s/ Henry C. R. Leu Henry C. R. Leu
Title:	Vice President & General Manager
Los Angeles Branch
Dollar Commitment: $25,000,000
Alternate Currency Commitment: $0

MALAYAN BANKING BERHAD, as a Bank

By: Name:	/s/ Fauzi Zulkifli Fauzi Zulkifli
Title:	General Manager

Dollar Commitment: $25,000,000
Alternate Currency Commitment: $0

THE NORTHERN TRUST COMPANY, as a Bank

By: Name:	/s/ Kate Spadoni KATE SPADONI
Title:	SECOND VICE PRESIDENT

Dollar Commitment: $25,000,000
Alternate Currency Commitment: $0

PEOPLE’S BANK, as a Bank

By: Name:	/s/ Anne Kuchinski ANNE KUCHINSKI
Title:	VICE PRESIDENT

Dollar Commitment: $25,000,000
Alternate Currency Commitment: $0

SUNTRUST BANK, as a Bank

By: Name:	/s/ Nancy B. Richards Nancy B. Richards
Title:	Senior Vice President

Dollar Commitment: $25,000,000
Alternate Currency Commitment: $0

TAIWAN BUSINESS BANK, as a Bank

By:	/s/ Ben Chou
Name:	BEN CHOU
Title:	VP & GENERAL MANAGER

Dollar Commitment: $25,000,000
Alternate Currency Commitment: $0

CHANG HWA COMMERCIAL BANK, L.A. BRANCH,
as a Bank

By: Name:	/s/ Grace Li Grace Li
Title:	V. P. & Deputy General Manager

Dollar Commitment: $20,000,000
Alternate Currency Commitment: $0

NORINCHUKIN BANK, as a Bank

By:	/s/ Kaoru Yamada
Name:	Kaoru Yamada
Title:	Joint General Manager

Dollar Commitment: $20,000,000
Alternate Currency Commitment: $0

FIRST COMMERCIAL BANK, LOS AN-
GELES. BRANCH, as a Bank

By: Name:	/s/ Chih-Tiao Shih Chih-Tiao Shih
Title:	SAVP & Deputy General Manager

Dollar Commitment: $15,000,000
Alternate Currency Commitment: $0

FIRST HORIZON BANK, a division of First
Tennessee Bank, NA, as a Bank

By: Name:	/s/ Kenneth W. Rub Kenneth W. Rub
Title:	Vice President

Dollar Commitment: $15,000,000
Alternate Currency Commitment: $0

HUA NAN COMMERCIAL BANK, NEW
YORK AGENCY, as a Bank

By: Name:	/s/ Te-Chin Wang Te-Chin Wang
Title:	Assistant Vice President

Dollar Commitment: $15,000,000
Alternate Currency Commitment: $0

MEGA INTERNATIONAL COMMERCIAL
BANK CO., LTD., LOS ANGELES BRANCH,
as a Bank

By: Name:	/s/ Michael C. C. Juang Michael C. C. Juang
Title:	VP & Deputy GM

Dollar Commitment: $15,000,000
Alternate Currency Commitment: $0

MEGA INTERNATIONAL COMMERCIAL BANK CO.,
LTD., NEW YORK AGENCY, as a Bank

By:	/s/ Tsang-Pef Hsu
Name:	Tsang-Pef Hsu
Title:	VP & Deputy General Manager

Dollar Commitment: $15,000,000
Alternate Currency Commitment: $0

TAIPEI FUBON COMMERCIAL BANK, as a
Bank

By: Name:	/s/ Sophia Jing Sophia Jing
Title:	Vice President & General Manager

Dollar Commitment: $10,000,000
Alternate Currency Commitment: $0

Schedule 1.1
Schedule of Unencumbered Properties
as of June 30, 2006

SCHEDULE 4.4 (b)
Disclosure of
Additional Material Indebtedness
1. Drawings under this Agreement.
2. Drawings under the Existing Credit Agreement
3. Increased existing $750,000,000 unsecured term loan facility to $1,000,000,000 and borrowed an additional $250,000,000
4. Drew upon a $500,000,000 term loan facility, repaid during second quarter 2006
5. Drew upon a $225,000,000 term loan facility, repaid in June 2006
6. Issued $1,500,000,000 of senior unsecured notes that mature in 2026
7. Increased the term loan facility listed above as #3 to $1,600,000,000, and borrowed an additional $600,000,000

SCHEDULE 5.11(c)(1)
EOP-QRS Business Trust
Sunset Hills QRS, Inc. (0% managing member of VA-Sunset Hills, LLC)
BeaMetFed, Inc.
EOP-NYCCA, Inc. (0% managing member of EOP-NYCCA, L.L.C.)

SCHEDULE 5.11(c)(2)
EOP-QRS Business Trust
Sunset Hills QRS, Inc
BeaMetFed, Inc.
EOP-NYCCA, Inc.

SCHEDULE 5.11(c)(3)
FINANCING PARTNERSHIPS OWNED BY EOP-QRS BUSINESS TRUST
Properties in which EOP-QRS Business Trust is a 0.1% General Partner or Managing Member:
OR-5550 Macadam Building Limited Partnership, a Delaware limited partnership
(5550 Macadam Building, Portland, Oregon)
OR-BF Plaza Limited Partnership, a Delaware limited partnership
(Benjamin Franklin Plaza, Portland, Oregon)
OH-Community Corporate Center Limited Partnership, a Delaware limited partnership
(Community Corporate Center, Columbus, Ohio)
OH-One Crosswoods Limited Partnership, a Delaware limited partnership
(One Crosswoods Center, Columbus, Ohio)
DC-Lafayette Limited Partnership, a Delaware limited partnership
(One, Two and Three Lafayette, Washington, D.C.)
OR-River Forum Limited Partnership, a Delaware limited partnership
(River Forum I & II, Portland, Oregon)
LA-Lakeway, L.L.C., a Delaware limited liability company
(Lakeway Center I-III, Metairie, Louisiana)
OR-Congress Center Limited Partnership
(Congress Center, Portland, Oregon)
OR-Two Main Place Limited Partnership
(Two Main Place, Portland, Oregon)
OR-RiverSide Portland Limited Partnership
(RiverSide Centre, Portland, Oregon)
OR-One Pacific Square Limited Partnership
(One Pacific Square, Portland, Oregon)
DC-Liberty Place Limited Partnership
(Liberty Place, Washington, D.C.)
DC-1627 Eye Street Limited Partnership
(Army/Navy Building, Washington, D.C.)
NY-1540 Broadway ORS, L.L.C.
(owns nothing at this time)

EXHIBIT A
NOTE
Chicago, Illinois
September  , 2006
          For value received, EOP OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership (the "Borrower”), promises to pay to the order of                      (the “Bank”) the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement). The Borrower further promises to pay interest on the unpaid principal amount of each such Loan from the date advanced until such principal amount is paid in full on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds to Bank of America, N.A., for the account of the Bank, pursuant to the following wire transfer instructions:
Bank of America, N.A.
ABA Number: 026009593
Account Number: 1292000883
Account Name: Corporate Loans
Reference: EOP Operating Limited Partnership
Attn: Sharon Tolin
          All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.
          This note is one of the Notes referred to in, and is executed and delivered pursuant to and subject to all of the terms of, the Revolving Credit Agreement, dated as of September 22, 2006, among the Borrower, the banks listed on the signature pages thereof, Banc of America Securities LLC and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and the Bank of Nova Scotia, LaSalle Bank National Association, The Royal Bank of Scotland plc, U.S. Bank National Association, and Wachovia Bank, National Association, as Documentation Agents, Citicorp North America Inc., Deutsche Bank AG, New York Branch, William Street Credit Corporation, Lehman Commercial Paper Inc., Merrill Lynch Bank USA,

Mizuho Corporate Bank, Ltd., Morgan Stanley Bank, and UBS Loan Finance LLC, as Senior Managing Agents, and Eurohypo AG, New York Branch and PNC Bank, National Association, as Managing Agents (as the same may be amended from time to time, the “Credit Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Credit Agreement. The terms and conditions of the Credit Agreement are hereby incorporated in their entirety by reference as though fully set forth herein. Upon the occurrence of certain Events of Default as more particularly described in the Credit Agreement, the unpaid principal amount evidenced by this Note shall become, and upon the occurrence and during the continuance of certain other Events of Default, such unpaid principal amount may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
          Demand, presentment, diligence, protest and notice of nonpayment are hereby waived by the Borrower.
          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[SIGNATURE PAGE FOLLOWS]

EOP OPERATING LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Equity Office Properties Trust, a Maryland real estate investment trust, its managing general partner

By:
Name:
Title:

Note (cont’d)
LOANS AND PAYMENTS OF PRINCIPAL

Amount of
	Amount of	Type of	Principal	Maturity	Notation
Date	Loan	Loan	Repaid	Date	Made By

EXHIBIT A-1
NOTE
Chicago, Illinois
                    , 200_
          For value received, EOP OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership (the “Borrower”), promises to pay to the order of                      (the “Bank”) the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement). The Borrower further promises to pay interest on the unpaid principal amount of each such Loan from the date advanced until such principal amount is paid in full on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds to Bank of America, N.A. for the account of the Bank, pursuant to the following wire transfer instructions:
Bank of America, N.A.
ABA Number: 026009593
Account Number: 1292000883
Account Name: Corporate Loans
Reference: EOP Operating Limited Partnership
Attn: Sharon Tolin
          All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.
          This note is one of the Designated Lender Notes referred to in, and is executed and delivered pursuant to and subject to all of the terms of, the Revolving Credit Agreement, dated as of September 22, 2006, among the Borrower, the banks listed on the signature pages thereof, Banc of America Securities LLC and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and The Bank of Nova Scotia, LaSalle Bank National Association, The Royal Bank of Scotland plc, U.S. Bank National Association, Wachovia Bank, National Association, as Documentation Agents, Citicorp North America Inc., Deutsche Bank AG, New York Branch, William Street Credit Corporation, Lehman Commercial Paper Inc.,

Merrill Lynch Bank USA, Mizuho Corporate Bank, Ltd., Morgan Stanley Bank, and UBS Loan Finance LLC, as Senior Managing Agents, and Eurohypo AG, New York Branch and PNC Bank, National Association, as Managing Agents (as the same may be amended from time to time, the “Credit Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Credit Agreement. The terms and conditions of the Credit Agreement are hereby incorporated in their entirety by reference as though fully set forth herein. Upon the occurrence of certain Events of Default as more particularly described in the Credit Agreement, the unpaid principal amount evidenced by this Note shall become, and upon the occurrence and during the continuance of certain other Events of Default, such unpaid principal amount may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
          Demand, presentment, diligence, protest and notice of nonpayment are hereby waived by the Borrower.
          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[SIGNATURE PAGE FOLLOWS]

EOP OPERATING LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Equity Office Properties Trust, a Maryland real estate investment trust, its managing general partner

By:
Name:
Title:

Note (cont’d)
LOANS AND PAYMENTS OF PRINCIPAL

Amount of
	Amount of	Type of	Principal	Maturity	Notation
Date	Loan	Loan	Repaid	Date	Made By

EXHIBIT A-3
QUALIFIED BORROWER NOTE

Chicago, Illinois
$	___, 200_
          For value received,                                          (the “Qualified Borrower”), promises to pay to the order of                                          (the “Bank”) the unpaid principal amount of each Loan made by the Bank to the Qualified Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Qualified Borrower further promises to pay interest on the unpaid principal amount of each such Loan from the date advanced until such principal amount is paid in full on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of, as required by the Credit Agreement, the United States, the United Kingdom, the European Economic Union, Japan or Australia, as the case may be, in Federal or other immediately available funds to Bank of America, N.A. for the account of the Bank, pursuant to wire transfer instructions given by Bank of America, N.A. from time to time.
          All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Qualified Borrower hereunder or under the Credit Agreement.
          This note is one of the Notes by a Qualified Borrower referred to in, and is executed and delivered pursuant to and subject to all of the terms of, the Revolving Credit Agreement, dated as of September 22, 2006, among the Borrower, the banks listed on the signature pages thereof, Banc of America Securities LLC and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and The Bank of Nova Scotia, LaSalle Bank National Association, The Royal Bank of Scotland plc, U.S. Bank National Association, Wachovia Bank, National Association, as Documentation Agents, Citicorp North America Inc., Deutsche Bank AG, New York Branch, William Street Credit Corporation, Lehman Commercial Paper Inc., Merrill Lynch Bank USA, Mizuho Corporate Bank, Ltd., Morgan Stanley Bank, and UBS Loan Finance LLC, as Senior Managing Agents, and Eurohypo AG, New York Branch and PNC Bank, National Association, as Managing Agents (as the same may be amended from time to time, the “Credit Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Credit Agreement. The terms and conditions of the Credit Agreement are hereby incorporated in their entirety by reference as though fully set forth herein. Upon the occurrence of certain Events of Default as more particularly described in the Credit Agreement, the unpaid principal amount evidenced by this Note shall become, and upon the occurrence and during the continuance of certain other Events of Default, such unpaid principal amount may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
          Demand, presentment, diligence, protest and notice of nonpayment are hereby waived by the Qualified Borrower.
          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[SIGNATURE PAGE FOLLOWS]

By:
Name:
Title:

EXHIBIT B
Form of Money Market Quote Request
[Date]

To:	Bank of America, N.A. (the “Administrative Agent”)

From:	EOP Operating Limited Partnership

Re:
Revolving Credit Agreement (as amended from time to time, the “Credit Agreement”) dated as of September 22, 2006, among EOP Operating Limited Partnership, the Banks parties thereto, Banc of America Securities LLC and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and The Bank of Nova Scotia, LaSalle Bank National Association, The Royal Bank of Scotland plc, U.S. Bank National Association, Wachovia Bank, National Association, as Documentation Agents, Citicorp North America Inc., Deutsche Bank AG, New York Branch, William Street Credit Corporation, Lehman Commercial Paper Inc., Merrill Lynch Bank USA, Mizuho Corporate Bank, Ltd., Morgan Stanley Bank, and UBS Loan Finance LLC, as Senior Managing Agents, and Eurohypo AG, New York Branch and PNC Bank, National Association, as Managing Agents.

          We hereby give notice pursuant to Section 2.4 of the Credit Agreement that we request Money Market Quotes for the following proposed Money Market Borrowing(s):
Date of Borrowing:

Principal Amount*	Interest Period**
$
          Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate]. [The applicable base rate is the Interbank Offered Rate.]

*	Amount must be $5,000,000 or a larger multiple of $100,000, with all outstanding Money Market Loans not to exceed 50% of the aggregate Commitments.

**	Not less than 30 days (LIBOR Auction) or not less than 14 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

          Money Market Loans in the amount of $                     are currently outstanding.
[SIGNATURE PAGE FOLLOWS]

          Terms used herein have the meanings assigned to them in the Credit Agreement.

EOP OPERATING LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Equity Office Properties Trust, a Maryland real estate investment trust

By:
Name:
Title:

EXHIBIT C
Form of Invitation for Money Market Quotes

To:	[Name of Bank]

Re:	Invitation for Money Market Quotes to EOP Operating Limited Partnership (the “Borrower”)
          Pursuant to Section 2.4 of the Revolving Credit Agreement, dated as of September 22, 2006, among EOP Operating Limited Partnership, the Banks parties thereto, the undersigned, as Administrative Agent, Banc of America Securities LLC and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Bookrunners, JPMorgan Chase Bank, N.A., as Syndication Agent, and The Bank of Nova Scotia, LaSalle Bank National Association, The Royal Bank of Scotland plc, U.S. Bank National Association, Wachovia Bank, National Association, as Documentation Agents, Citicorp North America Inc., Deutsche Bank AG, New York Branch, William Street Credit Corporation, Lehman Commercial Paper Inc., Merrill Lynch Bank USA, Mizuho Corporate Bank, Ltd., Morgan Stanley Bank, and UBS Loan Finance LLC, as Senior Managing Agents, and Eurohypo AG, New York Branch and PNC Bank, National Association, as Managing Agents, as amended from time to time, we are pleased on behalf of the Borrower to invite you to submit Money Market Quotes to the Borrower for the following proposed Money Market Borrowing(s):
Date of Borrowing:

Principal Amount	Interest Period
$
          Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate]. [The applicable base rate is the Interbank Offered Rate.]
          Please respond to this invitation by no later than [2:00 P.M.] [9:30 A.M.] (Dallas, Texas time) on [date].
Terms used herein have the meanings assigned to them in the Credit Agreement.

BANK OF AMERICA, N.A., as Administrative Agent
By:
Authorized Officer

EXHIBIT D
Form of Money Market Quote

To:	Bank of America, N.A., as Administrative Agent

Re:	Money Market Quote to EOP Operating Limited Partnership (the “Borrower”)
          In response to your invitation on behalf of the Borrower dated                     , 200_, we hereby make the following Money Market Quote on the following terms:
1.	Quoting Bank:

2.	Person to contact at Quoting Bank:

3.	Date of Borrowing: *

4.	We hereby offer to make Money Market Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal	Interest	Money Market
Amount**	Period***	[Margin****]	[Absolute Rate*****]
$
$
[Provided, that the aggregate principal amount of Money Market Loans for which the above offers may be accepted shall not exceed $                    .]**
          We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Revolving Credit Agreement, dated as of September 22, 2006, among EOP Operating Limited Partnership, the Banks parties thereto, Banc of America Securities LLC and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Bookrunners, JPMorgan Chase Bank, N.A., as Syndication Agent, and The Bank of Nova Scotia, LaSalle Bank National Association, The Royal Bank of Scotland plc, U.S. Bank National Association, Wachovia Bank, National Association, as Documentation Agents, yourselves, as Administrative Agent, Citicorp North America Inc., Deutsche Bank AG, New York Branch, William Street Credit Corporation, Lehman Commercial Paper Inc., Merrill Lynch Bank USA, Mizuho Corporate Bank, Ltd., Morgan Stanley Bank, and UBS Loan Finance LLC, as Senior Managing Agents, and Eurohypo AG, New York Branch and PNC Bank, National Association, as Managing Agents, as amended from time to time, irrevocably obligates us to make the Money Market Loan(s) for which any offer(s) are accepted, in whole or in part.

     Terms used herein have the meanings assigned to them in the Credit Agreement.

Very truly yours,

[NAME OF BANK]

Dated:	By:
Authorized Officer

*	As specified in the related Invitation.

**	Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend. Bids must be made for $5,000,000 or a larger multiple of $100,000.

***	Not less than 14 days, as specified in the related Invitation. No more than five bids are permitted for each Interest Period.

****	Margin over or under the Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000 of 1%) and specify whether “PLUS” or “MINUS”.

*****	Specify rate of interest per annum (to the nearest 1/10,000th of 1%).

EXHIBIT E
TRANSFER SUPPLEMENT
          TRANSFER SUPPLEMENT (this “Transfer Supplement”) dated as of                     , 200_, between                      (the “Assignor”) and                      having an address at                      (the “Purchasing Bank”).
W I T N E S S E T H:
          WHEREAS, the Assignor has made loans to EOP Operating Limited Partnership, a Delaware limited partnership (the “Borrower”), pursuant to the Revolving Credit Agreement, dated as of September 22, 2006 (as the same may be amended, supplemented or otherwise modified through the date hereof, the “Credit Agreement”), among the Borrower, the banks party thereto, Banc of America Securities LLC and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, The Bank of Nova Scotia, LaSalle Bank National Association, The Royal Bank of Scotland plc, U.S. Bank National Association, Wachovia Bank, National Association, as Documentation Agents, Citicorp North America Inc., Deutsche Bank AG, New York Branch, William Street Credit Corporation, Lehman Commercial Paper Inc., Merrill Lynch Bank USA, Mizuho Corporate Bank, Ltd., Morgan Stanley Bank, and UBS Loan Finance LLC, as Senior Managing Agents, and Eurohypo AG, New York Branch and PNC Bank, National Association, as Managing Agents. All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement;
          WHEREAS, the Purchasing Bank desires to purchase and assume from the Assignor, and the Assignor desires to sell and assign to the Purchasing Bank, certain rights, title, interest and obligations under the Credit Agreement;
          NOW, THEREFORE, IT IS AGREED:
          1. In consideration of the amount set forth in the receipt (the “Receipt”) given by Assignor to Purchasing Bank of even date herewith, and transferred by wire to Assignor, the Assignor hereby assigns and sells, without recourse, representation or warranty except as specifically set forth herein, to the Purchasing Bank, and the Purchasing Bank hereby purchases and assumes from the Assignor, a ___% interest (the “Purchased Interest”) of the Loans constituting a portion of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below) including, without limitation, such percentage interest of the Assignor in any Loans owing to the Assignor, any Note held by the Assignor, any Loan Commitment of the Assignor and any other interest of the Assignor under any of the Loan Documents.
          2. The Assignor: (i) represents and warrants that as of the date hereof the aggregate outstanding principal amount of its share of the Loans owing to it (without giving

effect to assignments thereof which have not yet become effective) is $                    ; (ii) represents and warrants that it is the legal and beneficial owner of the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim; (iii) represents and warrants that it has not received any notice of Default or Event of Default from the Borrower; (iv) represents and warrants that is has full power and authority to execute and deliver, and perform under, this Transfer Supplement, and all necessary corporate and/or partnership action has been taken to authorize, and all approvals and consents have been obtained for, the execution, delivery and performance thereof; (v) represents and warrants that this Transfer Supplement constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (vi) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations (or the truthfulness or accuracy thereof) made in or in connection with the Credit Agreement, or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, or the other Loan Documents or any other instrument or document furnished pursuant thereto; and (vii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or the other Loan Documents or any other instrument or document furnished pursuant thereto. Except as specifically set forth in this Paragraph 2, this assignment shall be without recourse to Assignor.
          3. The Purchasing Bank: (i) confirms that it has received a copy of the Credit Agreement, and the other Loan Documents, together with such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Transfer Supplement and to become a party to the Credit Agreement, and has not relied on any statements made by Assignor; (ii) agrees that it will, independently and without reliance upon any of the Administrative Agent, the Documentation Agent, the Syndication Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and will make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Agreement, and the other Loan Documents; (iii) appoints and authorizes the Administrative Agent, the Documentation Agent and the Syndication Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement, and the other Loan Documents as are delegated to such agents by the terms thereof, together with such powers as are incidental thereto; (iv) agrees that it will be bound by and perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank; (v) specifies as its addresses for notices, its Domestic Lending Office and its Eurodollar Lending office, the addresses and offices set forth beneath its name on the signature page hereof; (vi) represents and warrants that it has full power and authority to execute and deliver, and perform under, this Transfer Supplement, and all necessary corporate and/or partnership action has been taken to authorize, and all approvals and consents have been obtained for, the execution, delivery and performance thereof; (vii) represents and warrants that this Transfer Supplement constitutes its legal, valid and binding obligation enforceable in accordance with its terms; and (viii) represents and warrants that the interest being assigned hereunder is being acquired by it for its own account, for investment purposes only and not with a view to the public distribution thereof and without any present intention of its resale in either case that would be in violation of applicable securities laws.
          4. This Transfer Supplement shall be effective on the date (the “Effective Date”) on which all of the following have occurred: (i) it shall have been executed and delivered by the parties hereto; (ii) copies hereof shall have been delivered to the Administrative Agent and the Borrower; (iii) the Purchasing Bank shall have received an original Note; and (iv) the Purchasing Bank shall have paid to the Assignor the agreed purchase price as set forth in the Receipt.
          5. On and after the Effective Date, (i) the Purchasing Bank shall be a party to the Credit Agreement and, to the extent provided in this Transfer Supplement, have the rights and obligations of a Bank thereunder and be entitled to the benefits and rights of the Banks thereunder and (ii) the Assignor shall, to the extent provided in this Transfer Supplement as to the Purchased Interest, relinquish its rights and be released from its obligations under the Credit Agreement.
          6. From and after the Effective Date, the Assignor shall cause the Administrative Agent to make all payments under the Credit Agreement, and the Notes in respect of the Purchased Interest assigned hereby (including, without limitation, all payments of principal, fees and interest with respect thereto and any amounts accrued but not paid prior to such date) to the Purchasing Bank.
          7. This Transfer Supplement may be executed in any number of counterparts which, when taken together, shall be deemed to constitute one and the same instrument.
          8. Assignor hereby represents and warrants to Purchasing Bank that it has made all payments demanded to date by Bank of America, N.A., as Administrative Agent in connection with the Assignor’s Pro Rata Share of the obligation to reimburse the Agent for its expenses and made all Loans required. In the event Bank of America, N.A., as Administrative Agent, shall demand reimbursement for fees and expenses from Purchasing Bank for any period prior to the Effective Date, Assignor hereby agrees to promptly pay Bank of America, N.A., as Administrative Agent, such sums directly, subject, however, to Paragraph 12 hereof.
          9. Assignor will, at the cost of Assignor, and without expense to Purchasing Bank, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices of assignments, transfers and assurances as Purchasing Bank shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring and confirming unto Purchasing Bank the property and rights hereby given, granted, bargained, sold, aliened, enfeoffed, conveyed, confirmed, assigned and/or intended now or hereafter so to be, on which Assignor may be or may hereafter become bound to convey or assign to Purchasing Bank, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording this Agreement.

          10. The parties agree that no broker or finder was instrumental in bringing about this transaction. Each party shall indemnify, defend the other and hold the other free and harmless from and against any damages, costs or expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by such party arising from claims by any broker or finder that such broker or finder has dealt with said party in connection with this transaction.
          11. Subject to the provisions of Paragraph 12 hereof, if, with respect to the Purchased Interest only, Assignor shall on or after the Effective Date receive (a) any cash, note, securities, property, obligations or other consideration in respect of or relating to the Loan or the Loan Documents or issued in substitution or replacement of the Loan or the Loan Documents, (b) any cash or non-cash consideration in any form whatsoever distributed, paid or issued in any bankruptcy proceeding in connection with the Loan or the Loan Documents or (c) any other distribution (whether by means of repayment, redemption, realization of security or otherwise), Assignor shall accept the same as Purchasing Bank’s agent and hold the same in trust on behalf of and for the benefit of Purchasing Bank, and shall deliver the same forthwith to Purchasing Bank in the same form received, with the endorsement (without recourse) of Assignor when necessary or appropriate. If the Assignor shall fail to deliver any funds received by it within the same Business Day of receipt, unless such funds are received by Assignor after 4:00 p.m., Eastern Standard Time, then the following Business Day after receipt, said funds shall accrue interest at the Federal Funds Rate and in addition to promptly remitting said amount, Assignor shall remit such interest from the date received to the date such amount is remitted to the Purchasing Bank.
          12. Assignor and Purchasing Bank each hereby agree to indemnify and hold harmless the other, each of its directors and each of its officers in connection with any claim or cause of action based on any matter or claim based on the acts of either while acting as a Bank under the Credit Agreement. Promptly after receipt by the indemnified party under this Section of notice of the commencement of any action, such indemnified party shall notify the indemnifying party in writing of the commencement thereof. If any such action is brought against any indemnified party and that party notifies the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof. In no event shall the indemnified party settle or consent to a settlement of such cause of action or claim without the consent of the indemnifying party.
          13. THIS TRANSFER SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

          14. On or promptly after the Effective Date, Borrower, Administrative Agent, Assignor and Purchasing Bank shall make appropriate arrangements so that a Note executed by Borrower, dated the Effective Date is issued to Purchasing Bank.
          [15. On or before the Effective Date, Purchasing Bank shall comply with the provisions of Section 8.4(d) of the Credit Agreement.] [Include only if Purchasing Bank is a foreign institution.]

[Purchasing Bank]
By:
Name:
Title:

Notice Address:
Domestic Lending Office:
Eurodollar Lending Office:

[Assignor]
By:
Name:
Title:

Receipt Acknowledged this
           day of                     , 200_:
BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT F
NOTICE ADDRESSES

Borrower:	Syndication Agent:
Two North Riverside Plaza	JPMorgan Chase Bank, N.A.
Suite 2100	277 Park Avenue
Chicago, Illinois 60606	New York, New York 10172
Attn: Chief Financial Officer	Attn: Marc Costantino
Facsimile: (312) 930-0601	Facsimile: (646) 534-0574

Administrative Agent:	Senior Managing Agent:
Bank of America, N.A., as Administrative	Citicorp North America Inc.
Agent	390 Greenwich Street
101 North Tryon Street , 15th Floor	1st Floor
NC1-001-15-14	New York, NY 10013
Charlotte, NC 28255	Attn: Jeanne Craig
Attn: Cindy K. Fisher	Facsimile: (646) 291-1996
Agency Management Officer
Tel: 704-387-5452
Fax: 704-409-0180

for Borrowings/rollovers/pay downs:	Senior Managing Agent:
Bank of America, N.A.	Deutsche Bank AG, New York Branch
TX1-492-14-05	200 Crescent Court
901 Main Street, 14th Floor	Suite 550
Dallas, Texas 75202	Dallas, TX 75243
Attn: Sharon M. Tolin	Attn: Scott P. Speer
Facsimile: (214) 290-9645	Facsimile: (214) 740-7910

Documentation Agent:	Senior Managing Agent:
The Bank of Nova Scotia	Merrill Lynch Bank USA
One Liberty Plaza, 25th Floor	15 W. South Temple
New York, NY 10006	Suite 300
Attn: Robert Boese	Salt Lake City, UT 84101
Facsimile: 212-225-5166	Attn: Derek Befus
Facsimile: (801) 531-7470

Documentation Agent:	Senior Managing Agent:
LaSalle Bank National Association	Morgan Stanley Bank
135 South LaSalle Street	1633 Broadway
Suite 1260	25th Floor
Chicago, Illinois 60603-3499	New York, NY 10019
Attn: Michelle Herrick	Attn: Erma dell’Aquila
Facsimile: (312) 992-1324	Facsimile: (212) 537-1867

Documentation Agent:	Senior Managing Agent:
U.S. Bank National Association	Lehman Commercial Paper Inc.
The Rookery Building	745 7th Avenue, 5th Floor
209 S. LaSalle Street, Suite 410	New York, NY 10019
Chicago, IL 60604	Attn: Alexandra Ravener
Attn: Renee Lewis	Facsimile: (212) 520-0450
Facsimile: (312) 325-8852

Documentation Agent:	Senior Managing Agent:
Wachovia Bank, National Association	William Street Credit Corporation
301 South College Street	30 Hudson Street, 17th Floor
Mail Code: NC0172	Jersey City, NJ 07302
Charlotte, NC 28202	Attn: Pedro Ramirez
Attn: David Blackman	Facsimile: (212) 428-1243
Facsimile: (704) 383-6205

Documentation Agent:	Managing Agent:
The Royal Bank of Scotland plc	Eurohypo AG, New York Branch
101 Park Avenue, 12th Floor	1114 Avenue of the Americas
New York, NY 10178	New York, NY 10036
Attn: Bruce Ferguson	Attn: Stephen Cox
Facsimile: (212) 401-3456	Facsimile: (866) 874-5034

Senior Managing Agent:	Managing Agent:
UBS Loan Finance LLC	PNC Bank, National Association
677 Washington Boulevard	249 Wood Street
Stamford, CT 06901	Pittsburgh, PA 15219
Attn: Iris Choi	Attn: Michael Smith
Facsimile: (203) 719-3888	Facsimile: (412) 762-6500

Senior Managing Agent:	Bank:
Mizuho Corporate Bank, Ltd.	Taipei Fubon Commercial Bank, New York
1251 Avenue of the Americas	Agency
New York, NY 10020	100 Wall Street, 14th Floor
Attn: Takeshi Kubo	New York, NY 10005
Facsimile: (212) 282-4488	Attn: Teresa Wu

Bank:	Bank:
The Bank of New York	The Bank of Tokyo-Mitsubishi UFJ, Ltd.,
One Wall Street, 21st Floor	New York Branch
New York, NY 10286	1251 Avenue of the Americas
Attn: Scott DeTraglia	New York, NY 10020-1104
Facsimile: (212) 809-9526	Attn: James T. Taylor
Facsimile: (212) 782-6442

Bank:	Bank:
Land Bank of Taiwan	United Overseas Bank Limited
811 Wilshire Blvd., 19th Floor	777 S. Figueroa Street, #518
Los Angeles, CA 90017	Los Angeles, CA 90017
Attn: Joseph Chiuwei	Attn: Philip Ng
Facsimile: (213) 532-3766	Facsimile: (213) 623-3412

Bank:	Bank:
The Governor and Company of the Bank of	Chang Hwa Commercial Bank, L.A. Branch
Ireland	333 South Grand Avenue, #600
Bank of Ireland Corporate	Los Angeles, California 90071
B2, Head Office	Attn: Carson Hsu
Lower Baggot Street	Facsimile: (213) 620-7227
Dublin 2, Ireland
Attn: Ciaran Doyle
Facsimile: 353-1-604-4798

Bank:	Bank:
The Northern Trust Company	Malayan Banking Berhad
50 S. LaSalle	400 Park Avenue, 9th Floor
Chicago, Illinois 60603	New York, NY 10022
Attn: Carol B. Conklin	Attn: Nor Akmar Wallace
Facsimile: (312) 444-7028	Facsimile: (212) 308-0109

Bank:	Bank:
People’s Bank	First Commercial Bank, Los Angeles Branch
850 Main Street, 12th Floor	515 S. Flower Street #1050
Bridgeport, CT 06604	Los Angeles, CA 90071
Attn: Anne Kuchinski	Attn: Josephine Chong
Facsimile: (203) 615-9088	Facsimile: (213) 362-0219

Bank:	Bank:
Hua Nan Commercial Bank, New York	Bank Hapoalim B.M.
Agency	1177 Avenue of the Americas
330 Madison Avenue, 38th Floor	New York, NY 10036
New York, NY 10017	Attn: James P. Surless
Attn: Frank Tang	Facsimile: (212) 782-2382
Facsimile: (212) 286-1212

Bank:	Bank:
SunTrust Bank	Taiwan Business Bank
8330 Boone Blvd.	633 West 5th Street, #2280
Vienna, VA 22182	Los Angeles, CA 90071
Attn: Nancy B. Richards	Attn: Ken Chen
Facsimile: (703) 442-1570	Facsimile: (213) 892-1271

Bank:	Bank:
The Norinchukin Bank, New York Branch	First Horizon Bank
245 Park Avenue, 29th Floor	1650 Tysons Blvd., Ste. 1150
New York, NY 10167	McLean, VA 22102
Attn: Kenji Kawashima	Attn: Blake Bowers
Facsimile: (212) 697-5754	Facsimile: (703) 394-1834

Bank:	Bank:
Mega International Commercial Bank Co.,	Mega International Commercial Bank Co.,
Ltd., Los Angeles Branch	Ltd., New York Agency
445 S. Figueroa St., #1900	65 Liberty Street
Los Angeles, CA 90071	New York, NY 10005
Attn: Angela Sheu	Attn: Louis Chang
Facsimile: (213) 489-1160	(212) 766-5006

EXHIBIT G
FORM OF DESIGNATION AGREEMENT
Dated                     , 200_
     Reference is made to that certain Revolving Credit Agreement, dated as of September 22, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among EOP OPERATING LIMITED PARTNERSHIP, the banks parties thereto, and BANK OF AMERICA, N.A. (the "Administrative Agent”), as Administrative Agent, BANC OF AMERICA SECURITIES LLC AND J.P. MORGAN SECURITIES INC., as Joint Lead Arrangers and Joint Bookrunners,, JPMORGAN CHASE BANK, N.A., as Syndication Agent, THE BANK OF NOVA SCOTIA, LASALLE BANK NATIONAL ASSOCIATION, THE ROYAL BANK OF SCOTLAND PLC, U.S. BANK NATIONAL ASSOCIATION, WACHOVIA BANK, NATIONAL ASSOCIATION, as Documentation Agents, CITICORP NORTH AMERICA INC., DEUTSCHE BANK AG, NEW YORK BRANCH, WILLIAM STREET CREDIT CORPORATION, LEHMAN COMMERCIAL PAPER INC., MERRILL LYNCH BANK USA, MIZUHO CORPORATE BANK, LTD., MORGAN STANLEY BANK, and UBS LOAN FINANCE LLC, as Senior Managing Agents, and EUROHYPO AG, NEW YORK BRANCH AND PNC BANK, NATIONAL ASSOCIATION, as Managing Agents. Terms defined in the Credit Agreement are used herein with the same meaning.
     [NAME OF DESIGNOR] (the “Designor”), [NAME OF DESIGNEE] (the “Designee”), and the Administrative Agent agree as follows:
     1. The Designor hereby designates the Designee, and the Designee hereby accepts such designation, to have a right to make Money Market Loans pursuant to Article III of the Credit Agreement. Any assignment by Designor to Designee of its rights to make a Money Market Loan pursuant to such Article III shall be effective at the time of the funding of such Money Market Loan and not before such time.
     2. Except as set forth in Section 7 below, the Designor makes no representation or warranty and assumes no responsibility pursuant to this Designation Agreement with respect to (a) any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument and document furnished pursuant thereto and (b) the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto.
     3. The Designee (a) confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in Articles IV and V of the Credit

Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement; (b) agrees that it will independently and without reliance upon the Administrative Agent, the Designor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any Loan Document; (c) confirms that it is a Designated Lender; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under any Loan Document as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (e) agrees to be bound by each and every provision of each Loan Document and further agrees that it will perform in accordance with their terms all of the obligations which by the terms of any Loan Document are required to be performed by it as a Bank.
     4. The Designee hereby appoints Designor as Designee’s agent and attorney in fact, and grants to Designor an irrevocable power of attorney, to receive payments made for the benefit of Designee under the Credit Agreement, to deliver and receive all communications and notices under the Credit Agreement and other Loan Documents and to exercise on Designee’s behalf all rights to vote and to grant and make approvals, waivers, consents of amendments to or under the Credit Agreement or other Loan Documents. Any document executed by the Designor on the Designee’s behalf in connection with the Credit Agreement or other Loan Documents shall be binding on the Designee. The Borrower, the Administrative Agent and each of the Banks may rely on and are beneficiaries of the preceding provisions.
     5. Following the execution of this Designation Agreement by the Designor and its Designee, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Designation Agreement (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on the signature page thereto.
     6. The Administrative Agent hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (i) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender and (ii) the Maturity Date.
     7. The Designor unconditionally agrees to pay or reimburse the Designee and save the Designee harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed or asserted by any of the parties to the Loan Documents against the Designee, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Designee hereunder or thereunder, provided that the Designor shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Designee’s gross negligence or willful misconduct.
     8. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, the Designee shall be a party to the Credit Agreement with a right (subject to the provisions of Section 2.4(b)) to make Money Market Loans as a Bank pursuant to Section 2.4 of the Credit Agreement and the rights and obligations of a Bank related thereto; provided, however, that the Designee shall not be required to make payments with respect to such obligations except to the extent of excess cash flow of such Designee which is not otherwise required to repay obligations of such Designated Lender which are then due and payable. Notwithstanding the foregoing, the Designor, as administrative agent for the Designee, shall be and remain obligated to the Borrower, the Co-Agents and the Banks for each and every of the obligations of the Designee and its Designor with respect to the Credit Agreement, including, without limitation, any indemnification obligations under Section 7.6 of the Credit Agreement and any sums otherwise payable to the Borrower by the Designee.
     9. This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
     10. This Designation Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Designation Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Designation Agreement.

     IN WITNESS WHEREOF, the Designor and the Designee, intending to be legally bound, have caused this Designation Agreement to be executed by their officers thereunto duly authorized as of the date first above written.

Effective Date:	, 200_

[NAME OF DESIGNOR], as Designor

By:

Title:

[NAME OF DESIGNEE] as Designee

By:

Title:

Applicable Lending Office (and address for notices):

[ADDRESS]
Accepted this                      day
of                , 200_
BANK OF AMERICA, N.A. as Administrative Agent
By:
Title:

EXHIBIT H
QUALIFIED BORROWER GUARANTY OF PAYMENT
          GUARANTY OF PAYMENT (this “Guaranty”), made as of September , 2006, between EOP OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership, having an address at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606 (“Guarantor”), and BANK OF AMERICA, N.A., as administrative agent (“Administrative Agent”) for the banks and other financial institutions (the “Banks”) listed on the signature pages of the Revolving Credit Agreement (as the same may be amended, modified, supplemented or restated, the “Credit Agreement”), dated as of the date hereof, among EOP Operating Limited Partnership (“Borrower”), the Banks, the Administrative Agent, BANC OF AMERICA SECURITIES LLC AND J.P. MORGAN SECURITIES INC., as Joint Lead Arrangers and Joint Bookrunners,, JPMORGAN CHASE BANK, N.A., as Syndication Agent, THE BANK OF NOVA SCOTIA, LASALLE BANK NATIONAL ASSOCIATION, THE ROYAL BANK OF SCOTLAND PLC, U.S. BANK NATIONAL ASSOCIATION, WACHOVIA BANK, NATIONAL ASSOCIATION, as Documentation Agents, CITICORP NORTH AMERICA INC., DEUTSCHE BANK AG, NEW YORK BRANCH, WILLIAM STREET CREDIT CORPORATION, LEHMAN COMMERCIAL PAPER INC., MERRILL LYNCH BANK USA, MIZUHO CORPORATE BANK, LTD., MORGAN STANLEY BANK, and UBS LOAN FINANCE LLC, as Senior Managing Agents, and EUROHYPO AG, NEW YORK BRANCH AND PNC BANK, NATIONAL ASSOCIATION, as Managing Agents.
W I T N E S S E T H:
          WHEREAS, pursuant to the terms of the Credit Agreement, a Qualified Borrower may request (i) that the Banks make one or more loans (each, a “Loan”) to the Qualified Borrower, to be guaranteed by Guarantor by this Guaranty and to be evidenced by Qualified Borrower Notes (collectively, the “Note”), payable by the Qualified Borrower to the order of the Banks and (ii) that the Fronting Banks issue one or more Letters of Credit for the account of the Qualified Borrower, to be guaranteed by Guarantor by this Guaranty.
          WHEREAS, this Guaranty is the “Qualified Borrower Guaranty” referred to in the Credit Agreement;
          WHEREAS, in order to induce the Administrative Agent and the Banks to make one or more Loans to one or more Qualified Borrowers, and to satisfy one of the conditions contained in the Credit Agreement with respect thereto, the Guarantor has agreed to enter into this Guaranty;

          WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement;
          NOW THEREFORE, in consideration of the premises and the direct and indirect benefits to be derived from the making of the Loans and issuance of Letters of Credit by the Banks to Qualified Borrowers, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor hereby agrees as follows:
          1. Guarantor, on behalf of itself and its successors and assigns, hereby irrevocably, absolutely and unconditionally guarantees the full and punctual payment when due, whether at stated maturity or otherwise, of all obligations of each and every Qualified Borrower now or hereafter existing under the Notes and the Credit Agreement, including in the event that the Borrower exercises its rights under the Credit Agreement to increase the Facility Amount, for principal and/or interest as well as any and all other amounts due thereunder, including, without limitation, all indemnity obligations of Borrower thereunder, and any and all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Administrative Agent or the Banks in enforcing their rights under this Guaranty (all of the foregoing obligations being the “Guaranteed Obligations”).
          2. Intentionally Omitted.
          3. Intentionally Omitted.
          4. It is agreed that the Guaranteed Obligations of Guarantor hereunder are primary and this Guaranty shall be enforceable against Guarantor and its successors and assigns without the necessity for any suit or proceeding of any kind or nature whatsoever brought by the Administrative Agent or any of the Banks against the relevant Qualified Borrower or its respective successors or assigns or any other party or against any security for the payment and performance of the Guaranteed Obligations and without the necessity of any notice of non-payment or non-observance or of any notice of acceptance of this Guaranty or of any notice or demand to which Guarantor might otherwise be entitled (including, without limitation, diligence, presentment, notice of maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of further security, release of further security, imposition or agreement arrived at as to the amount of or the terms of the Guaranteed Obligations, notice of adverse change in such Qualified Borrower’s financial condition and any other fact which might materially increase the risk to Guarantor), all of which Guarantor hereby expressly waives; and Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected, diminished, modified or impaired by reason of the assertion of or the failure to assert by the Administrative Agent or any of the Banks against such Qualified Borrower or its respective successors or assigns, any of the rights or remedies reserved to the Administrative Agent or any of the Banks pursuant to the provisions of the Loan Documents. Guarantor agrees that any notice or directive given at any time to the Administrative Agent or any of the Banks which is inconsistent with the waiver in the immediately preceding sentence shall be void and may be ignored by the Administrative Agent and the Banks, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Administrative Agent has specifically agreed otherwise in a writing, signed by a duly authorized officer. Guarantor specifically acknowledges and agrees that the foregoing waivers are of the essence of this transaction and that, but for this Guaranty and such waivers, the Administrative Agent and the Banks would not make requested Loans to a Qualified Borrower.
          5. Guarantor waives, and covenants and agrees that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any and all appraisal, valuation, stay, extension, marshalling-of-assets or redemption laws, or right of homestead or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by Guarantor of its obligations under, or the enforcement by the Administrative Agent or any of the Banks of, this Guaranty. Guarantor further covenants and agrees not to set up or claim any defense, counterclaim, offset, setoff or other objection of any kind to any action, suit or proceeding in law, equity or otherwise, or to any demand or claim that may be instituted or made by the Administrative Agent or any of the Banks other than the defense of the actual timely payment and performance by the relevant Qualified Borrower of the Guaranteed Obligations hereunder; provided, however, that the foregoing shall not be deemed a waiver of Guarantor’s right to assert any compulsory counterclaim, if such counterclaim is compelled under local law or rule of procedure, nor shall the foregoing be deemed a waiver of Guarantor’s right to assert any claim which would constitute a defense, setoff, counterclaim or crossclaim of any nature whatsoever against Administrative Agent or any Bank in any separate action or proceeding. Guarantor represents, warrants and agrees that, as of the date hereof, its obligations under this Guaranty are not subject to any counterclaims, offsets or defenses against the Administrative Agent or any Bank of any kind.
          6. The provisions of this Guaranty are for the benefit of the Administrative Agent and the Banks and their successors and permitted assigns, and nothing herein contained shall impair as between any Qualified Borrower and the Administrative Agent and the Banks the obligations of such Qualified Borrower under the Loan Documents.
          7. This Guaranty shall be a continuing, unconditional and absolute guaranty and the liability of Guarantor hereunder shall in no way be terminated, affected, modified, impaired or diminished by reason of the happening, from time to time, of any of the following, all without notice or the further consent of Guarantor:
     a. any assignment, amendment, modification or waiver of or change in any of the terms, covenants, conditions or provisions of any of the Guaranteed Obligations or the Loan Documents or the invalidity or unenforceability of any of the foregoing; or
     b. any extension of time that may be granted by the Administrative Agent to any Qualified Borrower, any guarantor, or their respective successors or assigns, heirs, executors, administrators or personal representatives; or
     c. any action which the Administrative Agent may take or fail to take under or in respect of any of the Loan Documents or by reason of any waiver of, or failure to enforce any of the rights, remedies, powers or privileges available to the Administrative Agent under this Guaranty or available to the Administrative Agent at law, equity or otherwise, or any action on the part of the Administrative Agent granting indulgence or extension in any form whatsoever; or
     d. any sale, exchange, release, or other disposition of any property pledged, mortgaged or conveyed, or any property in which the Administrative Agent and/or the Banks have been granted a lien or security interest to secure any indebtedness of any Qualified Borrower to the Administrative Agent and/or the Banks; or
     e. any release of any person or entity who may be liable in any manner for the payment and collection of any amounts owed by any Qualified Borrower to the Administrative Agent and/or the Banks; or
     f. the application of any sums by whomsoever paid or however realized to any amounts owing by any Qualified Borrower to the Administrative Agent and/or the Banks under the Loan Documents in such manner as the Administrative Agent shall determine in its sole discretion; or
     g. Any Qualified Borrower’s or any guarantor’s voluntary or involuntary liquidation, dissolution, sale of all or substantially all of their respective assets and liabilities, appointment of a trustee, receiver, liquidator, sequestrator or conservator for all or any part of any Qualified Borrower’s or any guarantor’s assets, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment, or the commencement of other similar proceedings affecting any Qualified Borrower or any guarantor or any of the assets of any of them, including, without limitation, (i) the release or discharge of any Qualified Borrower or any guarantor from the payment and performance of their respective obligations under any of the Loan Documents by operation of law, or (ii) the impairment, limitation or modification of the liability of any Qualified Borrower or any guarantor in bankruptcy, or of any remedy for the enforcement of the Guaranteed Obligations under any of the Loan Documents, or Guarantor’s liability under this Guaranty, resulting from the operation of any present or future provisions of the Bankruptcy Code or other present or future federal, state or applicable statute or law or from the decision in any court; or
     h. any improper disposition by any Qualified Borrower of the proceeds of the Loans, it being acknowledged by Guarantor that the Administrative Agent or any Bank shall be entitled to honor any request made by any Qualified Borrower for a disbursement of such proceeds and that neither the Administrative Agent nor any Bank shall have any obligation to see the proper disposition by any Qualified Borrower of such proceeds.
          8. Guarantor agrees that if at any time all or any part of any payment at any time received by the Administrative Agent from any Qualified Borrower or Guarantor under or with respect to this Guaranty is or must be rescinded or returned by the Administrative Agent or any Bank for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of any Qualified Borrower or Guarantor), then Guarantor’s obligations hereunder shall, to the extent of the payment rescinded or returned, be deemed to have continued in existence notwithstanding such previous receipt by such party, and Guarantor’s obligations hereunder shall continue to be effective or reinstated, as the case may be, as to such payment, as though such previous payment had never been made.
          9. Until this Guaranty is terminated pursuant to the terms hereof, Guarantor (i) shall have no right of subrogation against any Qualified Borrower or any entity comprising same by reason of any payments or acts of performance by Guarantor in compliance with the obligations of Guarantor hereunder, (ii) waives any right to enforce any remedy which Guarantor now or hereafter shall have against any Qualified Borrower or any entity comprising same by reason of any one or more payment or acts of performance in compliance with the obligations of Guarantor hereunder and (iii) from and after an Event of Default (as defined in the Credit Agreement), subordinates any liability or indebtedness of any Qualified Borrower or any entity comprising same now or hereafter held by Guarantor or any affiliate of Guarantor to the obligations of any Qualified Borrower under the Loan Documents. The foregoing, however, shall not be deemed in any way to limit any rights that Guarantor may have pursuant to the organizational documents of any Qualified Borrower or which it may have at law or in equity with respect to any other partners of such Qualified Borrower.

          10. Guarantor represents and warrants to the Administrative Agent and the Banks with the knowledge that the Administrative Agent and the Banks are relying upon the same, as follows:
     a. Guarantor will be familiar with the financial condition of each Qualified Borrower;
     b. Guarantor has determined that it is in its best interests to enter into this Guaranty;
     c. this Guaranty is necessary and convenient to the conduct, promotion and attainment of Guarantor’s business, and is in furtherance of Guarantor’s business purposes;
     d. the benefits to be derived by Guarantor from each Qualified Borrower’s access to funds made possible by the Loan Documents are at least equal to the obligations undertaken pursuant to this Guaranty;
     e. Guarantor is solvent and has full power and legal right to enter into this Guaranty and to perform its obligations under the term hereof and (i) Guarantor is organized and validly existing under the laws of the State of Maryland, (ii) Guarantor has complied with all provisions of applicable law in connection with all aspects of this Guaranty, and (iii) the person executing this Guaranty has all the requisite power and authority to execute and deliver this Guaranty;
     f. to the best of Guarantor’s knowledge, there is no action, suit, proceeding, or investigation pending or threatened against or affecting Guarantor at law, in equity, in admiralty or before any arbitrator or any governmental department, commission, board, bureau, agency or instrumentality (domestic or foreign) which is likely to materially and adversely impair the ability of Guarantor to perform its obligations under this Guaranty;
     g. the execution and delivery of and the performance by Guarantor of its obligations under this Guaranty have been duly authorized by all necessary action on the part of Guarantor and do not (i) violate any provision of any law, rule, regulation (including, without limitation, Regulation U or X of the Board of Governors of the Federal Reserve System of the United States), order, writ, judgment, decree, determination or award presently in effect having applicability to Guarantor or the organizational documents of Guarantor the consequences of which violation is likely to materially and adversely impair the ability of Guarantor to perform its obligations under this Guaranty or (ii) violate or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any indenture, agreement or other instrument to which Guarantor is a party, or by which Guarantor or any of its property is bound, the consequences of which violation, conflict, breach or default is likely to materially and adversely impair the ability of Guarantor to perform its obligations under this Guaranty;
     h. this Guaranty has been duly executed by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law;
     i. no authorization, consent, approval, license or formal exemption from, nor any filing, declaration or registration with, any Federal, state, local or foreign court, governmental agency or regulatory authority is required in connection with the making and performance by Guarantor of this Guaranty, except those which have already been obtained; and
     j. Guarantor is not an “investment company” as that term is defined in, nor is it otherwise subject to regulation under, the Investment Company Act of 1940, as amended.
          11. Guarantor and Administrative Agent each acknowledge and agree that this Guaranty is a guarantee of payment and performance and not of collection and enforcement in respect of any obligations which may accrue to the Administrative Agent and/or the Banks from any Qualified Borrower under the provisions of any Loan Document.
          12. Subject to the terms and conditions of the Credit Agreement, and in conjunction therewith, the Administrative Agent or any Bank may assign any or all of its rights under this Guaranty. In the event of any such assignment, the Administrative Agent shall give Guarantor prompt notice of same. If the Administrative Agent elects to sell all the Loans or participations in the Loans and the Loan Documents, including this Guaranty, the Administrative Agent or any Bank may forward to each purchaser and prospective purchaser all documents and information relating to this Guaranty or to Guarantor, whether furnished by any Qualified Borrower or Guarantor or otherwise, subject to the terms and conditions of the Credit Agreement.
          13. Guarantor agrees, upon the written request of the Administrative Agent, to execute and deliver to the Administrative Agent, from time to time, any modification or amendment hereto or any additional instruments or documents reasonably considered necessary by the Administrative Agent or its counsel to cause this Guaranty to be, become or remain valid and effective in accordance with its terms, provided, that, any such modification, amendment, additional instrument or document shall not increase Guarantor’s obligations or diminish its rights hereunder and shall be reasonably satisfactory as to form to Guarantor and to Guarantor’s counsel.
          14. The representations and warranties of Guarantor set forth in this Guaranty shall survive until this Guaranty shall terminate in accordance with the terms hereof.
          15. This Guaranty contains the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements relating to such subject matter and may not be modified, amended, supplemented or discharged except by a written agreement signed by Guarantor and the Administrative Agent.
          16. If all or any portion of any provision contained in this Guaranty shall be determined to be invalid, illegal or unenforceable in any respect for any reason, such provision or portion thereof shall be deemed stricken and severed from this Guaranty and the remaining provisions and portions thereof shall continue in full force and effect.
          17. This Guaranty may be executed in counterparts which together shall constitute the same instrument.
          18. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission followed by telephonic confirmation or similar writing) and shall be addressed to such party at the address set forth below or to such other address as may be identified by any party in a written notice to the others:

If to Guarantor	Equity Office Properties Trust
Two North Riverside Plaza
Suite 2100
Chicago, Illinois 60606
Attn: Chief Financial Officer

With Copies of Notices to Guarantor to:	Equity Office Properties Trust
Two North Riverside Plaza
Suite 2100
Chicago, Illinois 60606
Attn: Chief Legal Counsel
and
DLA Piper US LLP
203 North LaSalle Street

Suite 1900
Chicago, Illinois 60601
Attn: James M. Phipps, Esq.

If to the Administrative Agent:	Bank of America, N.A.

Attn:
Facsimile:
          Each such notice, request or other communication shall be effective (i) if given by telex or facsimile transmission, when such telex or facsimile is transmitted to the telex number or facsimile number specified in this Section and the appropriate answerback or facsimile confirmation is received, (ii) if given by certified registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery, (iii) if given by a nationally recognized overnight carrier, 24 hours after such communication is deposited with such carrier with postage prepaid for next day delivery, or (iv) if given by any other means, when delivered at the address specified in this Section.
          19. Any acknowledgment or new promise, whether by payment of principal or interest or otherwise by any Qualified Borrower or Guarantor, with respect to the Guaranteed Obligations shall, if the statute of limitations in favor of Guarantor against the Administrative Agent shall have commenced to run, toll the running of such statute of limitations, and if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.
          20. This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of the Administrative Agent and the Banks and their successors and permitted assigns.
          21. The failure of the Administrative Agent to enforce any right or remedy hereunder, or promptly to enforce any such right or remedy, shall not constitute a waiver thereof, nor give rise to any estoppel against the Administrative Agent, nor excuse Guarantor from its obligations hereunder. Any waiver of any such right or remedy to be enforceable against the Administrative Agent must be expressly set forth in a writing signed by the Administrative Agent.
          22. a. THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

               b. Any legal action or proceeding with respect to this Guaranty and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Guaranty, the Guarantor hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. The Guarantor irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Guarantor at its address for notices set forth herein. The Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Guarantor in any other jurisdiction.
               c. GUARANTOR HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY. IT IS HEREBY ACKNOWLEDGED BY GUARANTOR THAT THE WAIVER OF A JURY TRIAL IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT TO ACCEPT THIS GUARANTY AND THAT THE LOANS MADE BY THE BANKS ARE MADE IN RELIANCE UPON SUCH WAIVER. GUARANTOR FURTHER WARRANTS AND REPRESENTS THAT SUCH WAIVER HAS BEEN KNOWINGLY AND VOLUNTARILY MADE, FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS GUARANTY MAY BE FILED BY THE ADMINISTRATIVE AGENT IN COURT AS A WRITTEN CONSENT TO A NON-JURY TRIAL.
               d. Guarantor does hereby further covenant and agree to and with the Administrative Agent that Guarantor may be joined in any action against Any Qualified Borrower in connection with the Loan Documents and that recovery may be had against Guarantor in such action or in any independent action against Guarantor (with respect to the Guaranteed Obligations), without the Administrative Agent first pursuing or exhausting any remedy or claim against any Qualified Borrower or its successors or assigns. Guarantor also agrees that, in an action brought with respect to the Guaranteed Obligations in any jurisdiction, it shall be conclusively bound by the judgment in any such action by the Administrative Agent (wherever brought) against any Qualified Borrower or its successors or assigns, as if Guarantor were a party to such action, even though Guarantor was not joined as a party in such action.

               e. Guarantor agrees to pay all reasonable expenses (including, without limitation, attorneys’ fees and disbursements) which may be incurred by the Administrative Agent or the Banks in connection with the enforcement of their rights under this Guaranty, whether or not suit is initiated.
          23. Notwithstanding anything to the contrary contained herein, this Guaranty shall terminate and be of no further force or effect upon the full performance and payment of the Guaranteed Obligations hereunder and the termination of the Commitments under the Credit Agreement. Upon termination of this Guaranty in accordance with the terms of this Guaranty, the Administrative Agent promptly shall deliver to Guarantor such documents as Guarantor or Guarantor’s counsel reasonably may request in order to evidence such termination.
          24. All of the Administrative Agent’s rights and remedies under each of the Loan Documents or under this Guaranty are intended to be distinct, separate and cumulative and no such right or remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any other right or remedy available to the Administrative Agent.
          25. The Guarantor shall not use any assets of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Internal Revenue Code (the “Code”) to repay or secure the Loan, the Note, the Obligations or this Guaranty. The Guarantor shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interests (direct or indirect) in any Qualified Borrower, or attempt to do any of the foregoing or suffer any of the foregoing, or permit any party with a direct or indirect interest or right in any Qualified Borrower to do any of the foregoing, if such action would cause the Note, the Loan, the Obligations, this Guaranty, or any of the Loan Documents or the exercise of any of the Administrative Agent’s or Bank’s rights in connection therewith, to constitute a prohibited transaction under ERISA or the Code (unless the Guarantor furnishes to the Administrative Agent a legal opinion satisfactory to the Administrative Agent that the transaction is exempt from the prohibited transaction provisions of ERISA and the Code (and for this purpose, the Administrative Agent and the Banks, by accepting the benefits of this Guaranty, hereby agree to supply Guarantor all relevant non-confidential, factual information reasonably necessary to such legal opinion and reasonably requested by Guarantor) or would otherwise result in the Administrative Agent or any of the Banks being deemed in violation of Sections 404 or 406 of ERISA or Section 4975 of the Code or would otherwise result in the Administrative Agent or any of the Banks being a fiduciary or party in interest under ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code. The Guarantor shall indemnify and hold each of the Administrative Agent and the Banks free and harmless from and against all loss, costs

(including attorneys’ fees and expenses), expenses, taxes and damages (including consequential damages) that each of the Administrative Agent and the Banks may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA necessary in Administrative Agent’s reasonable judgment as a result of Guarantor’s action or inaction or by reason of a breach of the foregoing provisions by Guarantor.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Guaranty as of the date and year first above written.

GUARANTOR:
EOP OPERATING LIMITED PARTNERSHIP

By:	EQUITY OFFICE PROPERTIES TRUST

By:
Name:
Title:

ACCEPTED:
BANK OF AMERICA, N.A.

By:
Name:
Title:

ACKNOWLEDGMENT FOR GUARANTOR

STATE OF ILLINOIS	)
) SS.
COUNTY OF COOK	)
          On ___, 200_, before me personally came                    , to me known to be the person who executed the foregoing instrument, and who, being duly sworn by me, did depose and say that he is                      of Equity Office Properties Trust, the general partner of EOP Operating Limited Partnership, and that he executed the foregoing instrument in the organization’s name, and that he had authority to sign the same, and he acknowledged to me that he executed the same as the act and deed of said organization for the uses and purposes therein mentioned.
[Seal]

Notary Public

GUARANTY OF PAYMENT
          GUARANTY OF PAYMENT (this “Guaranty”), made as of September 22, 2006, between EQUITY OFFICE PROPERTIES TRUST, a Maryland real estate investment trust, having an address at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606 (“Guarantor”), and BANK OF AMERICA, N.A., as administrative agent (“Administrative Agent”) for the banks and other financial institutions (the “Banks”) listed on the signature pages of the Revolving Credit Agreement (as the same may be amended, modified, supplemented or restated, the “Credit Agreement”), dated as of the date hereof, among EOP Operating Limited Partnership (“Borrower”), the Administrative Agent, the Banks, BANC OF AMERICA SECURITIES LLC and J.P. MORGAN SECURITIES, INC., as joint lead arrangers and joint bookrunners, JPMORGAN CHASE BANK, N.A., as syndication agent, and THE BANK OF NOVA SCOTIA, LASALLE BANK NATIONAL ASSOCIATION, THE ROYAL BANK OF SCOTLAND PLC, U.S. BANK NATIONAL ASSOCIATION, AND WACHOVIA BANK, NATIONAL ASSOCIATION, as documentation agents, CITICORP NORTH AMERICA INC., DEUTSCHE BANK AG, NEW YORK BRANCH, WILLIAM STREET CREDIT CORPORATION, LEHMAN BROTHERS COMMERCIAL BANK, MERRILL LYNCH BANK USA, MIZUHO CORPORATE BANK, LTD., MORGAN STANLEY BANK, and UBS LOAN FINANCE LLC, as Senior Managing Agents, and EUROHYPO AG, NEW YORK BRANCH and PNC BANK, NATIONAL ASSOCIATION, as Managing Agents.
W I T N E S S E T H:
          WHEREAS, the Banks have agreed to make loans to Borrower in the aggregate principal amount not to exceed Two Billion Five Hundred Million Dollars ($2,500,000,000) (hereinafter collectively referred to as the “Loans”) and to issue Letters of Credit (as defined in the Credit Agreement);
          WHEREAS, the Loans are and will be evidenced by (i) certain promissory notes (the “Notes”) of Borrower made to each of the Banks in accordance with the terms of the Credit Agreement, and (ii) certain promissory notes of one or more Qualified Borrowers made to each of the Banks, in each case in accordance with the terms of the Credit Agreement;
          WHEREAS, the Credit Agreement and the Notes and any other documents executed in connection therewith are hereinafter collectively referred to as the “Loan Documents”;
          WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement;
          WHEREAS, Guarantor is the sole general partner of Borrower; and
          WHEREAS, as a condition to the execution and delivery of the Loan Documents, the Banks have required that Guarantor execute and deliver this Guaranty.

          NOW THEREFORE, in consideration of the premises and the benefits to be derived from the making of the Loans and issuance of Letters of Credit by the Banks to Borrower and the Qualified Borrowers, and in order to induce the Administrative Agent and the Banks to enter into the Credit Agreement and the other Loan Documents, the Guarantor hereby agrees as follows:
          1. Guarantor, on behalf of itself and its successors and assigns, hereby irrevocably, absolutely and unconditionally guarantees the full and punctual payment when due, whether at stated maturity or otherwise, of all Obligations of Borrower now or hereafter existing under the Notes and the Credit Agreement, including in the event that the Borrower exercises its rights under the Credit Agreement to increase the Facility Amount and including those Obligations of Borrower under the Qualified Borrower Guaranty, for principal and/or interest as well as any and all other amounts due thereunder, including, without limitation, all indemnity obligations of Borrower thereunder, and any and all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Administrative Agent or the Banks in enforcing their rights under this Guaranty (all of the foregoing obligations being the “Guaranteed Obligations”).
          2. Intentionally Omitted.
          3. The individual and personal liability of Guarantor hereunder shall not be reduced or extinguished by any payments to Administrative Agent or any of the Banks for application in payment or reduction of any of the Guaranteed Obligations, whether made by Borrower, Guarantor or from any other source, except to the extent that such payments permanently reduce the entire amount of the Guaranteed Obligations to an amount less than the portion of the Guaranteed Obligations hereby guaranteed by Guarantor. Any such payments shall be applied by Administrative Agent or the Banks in the order of priority that Administrative Agent, in its sole discretion, may determine, first to the discharge of that portion, if any, of the Guaranteed Obligations as to which Guarantor is not individually and personally liable pursuant to the terms and provisions hereof (including, without limitation, the portion of the Guaranteed Obligations guaranteed under Guaranty No. 2), and any amount remaining after such application to the portion of the Guaranteed Obligations guaranteed hereunder.
          4. It is agreed that the Guaranteed Obligations of Guarantor hereunder are primary and this Guaranty shall be enforceable against Guarantor and its successors and assigns without the necessity for any suit or proceeding of any kind or nature whatsoever brought by the Administrative Agent or any of the Banks against Borrower or its respective successors or assigns or any other party or against any security for the payment and performance of the Guaranteed Obligations and without the necessity of any notice of non-payment or non-observance or of any notice of acceptance of this Guaranty or of any notice or demand to which Guarantor might otherwise be entitled (including, without limitation, diligence, presentment, notice of maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of further security, release of further security, imposition or agreement

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arrived at as to the amount of or the terms of the Guaranteed Obligations, notice of adverse change in Borrower’s financial condition and any other fact which might materially increase the risk to Guarantor), all of which Guarantor hereby expressly waives; and Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected, diminished, modified or impaired by reason of the assertion of or the failure to assert by the Administrative Agent or any of the Banks against Borrower or its respective successors or assigns, any of the rights or remedies reserved to the Administrative Agent or any of the Banks pursuant to the provisions of the Loan Documents. Guarantor agrees that any notice or directive given at any time to the Administrative Agent or any of the Banks which is inconsistent with the waiver in the immediately preceding sentence shall be void and may be ignored by the Administrative Agent and the Banks, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Administrative Agent has specifically agreed otherwise in a writing, signed by a duly authorized officer. Guarantor specifically acknowledges and agrees that the foregoing waivers are of the essence of this transaction and that, but for this Guaranty and such waivers, the Administrative Agent and the Banks would have declined to execute and deliver the Loan Documents.
          5. Guarantor waives, and covenants and agrees that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any and all appraisal, valuation, stay, extension, marshalling-of-assets or redemption laws, or right of homestead or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by Guarantor of its obligations under, or the enforcement by the Administrative Agent or any of the Banks of, this Guaranty. Guarantor further covenants and agrees not to set up or claim any defense (including, without limitation, any defense as a result in a change in the legal structure of the Borrower), counterclaim, offset, setoff or other objection of any kind to any action, suit or proceeding in law, equity or otherwise, or to any demand or claim that may be instituted or made by the Administrative Agent or any of the Banks other than the defense of the actual timely payment and performance by Borrower of the Guaranteed Obligations hereunder; provided, however, that the foregoing shall not be deemed a waiver of Guarantor’s right to assert any compulsory counterclaim, if such counterclaim is compelled under local law or rule of procedure, nor shall the foregoing be deemed a waiver of Guarantor’s right to assert any claim which would constitute a defense, setoff, counterclaim or crossclaim of any nature whatsoever against Administrative Agent or any Bank in any separate action or proceeding. Guarantor represents, warrants and agrees that, as of the date hereof, its obligations under this Guaranty are not subject to any counterclaims, offsets or defenses against the Administrative Agent or any Bank of any kind.
          6. The provisions of this Guaranty are for the benefit of the Administrative Agent and the Banks and their successors and permitted assigns, and nothing herein contained shall impair as between Borrower and the Administrative Agent and the Banks the obligations of Borrower under the Loan Documents.

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          7. This Guaranty shall be a continuing, unconditional and absolute guaranty and the liability of Guarantor hereunder shall in no way be terminated, affected, modified, impaired or diminished by reason of the happening, from time to time, of any of the following, although without notice or the further consent of Guarantor:
     (a) any assignment, amendment, modification or waiver of or change in any of the terms, covenants, conditions or provisions of any of the Guaranteed Obligations or the Loan Documents or the invalidity or unenforceability of any of the foregoing; or
     (b) any extension of time that may be granted by the Administrative Agent to Borrower, any guarantor, or their respective successors or assigns, heirs, executors, administrators or personal representatives; or
     (c) any action which the Administrative Agent may take or fail to take under or in respect of any of the Loan Documents or by reason of any waiver of, or failure to enforce any of the rights, remedies, powers or privileges available to the Administrative Agent under this Guaranty or available to the Administrative Agent at law, equity or otherwise, or any action on the part of the Administrative Agent granting indulgence or extension in any form whatsoever; or
     (d) any sale, exchange, release, or other disposition of any property pledged, mortgaged or conveyed, or any property in which the Administrative Agent and/or the Banks have been granted a lien or security interest to secure any indebtedness of Borrower to the Administrative Agent and/or the Banks; or
     (e) any release of any person or entity who may be liable in any manner for the payment and collection of any amounts owed by Borrower to the Administrative Agent and/or the Banks; or
     (f) the application of any sums by whomsoever paid or however realized to any amounts owing by Borrower to the Administrative Agent and/or the Banks under the Loan Documents in such manner as the Administrative Agent shall determine in its sole discretion; or
     (g) Borrower’s or any guarantor’s voluntary or involuntary liquidation, dissolution, sale of all or substantially all of their respective assets and liabilities, appointment of a trustee, receiver, liquidator, sequestrator or conservator for all or any part of Borrower’s or Guarantor’s assets, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment, or the commencement of other similar proceedings affecting Borrower or any guarantor or any of the assets of any of them, including, without limitation, (i) the release or discharge of Borrower or any guarantor from the payment and performance of their respective

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obligations under any of the Loan Documents by operation of law, or (ii) the impairment, limitation or modification of the liability of Borrower or any guarantor in bankruptcy, or of any remedy for the enforcement of the Guaranteed Obligations under any of the Loan Documents, or Guarantor’s liability under this Guaranty, resulting from the operation of any present or future provisions of the Bankruptcy Code or other present or future federal, state or applicable statute or law or from the decision in any court; or
     (h) any improper disposition by Borrower of the proceeds of the Loans, it being acknowledged by Guarantor that the Administrative Agent or any Bank shall be entitled to honor any request made by Borrower for a disbursement of such proceeds and that neither the Administrative Agent nor any Bank shall have any obligation to see the proper disposition by Borrower of such proceeds.
          8. Guarantor agrees that if at any time all or any part of any payment at any time received by the Administrative Agent from Borrower or Guarantor under or with respect to this Guaranty is or must be rescinded or returned by the Administrative Agent or any Bank for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of Borrower or Guarantor), then Guarantor’s obligations hereunder shall, to the extent of the payment rescinded or returned, be deemed to have continued in existence notwithstanding such previous receipt by such party, and Guarantor’s obligations hereunder shall continue to be effective or reinstated, as the case may be, as to such payment, as though such previous payment had never been made.
          9. Until this Guaranty is terminated pursuant to the terms hereof, Guarantor (i) shall have no right of subrogation against Borrower or any entity comprising same by reason of any payments or acts of performance by Guarantor in compliance with the obligations of Guarantor hereunder, (ii) waives any right to enforce any remedy which Guarantor now or hereafter shall have against Borrower or any entity comprising same by reason of any one or more payment or acts of performance in compliance with the obligations of Guarantor hereunder and (iii) from and after an Event of Default (as defined in the Credit Agreement), subordinates any liability or indebtedness of Borrower or any entity comprising same now or hereafter held by Guarantor or any affiliate of Guarantor to the obligations of Borrower under the Loan Documents. The foregoing, however, shall not be deemed in any way to limit any rights that Guarantor may have pursuant to the Agreement of Limited Partnership of Borrower or which it may have at law or in equity with respect to any other partners of Borrower.
          10. Guarantor represents and warrants to the Administrative Agent and the Banks with the knowledge that the Administrative Agent and the Banks are relying upon the same, as follows:
     (a) as of the date hereof, Guarantor is the sole general partner of Borrower;
     (b) based upon such relationships, Guarantor has determined that it is in its

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best interests to enter into this Guaranty;
     (c) this Guaranty is necessary and convenient to the conduct, promotion and attainment of Guarantor’s business, and is in furtherance of Guarantor’s business purposes;
     (d) the benefits to be derived by Guarantor from Borrower’s access to funds made possible by the Loan Documents are at least equal to the obligations undertaken pursuant to this Guaranty;
     (e) Guarantor is solvent and has full power and legal right to enter into this Guaranty and to perform its obligations under the term hereof and (i) Guarantor is organized and validly existing under the laws of the State of Maryland, (ii) Guarantor has complied with all provisions of applicable law in connection with all aspects of this Guaranty, and (iii) the person executing this Guaranty has all the requisite power and authority to execute and deliver this Guaranty;
     (f) to the best of Guarantor’s knowledge, there is no action, suit, proceeding, or investigation pending or threatened against or affecting Guarantor at law, in equity, in admiralty or before any arbitrator or any governmental department, commission, board, bureau, agency or instrumentality (domestic or foreign) which is likely to materially and adversely impair the ability of Guarantor to perform its obligations under this Guaranty;
     (g) the execution and delivery of and the performance by Guarantor of its obligations under this Guaranty have been duly authorized by all necessary action on the part of Guarantor and do not (i) violate any provision of any law, rule, regulation (including, without limitation, Regulation U or X of the Board of Governors of the Federal Reserve System of the United States), order, writ, judgment, decree, determination or award presently in effect having applicability to Guarantor or the organizational documents of Guarantor the consequences of which violation is likely to materially and adversely impair the ability of Guarantor to perform its obligations under this Guaranty or (ii) violate or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any indenture, agreement or other instrument to which Guarantor is a party, or by which Guarantor or any of its property is bound, the consequences of which violation, conflict, breach or default is likely to materially and adversely impair the ability of Guarantor to perform its obligations under this Guaranty;
     (h) this Guaranty has been duly executed by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law;

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     (i) no authorization, consent, approval, license or formal exemption from, nor any filing, declaration or registration with, any Federal, state, local or foreign court, governmental agency or regulatory authority is required in connection with the making and performance by Guarantor of this Guaranty, except those which have already been obtained; and
     (j) Guarantor is not an “investment company” as that term is defined in, nor is it otherwise subject to regulation under, the Investment Company Act of 1940, as amended.
          11. Guarantor and Administrative Agent each acknowledge and agree that this Guaranty is a guarantee of payment and performance and not of collection and enforcement in respect of any obligations which may accrue to the Administrative Agent and/or the Banks from Borrower under the provisions of any Loan Document.
          12. Subject to the terms and conditions of the Credit Agreement, and in conjunction therewith, the Administrative Agent or any Bank may assign any or all of its rights under this Guaranty. In the event of any such assignment, the Administrative Agent shall give Guarantor prompt notice of same. If the Administrative Agent elects to sell all the Loans or participations in the Loans and the Loan Documents, including this Guaranty, the Administrative Agent or any Bank may forward to each purchaser and prospective purchaser all documents and information relating to this Guaranty or to Guarantor, whether furnished by Borrower or Guarantor or otherwise, subject to the terms and conditions of the Credit Agreement.
          13. Guarantor agrees, upon the written request of the Administrative Agent, to execute and deliver to the Administrative Agent, from time to time, any modification or amendment hereto or any additional instruments or documents reasonably considered necessary by the Administrative Agent or its counsel to cause this Guaranty to be, become or remain valid and effective in accordance with its terms, provided, that, any such modification, amendment, additional instrument or document shall not increase Guarantor’s obligations or diminish its rights hereunder and shall be reasonably satisfactory as to form to Guarantor and to Guarantor’s counsel.
          14. The representations and warranties of Guarantor set forth in this Guaranty shall survive until this Guaranty shall terminate in accordance with the terms hereof.
          15. This Guaranty contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements relating to such subject matter and may not be modified, amended, supplemented or discharged except by a written agreement signed by Guarantor and the Administrative Agent.
          16. If all or any portion of any provision contained in this Guaranty shall be

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determined to be invalid, illegal or unenforceable in any respect for any reason, such provision or portion thereof shall be deemed stricken and severed from this Guaranty and the remaining provisions and portions thereof shall continue in full force and effect.
          17. This Guaranty may be executed in counterparts which together shall constitute the same instrument.
          18. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission followed by telephonic confirmation or similar writing) and shall be addressed to such party at the address set forth below or to such other address as may be identified by any party in a written notice to the others:

If to Guarantor	Equity Office Properties Trust
Two North Riverside Plaza
Suite 2100
Chicago, Illinois 60606
Attn: Chief Financial Officer

With Copies of
Notices to Guarantor to:	Equity Office Properties Trust
Two North Riverside Plaza
Suite 2100
Chicago, Illinois 60606
Attn: Chief Legal Counsel
and
DLA Piper US LLP
203 North LaSalle Street
Suite 1900
Chicago, Illinois 60601
Attn: James M. Phipps, Esq.

If to the
Administrative Agent:	Bank of America, N.A.
One Independence Center
101 N. Tryon Street
Charlotte, NC 28255-0001
Attn: Cindy K. Fisher
Facsimile: (704) 409-0180
          Each such notice, request or other communication shall be effective (i) if given by telex or facsimile transmission, when such telex or facsimile is transmitted to the telex number or facsimile number specified in this Section and the appropriate answerback or facsimile confirmation is received, (ii) if given by certified registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery, (iii) if given by a nationally recognized overnight carrier, 24 hours after such communication is

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deposited with such carrier with postage prepaid for next day delivery, or (iv) if given by any other means, when delivered at the address specified in this Section.
          19. Any acknowledgment or new promise, whether by payment of principal or interest or otherwise by Borrower or Guarantor, with respect to the Guaranteed Obligations shall, if the statute of limitations in favor of Guarantor against the Administrative Agent shall have commenced to run, toll the running of such statute of limitations, and if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.
          20. This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of the Administrative Agent and the Banks and their successors and permitted assigns.
          21. The failure of the Administrative Agent to enforce any right or remedy hereunder, or promptly to enforce any such right or remedy, shall not constitute a waiver thereof, nor give rise to any estoppel against the Administrative Agent, nor excuse Guarantor from its obligations hereunder. Any waiver of any such right or remedy to be enforceable against the Administrative Agent must be expressly set forth in a writing signed by the Administrative Agent.
          22. (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
               (b) Any legal action or proceeding with respect to this Guaranty and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Guaranty, the Guarantor hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. The Guarantor irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Guarantor at its address for notices set forth herein. The Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Guarantor in any other jurisdiction.
               (c) GUARANTOR HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON OR

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ARISING OUT OF THIS GUARANTY. IT IS HEREBY ACKNOWLEDGED BY GUARANTOR THAT THE WAIVER OF A JURY TRIAL IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT TO ACCEPT THIS GUARANTY AND THAT THE LOANS MADE BY THE BANKS ARE MADE IN RELIANCE UPON SUCH WAIVER. GUARANTOR FURTHER WARRANTS AND REPRESENTS THAT SUCH WAIVER HAS BEEN KNOWINGLY AND VOLUNTARILY MADE, FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS GUARANTY MAY BE FILED BY THE ADMINISTRATIVE AGENT IN COURT AS A WRITTEN CONSENT TO A NON-JURY TRIAL.
               (d) Guarantor does hereby further covenant and agree to and with the Administrative Agent that Guarantor may be joined in any action against Borrower in connection with the Loan Documents and that recovery may be had against Guarantor in such action or in any independent action against Guarantor (with respect to the Guaranteed Obligations), without the Administrative Agent first pursuing or exhausting any remedy or claim against Borrower or its successors or assigns. Guarantor also agrees that, in an action brought with respect to the Guaranteed Obligations in any jurisdiction, it shall be conclusively bound by the judgment in any such action by the Administrative Agent (wherever brought) against Borrower or its successors or assigns, as if Guarantor were a party to such action, even though Guarantor was not joined as a party in such action.
               (e) Guarantor agrees to pay all reasonable expenses (including, without limitation, attorneys’ fees and disbursements) which may be incurred by the Administrative Agent or the Banks in connection with the enforcement of their rights under this Guaranty, whether or not suit is initiated.
          23. Notwithstanding anything to the contrary contained herein, this Guaranty shall terminate and be of no further force or effect upon the full performance and payment of the Guaranteed Obligations hereunder and the termination of the Commitments under the Credit Agreement. Upon termination of this Guaranty in accordance with the terms of this Guaranty, the Administrative Agent promptly shall deliver to Guarantor such documents as Guarantor or Guarantor’s counsel reasonably may request in order to evidence such termination.
          24. All of the Administrative Agent’s rights and remedies under each of the Loan Documents or under this Guaranty are intended to be distinct, separate and cumulative and no such right or remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any other right or remedy available to the Administrative Agent.
          25. The Guarantor shall not use any assets of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Internal Revenue Code (the “Code”) to repay or secure the Loan, the Note, the Obligations or this Guaranty. The Guarantor shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interests (direct or indirect) in Borrower,

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or attempt to do any of the foregoing or suffer any of the foregoing, or permit any party with a direct or indirect interest or right in Borrower to do any of the foregoing, if such action would cause the Note, the Loan, the Obligations, this Guaranty, or any of the Loan Documents or the exercise of any of the Administrative Agent’s or Bank’s rights in connection therewith, to constitute a prohibited transaction under ERISA or the Code (unless the Guarantor furnishes to the Administrative Agent a legal opinion satisfactory to the Administrative Agent that the transaction is exempt from the prohibited transaction provisions of ERISA and the Code (and for this purpose, the Administrative Agent and the Banks, by accepting the benefits of this Guaranty, hereby agree to supply Guarantor all relevant non-confidential, factual information reasonably necessary to such legal opinion and reasonably requested by Guarantor) or would otherwise result in the Administrative Agent or any of the Banks being deemed in violation of Sections 404 or 406 of ERISA or Section 4975 of the Code or would otherwise result in the Administrative Agent or any of the Banks being a fiduciary or party in interest under ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code. The Guarantor shall indemnify and hold each of the Administrative Agent and the Banks free and harmless from and against all loss, costs (including attorneys’ fees and expenses), expenses, taxes arid damages (including consequential damages) that each of the Administrative Agent and the Banks may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA necessary in Administrative Agent’s reasonable judgment as a result of Guarantor’s action or inaction or by reason of a breach of the foregoing provisions by Guarantor.
          26. This Guaranty shall become effective simultaneously with the making of the initial Loans under the Credit Agreement.
[SIGNATURE PAGE FOLLOWS]

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          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Guaranty as of the date and year first above written.

GUARANTOR:
EQUITY OFFICE PROPERTIES TRUST

By:	/s/ Maureen Fear

Name: Maureen Fear
Title: Senior Vice President, Treasurer
ACCEPTED:
BANK OF AMERICA, N.A.

By:	/s/ Stephen B. Carlson

Name: Stephen B. Carlson
Title: Vice President
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ACKNOWLEDGMENT FOR GUARANTOR

STATE OF ILLINOIS)
)SS.
COUNTY OF COOK	)
          On September 19, 2006, before me personally came Maureen Fear, to me known to be the person who executed the foregoing instrument, and who, being duly sworn by me, did depose and say that he is Maureen Fear of Equity Office Properties Trust, and that he executed the foregoing instrument in the organization’s name, and that he had authority to sign the same, and he acknowledged to me that he executed the same as the act and deed of said organization for the uses and purposes therein mentioned.
[Seal]

/s/ Amber Miller

Notary Public

(SEAL)
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